UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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WABCO HOLDINGS INC.

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MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

May 20, 2019

Dear WABCO Stockholders,

It is my pleasure to invite you to a special meeting of stockholders, which we refer to as the special meeting, of WABCO Holdings Inc., which we refer to as WABCO, to be held at Four Times Square, New York, New York 10036 on June 27, 2019, at 8:30 a.m., Eastern time. I hope that you will be able to attend.

At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time), which we refer to as the merger proposal, dated as of March 28, 2019, which we refer to as the merger agreement, by and among WABCO, ZF Friedrichshafen AG, which we refer to as ZF, and Verona Merger Sub Corp., which we refer to as Merger Sub, an indirect wholly owned subsidiary of ZF. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into WABCO, with WABCO surviving the merger as a wholly owned subsidiary of ZF, which we refer to as the merger.

If the merger agreement is adopted and the merger is completed, you will be entitled to receive $136.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock, par value $0.01, which we refer to as WABCO common stock, you own (unless you have properly exercised your appraisal rights with respect to such shares), which represents a 13.0% premium to the last undisturbed closing stock price of $120.75 on February 26, 2019, the date prior to media reports that ZF was considering a transaction with WABCO. The transaction also represents a premium of approximately 23.1% to WABCO’s undisturbed trailing three month volume-weighted average per share price of $110.90 and 21.8% to WABCO’s undisturbed trailing six month volume-weighted average per share price of $112.00, each as of February 26, 2019.

The receipt of cash in exchange for shares of WABCO common stock pursuant to the merger will generally be a taxable transaction to “U.S. holders” (as defined in the accompanying proxy statement) for United States federal income tax purposes. For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement—The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 of the accompanying proxy statement.

In addition to the merger proposal, you also will be asked to consider and vote on (i) a proposal to approve, by means of a non-binding, advisory vote, compensation that will or may become payable to the named executive officers of WABCO in connection with the merger and (ii) a proposal to approve one or more adjournments or postponements of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting.

The WABCO board of directors, which we refer to as the Board, after considering the reasons more fully described in this proxy statement and after consultation with legal and financial advisors, unanimously determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of WABCO and its stockholders, and declared it advisable to enter into the merger agreement and consummate the merger, approved the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, directed that the adoption of the merger agreement be submitted to a vote at the special meeting and unanimously resolved to recommend that WABCO stockholders vote in favor of the adoption of the merger agreement. The Board unanimously recommends that you vote:

(i)	“FOR” the proposal to adopt the merger agreement, thereby approving the merger and the other transactions contemplated by the merger agreement;

(ii)	“FOR” the proposal to approve, by means of a non-binding, advisory vote, compensation that will or may become payable to the named executive officers of WABCO in connection with the merger; and

(iii)

“FOR” the proposal to approve one or more adjournments or postponements of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting.

The enclosed proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain more information about WABCO from documents we file with the U.S. Securities and Exchange Commission, which we refer to as the SEC, from time to time.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of a majority of the shares of WABCO common stock outstanding and entitled to vote thereon. The failure of any stockholder to vote in person by ballot at the special meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you have any questions or need assistance voting your shares of WABCO common stock, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling +1 (888) 750-5834 toll-free.

On behalf of the Board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Jacques Esculier
Chairman and Chief Executive Officer

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated May 20, 2019 and, together with the enclosed form of proxy card, is first being mailed to WABCO stockholders on or about May 23, 2019.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 27, 2019

NOTICE IS HEREBY GIVEN that a special meeting of stockholders, which we refer to as the special meeting, of WABCO Holdings Inc., which we refer to as WABCO, will be held:

TIME AND DATE:	8:30 a.m., Eastern time, on June 27, 2019

PLACE:	Four Times Square, New York, New York 10036

ITEMS OF BUSINESS:

1.  To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time), which we refer to as the merger proposal, dated as of March 28, 2019, which we refer to as the merger agreement, by and among WABCO, ZF Friedrichshafen AG, which we refer to as ZF, and Verona Merger Sub Corp., which we refer to as Merger Sub, an indirect wholly owned subsidiary of ZF, a copy of which is attached as Annex A to the proxy statement accompanying this notice;

2.  To consider and vote on the proposal to approve, by means of a non-binding, advisory vote, compensation that will or may become payable to the named executive officers of WABCO in connection with the merger, which proposal we refer to as the merger-related compensation proposal; and

3.  To consider and vote on the proposal to approve one or more adjournments or postponements of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting, which proposal we refer to as the adjournment proposal.

ADJOURNMENTS AND POSTPONEMENTS:	Any action on the items of business described above may be considered at the special meeting or at any time and date to which the special meeting may be properly adjourned or postponed.

RECORD DATE:	Stockholders of record at the close of business on May 17, 2019 are entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof.

INSPECTION OF LIST OF STOCKHOLDERS OF RECORD:	A list of stockholders of record will be available for inspection at our principal executive offices located at 1220 Pacific Drive, Auburn Hills, Michigan 48326, during ordinary business hours during the ten day period before the special meeting and at the location of the special meeting during the special meeting.

VOTING:	Whether or not you plan to attend the special meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet as described in the proxy materials. You may also sign, date and mail the proxy card in the pre-paid envelope provided.

IMPORTANT INFORMATION:	Your vote is very important to us. The merger contemplated by the merger agreement, which we refer to as the merger, is conditioned on the receipt of, and we cannot consummate the merger unless the merger proposal receives, the affirmative vote of a majority of the shares of WABCO’s common stock, par value $0.01 per share, which we refer to as WABCO common stock, outstanding and entitled to vote thereon.

The affirmative vote of a majority of the voting power of the shares of WABCO common stock entitled to vote is required to approve the merger proposal. The affirmative vote of a majority of the voting power of the shares of WABCO common stock entitled to vote which are present, in person or by proxy, and voting at the special meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the merger-related compensation proposal. The affirmative vote of a majority of the voting power of the shares of WABCO common stock entitled to vote which are present, in person or by proxy, at the special meeting, whether or not a quorum is present, is required to approve the adjournment proposal.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the merger proposal but will not have any effect on the merger-related compensation proposal or the adjournment proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the merger proposal but will not have any effect on the merger-related compensation proposal or the adjournment proposal. Abstentions will have the same effect as a vote “AGAINST” the merger proposal, the merger-related compensation proposal and the adjournment proposal.

Stockholders who do not vote in favor of the merger proposal will have the right to seek appraisal of the fair value of their shares of WABCO common stock if they deliver a demand for appraisal before the vote is taken on the merger proposal and comply with all applicable requirements under Delaware law, which are summarized herein and reproduced in their entirety in Annex C to the accompanying proxy statement.

The WABCO Board of Directors unanimously recommends that you vote: (i) “FOR” the merger proposal, (ii) “FOR” the merger-related compensation proposal and (iii) “FOR” the adjournment proposal.

By Order of the Board of Directors,

May 20, 2019
Lisa Brown
Chief Legal Officer & Secretary

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET AS DESCRIBED IN THE PROXY MATERIALS. YOU MAY ALSO SIGN, DATE AND MAIL THE PROXY CARD IN THE PRE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished to you by such broker, bank or other nominee, which is considered the stockholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

IF YOU FAIL TO RETURN YOUR PROXY CARD, TO GRANT YOUR PROXY ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE, OR TO VOTE BY BALLOT IN PERSON AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL AND YOUR SHARES WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE SPECIAL MEETING. If you are a stockholder of record, voting in person by ballot at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a broker, bank or other nominee, you must obtain from the record holder, and bring to the special meeting, a valid proxy issued in your name in order to vote in person at the special meeting.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and annexes to the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of WABCO common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Toll-free: +1 (888) 750-5834

Banks & Brokers may call collect: +1 (212) 750-5833

Unless otherwise indicated or as the context otherwise requires, any references in this proxy statement to:

•	“Board” refers to the Board of Directors of WABCO;

•	“CFIUS” refers to the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity;

•	“closing” refers to the closing of the merger;

•	“closing date” refers to the date on which the closing occurs;

•	“Code” refers to the U.S. Internal Revenue Code of 1986;

•	“company incentive plans” refers to WABCO’s amended and restated 2009 omnibus incentive plan and its predecessor plans;

•	“continuing employees” refers to employees of WABCO and its subsidiaries who continue employment with ZF after the effective time;

•	“DGCL” refers to the General Corporation Law of the State of Delaware;

•	“DOJ” refers to the Antitrust Division of the U.S. Department of Justice;

•	“DPA” refers to the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all interim or final rules and regulations issued and effective thereunder;

•	“DSU” refers to a deferred stock unit granted pursuant to a company incentive plan;

•	“effective time” refers to the effective time of the merger;

•	“end date” refers to March 28, 2020, which will be extended to September 28, 2020 if certain conditions have not been satisfied on or before March 28, 2020, as set forth in the merger agreement;

•	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended;

•	“FTC” refers to the U.S. Federal Trade Commission;

•	“Goldman Sachs” refers to Goldman Sachs International;

•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“merger” refers to the merger of Merger Sub with and into WABCO, with WABCO continuing as the surviving entity and as a wholly owned subsidiary of ZF;

•	“merger agreement” refers to the Agreement and Plan of Merger (as it may be amended from time to time), dated as of March 28, 2019, by and among WABCO, ZF and Merger Sub;

•	“merger consideration” refers to $136.50 in cash, without interest, for each share of WABCO common stock held immediately prior to the effective time;

•	“merger proposal” refers to the proposal to adopt the merger agreement;

•	“Merger Sub” refers to Verona Merger Sub Corp., a Delaware corporation and an indirect wholly owned subsidiary of ZF;

•	“new plans” refer to employee benefit plans of ZF and its subsidiaries that continuing employees become eligible to participate in after the effective time;

•	“NYSE” refers to the New York Stock Exchange;

•	“old plans” employee benefit plans of WABCO and its subsidiaries (and their respective predecessors) before the effective time;

•	“preliminary proxy statement” refers to the preliminary proxy statement on Schedule 14A filed by WABCO with the SEC on April 18, 2019;

•	“PSU” refers to a performance stock unit granted pursuant to a company incentive plan;

•

“qualifying termination” refers to a termination of employment by WABCO without cause or a resignation by the executive officer for good reason, each occurring within twenty-four months after the effective time;

•	“RSU” refers to a restricted stock unit granted pursuant to a company incentive plan, other than a DSU;

•	“SEC” refers to the Securities and Exchange Commission;

•	“special meeting” refers to the special meeting of WABCO stockholders;

•	“stock option” refers to a stock option to purchase shares of WABCO common stock issued under a company incentive plan;

•	“stockholder approval” refers to the vote required to approve the merger proposal;

•	“Treasury Regulations” refers to the U.S. Treasury regulations promulgated under the Code;

•	“WABCO” refers to WABCO Holdings Inc., a Delaware corporation;

•	“WABCO common stock” refers to each share of WABCO common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time;

•	“WABCO stockholders” refers to the holders of shares of WABCO common stock; and

•	“ZF” refers to ZF Friedrichshafen AG, a stock corporation organized and existing under the laws of the Federal Republic of Germany.

i

ii

PROXY SUMMARY

This summary highlights selected information from this proxy statement related to the merger (as defined below). This summary may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement, including the merger agreement (as defined below), and the documents incorporated by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 100. The merger agreement is attached as Annex A to this proxy statement.

Except as otherwise specifically noted in this proxy statement or as the context otherwise requires, “WABCO,” “the Company,” “we,” “our” or “us” and similar words in this proxy statement refer to WABCO Holdings Inc., including, in certain cases, its subsidiaries. Throughout this proxy statement we refer to ZF Friedrichshafen AG, a stock corporation organized and existing under the laws of the Federal Republic of Germany, as “ZF” and to Verona Merger Sub Corp., a Delaware corporation and an indirect wholly owned subsidiary of ZF, as “Merger Sub”. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger (as it may be amended from time to time), dated as of March 28, 2019, by and among WABCO, ZF and Merger Sub, as the “merger agreement”. All references to the “merger” refer to the merger of Merger Sub with and into WABCO with WABCO surviving as a wholly owned subsidiary of ZF. WABCO, following completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation”.

Parties Involved in the Merger (page 30)

WABCO Holdings Inc.

WABCO is a leading global supplier of electronic, mechanical, electro-mechanical and aerodynamic products for the world’s major manufacturers of commercial trucks, buses and trailers, as well as passenger cars. WABCO engineers, develops, manufactures and sells integrated systems controlling advanced braking, stability, suspension, steering, transmission automation, as well as air compression and processing. These systems improve vehicle safety, efficiency and performance while reducing overall vehicle operating costs. WABCO estimates that approximately two out of every three commercial vehicles with advanced and conventional vehicle control systems worldwide are equipped with our products. For passenger cars, including sports utility vehicles, which we refer to as SUVs, WABCO supplies products for sophisticated, niche applications. WABCO provides components and systems throughout the life of a vehicle, from design and development to the aftermarket. By leveraging fleet connectivity, WABCO mobilizes vehicle intelligence to advance fleet safety, efficiency and security.

WABCO’s corporate headquarters is located at Giacomettistrasse 1, 3000 Bern 31, Switzerland and its telephone number is +45-315-813-300. WABCO common stock, par value $0.01 per share, which we refer to as WABCO common stock, is currently listed on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “WBC.”

History of Our Company

WABCO was founded in the United States in 1869 as Westinghouse Air Brake Company. WABCO was purchased by American Standard Companies Inc., which we refer to as American Standard, in 1968 and operated as the Vehicle Control Systems business division within American Standard until WABCO was spun off from American Standard on July 31, 2007. Subsequent to WABCO’s spin-off, American Standard changed its name to Trane Inc., which we refer to as Trane. On June 5, 2008, Trane was acquired in a merger with Ingersoll-Rand Company Limited, which we refer to as Ingersoll Rand, and exists today as a wholly owned subsidiary of Ingersoll Rand.

Products and Services

WABCO engineers, develops, manufactures and sells advanced braking, stability, suspension, steering, transmission automation and air management systems primarily for commercial vehicles. WABCO’s largest-selling products are pneumatic anti-lock braking systems, electronic braking systems, electronic stability control systems, brake controls, automated manual transmission systems, air disc brakes, and a large variety of conventional mechanical products such as actuators, air compressors and air control valves for medium and heavy-duty trucks, buses and trailers.

WABCO is also a global market leader in hydraulic components, controls and brake systems for heavy-duty, off-highway vehicles used, for example, in agriculture, construction and mining. WABCO is the only supplier with a complete portfolio of pneumatic and hydraulic braking and control systems for off-highway vehicles worldwide. WABCO is also the only supplier that provides a full range of aerodynamic devices for commercial vehicles worldwide. Aerodynamic products reduce the air drag of commercial trucks traveling long distances at highway speeds, thereby lowering fuel consumption and CO2 emissions. Aerodynamic devices help commercial vehicle fleet operators improve their operational efficiency and environmental performance. Furthermore, WABCO supplies advanced electronic suspension controls and vacuum pumps to the passenger car and SUV markets in Europe, North America and Asia. Additionally, WABCO supplies commercial vehicle aftermarket distributors and service partners, as well as fleet operators, with replacement parts, fleet management solutions, diagnostic tools, training and other expert services. WABCO also provides remanufacturing services globally.

Additional information about WABCO and its subsidiaries is included in documents incorporated by reference in this proxy statement (see the section entitled “Where You Can Find More Information” beginning on page 100) and on its website: https://www.wabco-auto.com. The information provided or accessible through WABCO’s website is not part of, or incorporated by reference in, this proxy statement.

ZF Friedrichshafen AG

ZF is a global leader in driveline and chassis technology as well as active and passive safety technology. ZF has a global workforce of 149,000 with approximately 230 locations in some 40 countries. In 2018, ZF achieved sales of €36.9 billion and as such, is one of the largest automotive suppliers worldwide.

ZF enables vehicles to see, think and act. ZF invests more than six percent of its sales in research and development annually—in particular for the development of efficient and electric drivelines and also in striving for a world without accidents. With its broad portfolio, ZF is advancing mobility and services for passenger cars, commercial vehicles and industrial technology applications.

ZF’s corporate headquarters is located at Löwentaler Straße 20, 88046, Friedrichshafen, Germany and its telephone number is +49 7541 77-0. ZF’s corporate web address is https://www.ZF.com.

Verona Merger Sub Corp.

Merger Sub is a Delaware corporation and an indirect wholly owned subsidiary of ZF formed on March 22, 2019, solely for the purpose of engaging in the merger and the other transactions contemplated under the merger agreement. Merger Sub’s principal executive offices are located at 12001 Tech Center Drive, Livonia, Michigan 48150 and its telephone number is +1 (734) 855-3539. Upon the closing of the merger, which we refer to as the closing, Merger Sub will merge with and into WABCO, and thereafter will cease to exist.

Certain Effects of the Merger on WABCO (page 32)

Upon the terms and subject to the conditions of the merger agreement and in accordance with the applicable provisions of the Delaware General Corporation Law, which we refer to as the DGCL, at the time at which the merger will become effective, which we refer to as the effective time, Merger Sub will merge with and into WABCO, with WABCO continuing as the surviving corporation and a wholly owned subsidiary of ZF.

Effect on WABCO if the Merger is Not Completed (page 32)

If the merger agreement is not adopted by the holders of shares of WABCO common stock, which we refer to as WABCO stockholders, or if the merger is not completed for any other reason, WABCO stockholders will not receive any payment for their shares of WABCO common stock. Instead, WABCO will remain a public company, WABCO common stock will continue to be listed and traded on the NYSE, and registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and WABCO will continue to file periodic reports with the U.S. Securities and Exchange Commission, which we refer to as the SEC.

Under certain specified circumstances, WABCO will be required to pay ZF a termination fee upon the termination of the merger agreement, and under certain other specified circumstances, ZF will be required to pay WABCO a reverse termination fee upon the termination of the merger agreement, as described under the section entitled “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Termination of the Merger Agreement—Merger Consideration—Termination Fees” beginning on page 83.

Effect on Capital Stock; Merger Consideration (page 64)

If the merger is completed, at the effective time, and without any action on the part of the holder, each share of WABCO common stock issued and outstanding immediately prior to the effective time (other than (i) shares of WABCO common stock owned by ZF, Merger Sub or any other direct or indirect wholly owned subsidiary of ZF immediately prior to the effective time (other than shares of WABCO common stock held on behalf of third parties), (ii) shares of WABCO common stock owned by WABCO immediately prior to the effective time, including treasury shares (other than shares of WABCO common stock held on behalf of third parties), which, in the case of clauses (i) and (ii), we collectively refer to as the cancelled shares and (iii) dissenting shares (as defined in the section entitled “Proxy Summary—Appraisal Rights (page 93)” beginning on page 8)) will be converted into the right to receive $136.50 per share in cash, without interest, which we refer to as the merger consideration, less any applicable withholding taxes. All shares, when so converted into the right to receive the merger consideration, will automatically be cancelled and will cease to exist.

As described under the section entitled “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Merger Consideration—Exchange Procedures” beginning on page 65, at the closing, and concurrently with the effective time, ZF will deposit, or cause to be deposited, with a designated paying agent (as defined in “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Effect on Capital Stock; Merger Consideration—Exchange Procedures” beginning on page 65) a cash amount in immediately available funds sufficient for the payment of the merger consideration.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the merger consideration, but you no longer will have any rights as a WABCO stockholder as a result of the merger (except for the right to receive the merger consideration and except that stockholders who properly exercise and perfect their demand for appraisal will instead have such rights as granted by Section 262 of the DGCL, as described under the section entitled “Appraisal Rights” beginning on page 93).

The Special Meeting (page 25)

Date, Time and Place

The special meeting of WABCO stockholders, which we refer to as the special meeting, will be held at Four Times Square, New York, New York 10036 on June 27, 2019, at 8:30 a.m., Eastern time.

Purpose

At the special meeting, we will ask WABCO stockholders of record as of the close of business on May 17, 2019, which we refer to as the record date, to consider and vote on the following proposals:

•	the adoption of the merger agreement, a copy of which is attached as Annex A to the proxy statement accompanying this notice, which we refer to as the merger proposal;

•

the approval, by means of a non-binding, advisory vote, of compensation that will or may become payable to the named executive officers of WABCO in connection with the merger, which we refer to as the merger-related compensation proposal; and

•

the approval of one or more adjournments or postponements of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting, which we refer to as the adjournment proposal.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of WABCO common stock as of the close of business on the record date. You will have one vote at the special meeting for each share of WABCO common stock you owned as of the close of business on the record date.

Quorum

A majority in voting power of WABCO common stock issued and outstanding and entitled to vote at the special meeting, which are present in person or by proxy, constitutes a quorum at the special meeting. As of the close of business on the record date, there were 51,234,022 shares of WABCO common stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by mail, telephone or the Internet, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. As a result, 25,617,012 shares of WABCO common stock must be present in person or by proxy to have a quorum. If a quorum is not present, the special meeting will be adjourned or postponed until a quorum is obtained, subject to the terms of the merger agreement. The affirmative vote of a majority of the voting power of the shares of WABCO common stock entitled to vote which are present, in person or by proxy, at the special meeting or the chairman of the special meeting may adjourn or postpone the special meeting.

Required Vote

The merger proposal: The affirmative vote of a majority of the voting power of the shares of WABCO common stock entitled to vote is required to approve the merger proposal, which we refer to as stockholder approval. This means that the proposal will be approved if the number of shares voted “FOR” the merger proposal is greater than 50% of the total number of the votes that can be cast in respect of the outstanding shares of WABCO common stock entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.

The merger-related compensation proposal: The affirmative vote of a majority of the voting power of the shares of WABCO common stock entitled to vote which are present, in person or by proxy, and voting at the special meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the merger-related compensation proposal. This means that the proposal will be approved if the number of shares voted “FOR” the merger-related compensation proposal is greater than 50% of the total number of shares of WABCO common stock entitled to vote which are present, in person or by proxy, at the special meeting, provided a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the merger-related compensation proposal. Broker non-votes will not have any effect on the merger-related compensation proposal.

The adjournment proposal: The affirmative vote of a majority of the voting power of the shares of WABCO common stock entitled to vote which are present, in person or by proxy, at the special meeting, whether or not a quorum is present, is required to approve the adjournment proposal. This means that the proposal will be approved if the number of shares voted “FOR” the adjournment proposal is greater than 50% of the total number of shares of WABCO common stock entitled to vote which are present, in person or by proxy, at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. Broker non-votes will not have any effect on the adjournment proposal.

Share Ownership of WABCO Directors and Executive Officers

As of the close of business on the record date, WABCO directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 280,737 shares of WABCO common stock (excluding any shares of WABCO common stock that would be delivered upon exercise or conversion of stock options or other equity-based awards), which represented approximately 0.55% of the outstanding shares of WABCO common stock on that date. It is expected that WABCO directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal, although none of them has entered into any agreement requiring them to do so.

Voting of Proxies

Any WABCO stockholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by mail or voting electronically over the Internet or by telephone, or may vote in person by appearing at the special meeting. If your shares are held in a brokerage account at a brokerage firm, bank, broker-dealer, or similar organization, then you are the “beneficial owner” of shares held in “street name,” and you should instruct your broker, bank or other nominee on how you wish to vote your shares of WABCO common stock using the instructions provided by your broker, bank or other nominee. Under applicable stock exchange rules, if you fail to instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee only has discretion to vote your shares on discretionary matters. The merger proposal, the merger-related compensation proposal and the adjournment proposal are non-discretionary matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or other nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy, signing another proxy card with a later date and returning it to us prior to the special meeting or attending the special meeting and voting in person. Proxies submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern time, on June 26, 2019. If you hold your shares of WABCO common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote.

Recommendation of the WABCO Board and Reasons for the Merger (page 42)

The board of directors of WABCO, which we refer to as the Board, after considering various factors described under the section entitled “Proposal 1: Adoption of the Merger Agreement—The Merger—Recommendation of the WABCO Board and Reasons for the Merger” beginning on page 42 and after consultation with legal and financial advisors, unanimously determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of WABCO and its stockholders, and declared it advisable to enter into the merger agreement and consummate the merger, approved the execution and delivery of the merger agreement by WABCO and the consummation of the transactions contemplated thereby, including the merger, directed that the adoption of the merger agreement be submitted to a vote at the special meeting, and unanimously resolved to recommend that WABCO stockholders vote in favor of the adoption of the merger agreement.

The Board unanimously recommends that you vote (i) “FOR” the merger proposal, (ii) “FOR” the merger-related compensation proposal and (iii) “FOR” the adjournment proposal.

Opinion of WABCO’s Financial Advisor (page 48)

Opinion of Goldman Sachs International

Goldman Sachs International, which we refer to as Goldman Sachs, delivered its opinion to the Board that, as of March 28, 2019 and based upon and subject to the factors and assumptions set forth therein, the $136.50 in cash per share to be paid to the holders of shares (other than ZF and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 28, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the merger and the other transactions contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of shares should vote with respect to the merger or the other transactions contemplated by the merger agreement or any other matter. Pursuant to an engagement letter between WABCO and Goldman Sachs, WABCO has agreed to pay Goldman Sachs a transaction fee of approximately $46,600,000, all of which is contingent upon consummation of the merger.

Financing of the Merger (page 58)

The merger is not conditioned on ZF’s ability to obtain financing. ZF and Merger Sub have represented to WABCO that they will have available to them, together with WABCO’s cash on hand, sufficient funds at the effective time to pay all amounts required to be paid by ZF and Merger Sub pursuant to the terms of the merger agreement, including amounts required to pay the aggregate merger consideration, the amounts required in connection with the Indian offer (as defined in “Proposal 1: Adoption of the Merger Agreement—The Merger—Financing of the Merger” beginning on page 58), the amounts required to refinance any outstanding indebtedness of WABCO required to be refinanced pursuant to the terms of the merger agreement and to pay all associated fees, costs and expenses. ZF expects to finance the merger through proceeds from debt financing.

ZF has made available to WABCO a copy of a fully executed credit facilities agreement, dated the date of the merger agreement, which we refer to as the credit facilities agreement, with J.P. Morgan Securities plc, JPMorgan Chase Bank, N.A., London Branch and J.P. Morgan Europe Limited, which we collectively refer to as the financing sources. Pursuant to the credit facilities agreement, and subject to the terms and conditions set forth therein, the financing sources have committed to provide ZF with loans under senior unsecured credit facilities, which we refer to as the credit facilities. The funding of the credit facilities provided for in the credit facilities agreement is contingent on the satisfaction of customary conditions, including the consummation of the merger in accordance with the merger agreement.

For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement—The Merger—Financing of the Merger” beginning on page 58.

Treatment of Equity and Cash Incentive Compensation (page 64)

WABCO executive officers and employees hold various types of compensatory awards with respect to WABCO common stock, in addition to annual and long-term cash incentive awards granted under WABCO’s amended and restated 2009 omnibus incentive plan and its predecessor plans, which we collectively refer to as company incentive plans. Our non-employee directors hold awards of deferred stock units granted pursuant to company incentive plans, which we refer to as DSUs. The merger agreement provides that at the effective time, all equity awards will be converted into the right to receive a payment in cash equal to $136.50 (less the applicable exercise price for any stock option) multiplied by the number of shares underlying the applicable equity award, with shares underlying PSU (as defined in the section entitled “Proxy Summary—Interests of WABCO Non-Employee Directors and Executive Officers in the Merger (page 55)” beginning on page 7) awards determined based on actual performance for PSUs with a performance period ending on December 31, 2019 and at the target level of performance for all other PSUs. Cash awards, including annual and long-term incentive awards granted under the company incentive plans, will convert into the right to receive cash based on the actual level of achievement of the applicable performance metrics, as determined by the Board or a committee thereof, pro-rated to reflect the period from and including the first day of the applicable performance period through and including the day on which the effective time occurs. Payment in respect of such awards will be less applicable tax withholding and the parties will cooperate to minimize the tax impact of the treatment described above for individuals located outside of the United States, to the extent such actions do not result in any increased costs or liabilities to WABCO or its subsidiaries.

For a more complete description of the treatment of equity and cash incentive awards granted under the company incentive plans, see the section entitled “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Effect on Capital Stock; Merger Consideration—Treatment of Equity and Cash Incentive Compensation” beginning on page 64.

Interests of WABCO Non-Employee Directors and Executive Officers in the Merger (page 55)

WABCO non-employee directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of and considered these, among other matters, in evaluating and overseeing the negotiation of the merger agreement, in approving the merger agreement and the merger and in recommending that WABCO stockholders vote in favor of the merger proposal. As described in more detail below, these interests potentially include:

•

the accelerated vesting upon the closing of 49,265 restricted stock units granted pursuant to company incentive plans, other than DSUs, which we refer to as RSUs, and 86,012 performance stock units granted pursuant to company incentive plans, which we refer to as PSUs, held by WABCO executive officers with an aggregate estimated value of $18,465,311;

•	the payment upon the closing of 27,815 DSUs held by WABCO non-employee directors with an aggregate estimated value of $3,796,748;

•	the accelerated vesting upon the closing of cash incentive awards granted pursuant to the company incentive plans held by WABCO executive officers with an aggregate estimated value of $9,974,520;

•

the payment of certain severance payments and benefits that the executive officers of WABCO may become entitled to receive under the WABCO change of control severance plan, if they experience a qualifying termination of employment following the closing, with an aggregate estimated value of $18,535,254; and

•

certain indemnification arrangements for WABCO directors and executive officers and the continuation of certain insurance arrangements for WABCO directors and executive officers for six years after the closing.

For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement—The Merger—Interests of WABCO Non-Employee Directors and Executive Officers in the Merger” beginning on page 55.

Appraisal Rights (page 93)

Any shares of WABCO common stock that are issued and outstanding immediately prior to the effective time and as to which the holders thereof have not voted in favor of the merger proposal and are entitled to demand and properly demand appraisal of such shares of WABCO common stock pursuant to Section 262 of the DGCL and, as of the effective time, have neither failed to perfect, nor effectively withdrawn or lost rights to appraisal under the DGCL, which we collectively refer to as the dissenting shares. Any dissenting shares will not be converted into the right to receive the merger consideration, unless and until the holder of such shares will have effectively withdrawn or lost such holder’s right to appraisal under the DGCL, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL. At the time of such withdrawal, loss or determination, such shares of WABCO common stock will no longer be deemed dissenting shares and will be treated as if they had been converted into the right to receive, as of the effective time, the merger consideration, less applicable tax withholdings, upon surrender of such certificates that formerly represented such shares of WABCO common stock, and such holder thereof will cease to have any other rights with respect to such shares. Each holder of dissenting shares will only be entitled to such consideration as may be due with respect to such dissenting shares pursuant to Section 262 of the DGCL.

To exercise your appraisal rights, you must submit a written demand for appraisal to WABCO before the vote is taken on the merger proposal, you must not submit a blank proxy or otherwise vote in favor of the merger proposal and you must continue to hold the shares of WABCO common stock of record through the effective time. Your failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. If you hold your shares of WABCO common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee. Stockholders should refer to the discussion under the section entitled “Appraisal Rights” beginning on page 93 and the DGCL requirements for exercising appraisal rights reproduced and attached as Annex C to this proxy statement.

U.S. Federal Income Tax Consequences of the Merger (page 59)

The exchange of WABCO common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined in “Proposal 1: Adoption of the Merger Agreement—The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 59) of WABCO common stock who exchanges shares of WABCO common stock for cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. If you are a non-U.S. holder, the merger generally will not result in U.S. federal income tax to you unless you have certain connections with the United States.

This proxy statement contains general discussions of U.S. federal income tax consequences of the merger. This description does not address any non-U.S. tax consequences, nor does it pertain to state, local or other tax consequences. Consequently, you are urged to contact your own tax advisor to determine the particular tax consequences to you of the merger.

Regulatory Approvals (page 60)

WABCO and ZF have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the merger and the other transactions contemplated by the merger agreement, including obtaining any requisite approvals, subject to certain specified limitations under the merger agreement. This includes using reasonable best efforts to obtain all requisite approvals, clearances, orders, decisions, decrees or authorizations or expirations of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and from the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity, which we refer to as CFIUS, under the Defense Production Act of 1950, as amended, which we refer to as the DPA. The merger is also conditioned upon receipt of certain foreign approvals.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the closing, including the requirement to divest assets. In furtherance thereof, WABCO and ZF have also agreed to work together and use their respective reasonable best efforts to cause WABCO to divest certain interests and assets, which we refer to as the specified business. ZF has agreed, subject to certain exceptions, to make divestitures and take remedial actions required by regulators so long as such actions do not result in a material adverse effect on the combined company, after giving effect to the merger. ZF is not required to divest a portion of, or certain assets primarily related to, specific product lines or business divisions. These conditions or changes could result in the conditions to the closing not being satisfied.

Legal Proceedings Regarding the Merger (page 62)

On April 23, 2019, a putative class action complaint was filed against WABCO and the Board in the United States District Court for the District of Delaware under the caption Collier v. WABCO Holdings Inc., et al., No. 1:19-cv-00729 (D. Del.). A second putative class action complaint was filed on April 24, 2019 against WABCO and the Board in the United States District Court for the District of Delaware under the caption Kent v. WABCO Holdings Inc., et al., No. 1:19-cv-00735 (D. Del.). A third complaint was filed on April 29, 2019 against WABCO and the Board in the United States District Court for the District of Delaware under the caption Stein v. WABCO Holdings Inc., et al., No. 1:19-cv-00782 (D. Del.). A fourth complaint was filed on May 2, 2019 against WABCO and the Board in the United States District Court for the District of Delaware under the caption Kengchoon v. WABCO Holdings Inc., et al., No. 1:19-cv-00816 (D. Del.). The complaints allege that the preliminary proxy statement on Schedule 14A filed by WABCO with the SEC on April 18, 2019, which we refer to as the preliminary proxy statement, among other things, omitted material information in violation of Sections 14(a) and 20(a) of the Exchange Act, rendering the preliminary proxy statement false and misleading. Among other remedies, the complaints seek to enjoin the special meeting and the closing, as well as damages, costs and attorneys’ fees. The defendants believe that the lawsuits are without merit.

No Solicitation (page 72)

As of the date of the merger agreement, WABCO agreed, and to cause its subsidiaries and their respective attorneys, investment bankers and other advisors or representatives, which we collectively refer to as representatives, to immediately cease and cause to be terminated any solicitations, discussions, negotiations or other activities with any person (other than ZF or Merger Sub) in connection with an acquisition proposal (as defined in “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Additional Agreements—No Solicitation” beginning on page 72).

Under the merger agreement, WABCO is generally not permitted to solicit or discuss acquisition proposals with third parties, subject to certain exceptions.

Except as expressly permitted by the merger agreement, WABCO will not, and will cause its subsidiaries, directors, officers and employees not to, and will direct and use its reasonable best efforts to cause the representatives of WABCO and its subsidiaries not to, directly or indirectly:

•

initiate, solicit or knowingly encourage or otherwise knowingly facilitate any inquiries with respect to, or the making of, any acquisition proposal or any offer or proposal that could reasonably be expected to lead to an acquisition proposal;

•

engage, continue or otherwise participate in any negotiations or discussions concerning, or provide access to properties, books and records or any confidential information or data to, any person relating to an acquisition proposal or any offer or proposal that could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal;

•

execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal or enter into any agreement or agreement in principle requiring WABCO to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations under the merger agreement;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of WABCO or any of its subsidiaries;

•

approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL other than in connection with a change of recommendation (as defined in “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Additional Agreements—Change of Recommendation” beginning on page 74) or termination of the merger agreement permitted pursuant to the merger agreement; or

•	resolve or agree to do any of the foregoing.

Notwithstanding the restrictions described above, under certain circumstances prior to obtaining the stockholder approval at the special meeting, WABCO is permitted to furnish information with respect to WABCO and its subsidiaries subject to a confidentiality agreement and engage in negotiations or discussions with the person making a bona fide acquisition proposal that was not initiated, solicited, encouraged or facilitated in violation of the merger agreement in any material respect (including the non-solicitation restrictions described above) if the Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that such acquisition proposal could reasonably be expected to constitute, result in or lead to a superior proposal (as defined in “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Additional Agreements—No Solicitation” beginning on page 72), and which acquisition proposal did not result from a breach of the merger agreement.

For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Additional Agreements—No Solicitation” beginning on page 72.

Change of Recommendation (page 74)

As described under the section entitled “The Special Meeting—Board of Directors’ Recommendation” beginning on page 27, the Board has recommended that WABCO stockholders vote “FOR” the merger proposal. The merger agreement provides that the Board will not withdraw, modify or change its recommendation (or formally resolve to effect or publicly propose to effect any of the foregoing), subject to certain exceptions. If the Board withdraws, modifies or changes its recommendation (or formally resolves to effect or publicly proposes to effect any of the foregoing), it constitutes what we refer to as a change of recommendation.

The Board may effect a change of recommendation only if either (i) a bona fide acquisition proposal that was not initiated, solicited, encouraged (in any material respect) or facilitated (in any material respect) in violation of the merger agreement is received and the Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that such acquisition proposal constitutes a “superior proposal” or (ii) there exists any event, development, change, effect or occurrence that was not known by the Board (or if known, the consequences of which were not known or reasonably foreseeable) as of the date of the merger agreement (each of which we refer to as an intervening event) and, in each case of clauses (i) and (ii) above, the Board determines in good faith after consultation with its outside legal counsel that the failure of the Board to effect a change of recommendation would be inconsistent with its fiduciary duties.

Additionally, prior to effecting a change of recommendation based on a superior proposal described in clause (i) above, WABCO must comply with certain notice procedures promptly and, in any event, within twenty-four hours (including by providing notice of the material terms and conditions of the superior proposal and the identity of the third party making such superior proposal) and provide ZF a five business day “match right.” Prior to effecting a change of recommendation based on an intervening event as described in clause (ii) above, WABCO must deliver to ZF a written notice informing ZF that the Board proposes to change its recommendation based on such intervening event no less than three business days prior to effecting such change of recommendation.

Unless the merger agreement is terminated, WABCO is required to take all reasonable action to duly call, give notice of, convene and hold the special meeting of WABCO stockholders to adopt the merger agreement, even if the Board has changed its recommendation with respect to the merger; however, in no event is WABCO required to give notice of the special meeting prior to May 23, 2019 or hold the special meeting prior to June 27, 2019.

For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Additional Agreements—Change of Recommendation” beginning on page 74.

Conditions to the Closing (page 80)

The following are certain of the conditions that must be satisfied or waived before the merger may be consummated:

•	receipt of the stockholder approval;

•

the absence of a law, statute, rule, regulation, executive order or other order (whether temporary, preliminary or permanent) having been enacted, entered, promulgated or enforced by any governmental entity of competent jurisdiction which prohibits, restrains or enjoins the consummation of the merger;

•

the expiration or early termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act and the receipt of any approvals required in connection with the merger by the competent authorities pursuant to the non-U.S. antitrust laws applicable in certain jurisdictions;

•	the receipt of CFIUS clearance;

•

the accuracy of the representations and warranties of WABCO, ZF and Merger Sub in the merger agreement, subject in certain instances to materiality or material adverse effect qualifiers, as of the date on which closing occurs, which we refer to as the closing date;

•

(i) the performance in all material respects by WABCO, on the one hand, and ZF and Merger Sub, on the other hand, of their respective obligations and (ii) the compliance in all material respects by WABCO, on the one hand, and ZF and Merger Sub, on the other hand, of the agreements and covenants required to be performed by or complied with by each of the parties, in each case, under the merger agreement at or prior to the closing; and

•

since the date of the merger agreement, no events, developments, changes, effects or occurrences having occurred that have had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect.

For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Conditions to the Closing” beginning on page 80.

Termination of the Merger Agreement (page 82)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time:

•	by the mutual written consent of ZF and WABCO;

•	by either ZF or WABCO, if:

•

the merger has not been consummated by 11:59 p.m., Eastern time, on March 28, 2020, which we refer to as the end date, provided that the end date will be extended to September 28, 2020 if all conditions are satisfied other than receipt of antitrust or CFIUS regulatory approvals and absence of legal restraints related to antitrust or CFIUS laws; provided that a party will not be able to terminate the merger agreement if it is in material breach of the merger agreement and such breach is the primary cause of the failure of the merger to occur on or before the end date;

•

an order or action having the effect of making the merger illegal or otherwise prohibiting consummation of the merger becomes final and nonappealable or in the event of a CFIUS turndown (as defined in the section entitled “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Termination of the Merger Agreement—Termination” beginning on page 82); provided that a party will not be able to terminate the merger agreement if it is in material breach of the merger agreement and such breach is the primary cause of the issuance of such legal restraint; or

•	the stockholder approval has not been obtained at the special meeting or any adjournment or postponement thereof.

•	by ZF if:

•

WABCO has breached any representation, warranty, covenant or agreement or any representation or warranty is untrue, such that the conditions relating to the accuracy of WABCO’s representations and warranties or performance of covenants and agreements would not be satisfied (and such breach or condition is not curable); provided that ZF will not be able to terminate the merger agreement if ZF or Merger Sub is in material breach of any of its covenants or agreements contained in the merger agreement;

•	prior to, but not after, obtaining the stockholder approval, a change of recommendation has occurred;

•	the Board has recommended, approved or otherwise declared advisable, prior to obtaining the stockholder approval, to WABCO stockholders an acquisition proposal other than the merger;

•

the Board has formally resolved to effect or publicly announced an intention to effect a change of recommendation or entry into an acquisition proposal other than the merger, prior to obtaining the stockholder approval; or

•

WABCO has willfully breached the non-solicitation covenants described above or its obligation to hold the special meeting in accordance with the timeframe set forth in the merger agreement and, in such case, such breach is not curable or such breach has not been cured within three business days’ notice thereof by ZF to WABCO.

•	by WABCO if:

•

ZF or Merger Sub has breached any representation, warranty, covenant or agreement or any representation or warranty is untrue, such that the conditions relating to the accuracy of ZF’s or Merger Sub’s representations and warranties or performance of covenants and agreements would not be satisfied (and such breach or condition is not curable); provided that WABCO will not be able to terminate the merger agreement if WABCO is in material breach of any of its covenants or agreements contained in the merger agreement; or

•

prior to, but not after, obtaining the stockholder approval, in order to enter into a definitive written agreement providing for a superior proposal, in accordance with, and subject to the terms and conditions of the merger agreement.

For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Termination of the Merger Agreement—Termination” beginning on page 82.

Termination Fees (page 83)

WABCO will be required to pay a termination fee of $211 million to ZF if the merger agreement is terminated under specified circumstances, which we refer to as the termination fee. ZF will be required to pay a termination fee of $211 million to WABCO if the merger agreement is terminated under certain other specified circumstances, which we refer to as the reverse termination fee. In no event will WABCO or ZF, as the case may be, be required to pay the termination fee or the reverse termination fee, as applicable, on more than one occasion. For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Termination of the Merger Agreement—Termination Fees” beginning on page 83.

Market Prices and Dividend Data (page 89)

On May 17, 2019, the latest practicable trading day before the date of this proxy statement, the closing price of WABCO common stock was $130.67 per share and on February 26, 2019, the date prior to media reports that ZF was considering a transaction with WABCO, the closing price of WABCO common stock was $120.75 per share.

Under the terms of the merger agreement, from March 28, 2019, until the effective time, WABCO may not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock without ZF’s prior written consent.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a WABCO stockholder. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement (including the merger agreement), and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 100. The merger agreement is attached as Annex A to this proxy statement.

Q:	Why am I receiving these proxy materials?

A:

On March 28, 2019, WABCO entered into the merger agreement providing for the merger of Merger Sub with and into WABCO, with WABCO surviving the merger as a wholly owned subsidiary of ZF. The Board is furnishing this proxy statement and form of proxy card to the holders of WABCO common stock in connection with the solicitation of proxies in favor of the proposal to adopt the merger agreement and to approve the other proposals to be voted on at the special meeting or any adjournments or postponements thereof. This proxy statement includes information that we are required to provide to you under the rules of the SEC and is designed to assist you in voting on the matters presented at the special meeting. WABCO stockholders of record as of the close of business on May 17, 2019 may attend the special meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q:	What is included in the proxy materials?

A:	The proxy materials include the proxy statement and the annexes to the proxy statement, including the merger agreement, and a proxy card or voting instruction form.

Q:	When and where is the special meeting?

A:	The special meeting will take place on June 27, 2019, at 8:30 a.m., Eastern time, at Four Times Square, New York, New York 10036.

Q:	What is the proposed merger and what effects will it have on WABCO?

A:

The proposed merger is the acquisition of WABCO by ZF through the merger of Merger Sub with and into WABCO pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by the requisite number of shares of WABCO common stock and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into WABCO, with WABCO continuing as the surviving corporation. As a result of the merger, WABCO will become a wholly owned subsidiary of ZF and you will no longer own shares of WABCO common stock. WABCO expects to delist its common stock from the NYSE as promptly as practicable after the effective time and de-register its common stock under the Exchange Act as promptly as practicable after such delisting. Thereafter, WABCO would no longer be a publicly traded company.

Q:	What will I receive if the merger is completed?

A:

Upon the closing, you will be entitled to receive the merger consideration of $136.50 in cash, without interest and less applicable tax withholdings, for each share of WABCO common stock that you own, unless you have properly exercised and perfected and not withdrawn your demand for appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of WABCO common stock, you will receive $13,650.00 in cash, without interest and less any applicable withholding taxes, in exchange for your shares of WABCO common stock. In no case will you own shares in the surviving corporation.

Q:	Who is entitled to vote at the special meeting?

A:

If your shares of WABCO common stock are registered in your name in the records of the transfer agent, Computershare Trust Company, N.A., which we refer to as Computershare, as of the close of business on the record date, you are a “stockholder of record” for purposes of the special meeting and are eligible to attend and vote. If you hold shares of our common stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold your shares in “street name” and the record owner of your shares is your broker, bank or similar institution. Instructions on how to vote shares held in street name are described under the question “How do I vote my shares?” below.

Q:	How many votes do I have?

A:	You will have one vote for each share of WABCO common stock owned by you, as a stockholder of record or in street name, as of the close of business on the record date.

Q:	May I attend the special meeting and vote in person?

A:

Yes. All WABCO stockholders as of the close of business on the record date may attend the special meeting and vote in person. All WABCO stockholders will need to present government-issued photo identification to be admitted to the special meeting. The use of cameras, sound recording equipment, communication devices or any other similar equipment is prohibited at the special meeting without the express written permission of WABCO. Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy card or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you held your shares in “street name,” because you are not the stockholder of record, you may not vote your shares in person in the special meeting unless you request and obtain, and bring to the special meeting, a valid proxy from your broker, bank or other nominee.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to consider and vote on the following proposals:

•	the merger proposal;

•	the merger-related compensation proposal; and

•	the adjournment proposal.

Q:	How does the Board recommend that I vote?

A:

The Board, after considering various factors described under “Proposal 1: Adoption of the Merger Agreement—The Merger—Recommendation of the WABCO Board and Reasons for the Merger” beginning on page 42, and after consultation with its legal and financial advisors, unanimously determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of WABCO and its stockholders, and declared it advisable to enter into the merger agreement and consummate the merger, approved the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, directed that the adoption of the merger agreement be submitted to a vote at the special meeting and unanimously resolved to recommend that WABCO stockholders vote in favor of the adoption of the merger agreement.

The Board unanimously recommends that you vote

•	“FOR” the merger proposal;

•	“FOR” the merger-related compensation proposal; and

•	“FOR” the adjournment proposal.

Q:	How does the merger consideration compare to the market price of WABCO common stock?

A:

The merger consideration represents a 13.0% premium to the last undisturbed closing stock price of $120.75 on February 26, 2019, the date prior to media reports that ZF was considering a transaction with WABCO and WABCO’s confirmation that it had been approached by ZF and had engaged in preliminary discussions with ZF. The merger consideration represents a premium of approximately 23.1% to WABCO’s undisturbed trailing three month volume-weighted average per share price of $110.90 and 21.8% to WABCO’s undisturbed trailing six month volume-weighted average per share price of $112.00, each as of February 26, 2019.

Q:	Will WABCO pay a quarterly dividend before the closing?

A:

Under the terms of the merger agreement, from March 28, 2019 until the effective time, WABCO may not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock. See the section entitled “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Conduct of Business Pending the Merger” beginning on page 70.

Q:	Does ZF have the financial resources to complete the merger?

A:

ZF has secured committed debt financing from the financing sources providing ZF with sufficient funds, together with other sources of funds available to ZF at the effective time, to consummate the merger and pay all associated fees, costs and expenses with respect to the merger. In connection with entering into the merger agreement, ZF entered into a credit facilities agreement. Consummation of the merger is not conditioned on ZF or Merger Sub obtaining financing. The funding of the credit facilities provided for in the credit facilities agreement is contingent on the satisfaction of customary conditions, including the consummation of the merger in accordance with the merger agreement.

For a more complete description of sources of funding for the merger and related costs, see “Proposal 1: Adoption of the Merger Agreement—The Merger—Financing of the Merger” beginning on page 58.

Q:	What do I need to do now?

A:

We encourage you to read this proxy statement, the annexes to this proxy statement (including the merger agreement), and the documents we refer to in this proxy statement carefully and consider how the merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your shares.

Q:	How do I vote my shares?

A:	For WABCO stockholders of record: If you are eligible to vote at the special meeting and are a stockholder of record, you may submit your proxy or cast your vote in any of four ways:

•

By Internet—If you have Internet access, you may submit your proxy by following the instructions provided with your proxy materials and on your proxy card. Proxies submitted via Internet must be received by 11:59 p.m., Eastern time, on June 26, 2019.

•

By Telephone—You can also submit your proxy by telephone by following the instructions provided with your proxy materials and on your proxy card. Proxies submitted via telephone must be received by 11:59 p.m., Eastern time, on June 26, 2019.

•	By Mail—You may submit your proxy by completing the proxy card enclosed with those materials, signing and dating it and returning it in the pre-paid envelope we have provided.

•

In Person at our Special Meeting—You can vote in person at our special meeting. In order to gain admittance, you must present valid government-issued photo identification, such as a driver’s license or passport.

For holders in street name: If you hold your shares in street name and, therefore, are not a stockholder of record, you will need to follow the specific voting instructions provided to you by your broker, bank or other similar institution. If you wish to vote your shares in person at our special meeting, you must obtain a valid proxy from your broker, bank or similar institution, granting you authorization to vote your shares. In order to attend and vote your shares held in street name at our special meeting, you will need to present valid government-issued photo identification, such as a driver’s license or passport, and hand in the valid proxy from your broker, bank or similar institution, along with a signed ballot that you can request at the special meeting. You will not be able to attend and vote your shares held in street name at the special meeting without valid government-issued photo identification such as a driver’s license or passport, a valid proxy from your broker, bank or similar institution and a signed ballot.

If you submit your proxy by Internet, telephone or mail, and you do not subsequently revoke your proxy, your shares of WABCO common stock will be voted in accordance with your instructions.

Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of WABCO common stock by proxy. If you are a stockholder of record or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares of WABCO common stock in person at the special meeting even if you have previously voted by proxy. If you are present at the special meeting and vote in person, your previous vote by proxy will not be counted.

Q:	Can I change or revoke my proxy?

A:

For WABCO stockholders of record: Yes. A proxy may be changed or revoked at any time prior to the vote at the special meeting by submitting a later-dated proxy (including a proxy submitted via the Internet or by telephone) or by giving written notice to our Company Secretary at our principal executive offices located at 1220 Pacific Drive, Auburn Hills, Michigan 48326. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern time, on June 26, 2019. You may also attend the special meeting and vote your shares in person.

For holders in street name: Yes. You must follow the specific voting instructions provided to you by your broker, bank or other similar institution to change or revoke any instructions you have already provided to them.

Q:	How will my shares be voted if I do not provide specific instructions in the proxy card or voting instructions form that I submit?

A:

If you are a stockholder of record and if you sign, date and return your proxy card but do not provide specific voting instructions, your shares of WABCO common stock will be voted “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

If your shares are held in street name at a broker, bank or similar institution, your broker, bank or similar institution may under certain circumstances vote your shares on “discretionary” matters if you do not timely provide voting instructions in accordance with the instructions provided by them. However, if you do not provide timely instructions, your broker, bank or similar institution does not have the authority to vote on any “non-discretionary” proposals at the special meeting and a “broker non-vote” would occur, as explained in the following question and explanation.

Q:	What is “broker discretionary voting”?

A:

If you hold your shares in street name, your broker, bank or other similar institution may be able to vote your shares without your instructions depending on whether the matter being voted on is “discretionary” or “non-discretionary.” Because brokers, banks and other nominee holders of record do not have discretionary voting authority with respect to any of the three proposals, if a beneficial owner of shares of WABCO common stock held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares will not be present in person or by proxy at the special meeting. If there are any broker non-votes, then such broker non-votes will be counted as a vote “AGAINST” the merger proposal, but will not have any effect on the merger-related compensation proposal or the adjournment proposal. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares.

Q:	I understand that a quorum is required in order to conduct business at the special meeting. What constitutes a quorum?

A:

A majority in voting power of WABCO common stock issued and outstanding and entitled to vote at the special meeting, which are present in person or by proxy, constitutes a quorum at the special meeting. As of the close of business on the record date, there were 51,234,022 shares of WABCO common stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by mail, telephone or the Internet, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. As a result, 25,617,012 shares must be present in person or by proxy to have a quorum. If a quorum is not present, the special meeting will be adjourned or postponed until a quorum is obtained, subject to the terms of the merger agreement. The affirmative vote of a majority of the voting power of the shares of WABCO common stock entitled to vote which are present, in person or by proxy, at the special meeting or the chairman of the special meeting may adjourn or postpone the special meeting.

Q:	What is required to approve the proposals submitted to a vote at the special meeting?

A:

The merger proposal: The affirmative vote of a majority of the voting power of the shares of WABCO common stock entitled to vote is required to approve the merger proposal. This means that the proposal will be approved if the number of shares voted “FOR” the merger proposal is greater than 50% of the total number of the votes that can be cast in respect of the outstanding shares of WABCO common stock entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.

The merger-related compensation proposal: The affirmative vote of a majority of the voting power of the shares of WABCO common stock entitled to vote which are present, in person or by proxy, and voting at the special meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the merger-related compensation proposal. This means that the proposal will be approved if the number of shares voted “FOR” the merger-related compensation proposal is greater than 50% of the total number of shares of WABCO common stock entitled to vote which are present, in person or by proxy, at the special meeting, provided a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the merger-related compensation proposal. Broker non-votes will not have any effect on the merger-related compensation proposal.

The adjournment proposal: The affirmative vote of a majority of the voting power of the shares of WABCO common stock entitled to vote which are present, in person or by proxy, at the special meeting, whether or not a quorum is present, is required to approve the adjournment proposal. This means that the proposal will be approved if the number of shares voted “FOR” the adjournment proposal is greater than 50% of the total number of shares of WABCO common stock entitled to vote which are present, in person or by proxy, at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. Broker non-votes will not have any effect on the adjournment proposal.

Q:	How can I obtain a proxy card or voting instruction form?

A:	If you lose, misplace or otherwise need to obtain a proxy card or a voting instruction form, please follow the applicable procedure below.

For WABCO stockholders of record:      Please contact Innisfree M&A Incorporated by mail at 501 Madison Avenue, 20th Floor, New York, New York 10022 or by telephone. Stockholders may call toll-free at +1 (888) 750-5834.

For holders in street name:                     Please contact your account representative at your broker, bank or other similar institution.

Q:	Should I send in my stock certificates now?

A:

No. After the merger is completed, under the terms of the merger agreement, you will receive shortly thereafter the letter of transmittal instructing you to send your stock certificates to the paying agent (as defined in “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Effect on Capital Stock; Merger Consideration” beginning on page 64) in order to receive the cash payment of the merger consideration for each share of your WABCO common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon the closing. Please do not send in your stock certificates now.

Q:	If I do not know where my stock certificates are, how will I get the merger consideration for my shares of WABCO common stock?

A:

If the merger is completed, the transmittal materials you will receive after the closing will include the procedures that you must follow if you cannot locate your stock certificates. This will include an affidavit that you will need to sign attesting to the loss of your stock certificates. You may also be required to post a bond as indemnity against any potential loss.

Q:	What happens if I sell or otherwise transfer my shares of WABCO common stock after the close of business on the record date but before the special meeting?

A:

The record date is earlier than both the date of the special meeting and the date the merger is expected to be completed. If you sell or transfer your shares of WABCO common stock after the close of business on the record date but before the special meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies WABCO in writing of such special arrangements, you will transfer the right to receive the merger consideration if the merger is completed to the person to whom you sell or transfer your shares of WABCO common stock, but you will retain your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares of WABCO common stock after the close of business on the record date, we encourage you to complete, date, sign and return the enclosed proxy card or vote via the Internet or telephone.

Q:	When do you expect the merger to be completed?

A:

We are working toward completing the merger as quickly as possible and currently expect to complete the merger in early 2020. However, the exact timing of the closing cannot be predicted because the closing is subject to conditions, including the adoption of the merger agreement by WABCO stockholders and the receipt of regulatory approvals.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by WABCO stockholders or if the merger is not completed for any other reason, WABCO stockholders will not receive any payment for their shares of WABCO common stock. Instead, WABCO will remain a public company, WABCO common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and WABCO will continue to file periodic reports with the SEC.

Under certain specified circumstances, WABCO will be required to pay ZF the termination fee if the merger agreement is terminated, and under certain other specified circumstances, ZF will be required to pay WABCO the reverse termination fee if the merger agreement is terminated, as described under the section entitled “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Termination of the Merger Agreement—Termination Fees” beginning on page 83.

Q:	Are there any other risks to me from the merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the merger. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23.

Q:	Do any of the WABCO directors or officers have interests in the merger that may differ from those of WABCO stockholders generally?

A:

Yes. For a description of the interests of WABCO directors and executive officers in the merger, see “Proposal 1: Adoption of the Merger Agreement—The Merger—Interests of WABCO Non-Employee Directors and Executive Officers in the Merger” beginning on page 55.

Q:	What happens if the merger-related compensation proposal is not approved?

A:

Approval of the merger-related compensation proposal is not a condition to the closing. The vote is an advisory vote and is not binding. Accordingly, regardless of the outcome of the advisory vote, if the merger is completed, WABCO may still pay such compensation to WABCO named executive officers in accordance with the terms and conditions applicable to such compensation.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	Who counts the votes?

A:	Votes are counted by Broadridge Financial Solutions, Inc., which we refer to as Broadridge, which has been appointed to serve as the inspector of election at the special meeting.

Q:	Who may attend the special meeting?

A:	WABCO stockholders who held shares of WABCO common stock as of the close of business on May 17, 2019.

Q:	How can I obtain directions to the special meeting?

A:	WABCO stockholders may contact WABCO Investor Relations at +1 (248) 270-9287 to obtain directions to the special meeting.

Q:	Who pays for the expenses of this proxy solicitation?

A:

WABCO will bear the entire cost of this proxy solicitation, including the preparation, printing, mailing and distribution of these proxy materials. We may also reimburse brokerage firms and other persons representing stockholders who hold their shares in street name for reasonable expenses incurred by them in forwarding proxy materials to such stockholders. In addition, certain directors, officers and other employees, without additional remuneration, may solicit proxies in person, or by telephone, facsimile, email and other methods of electronic communication.

Q:	Where can I find the vote results after the special meeting?

A:	We are required to publish final vote results in a Current Report on Form 8-K to be filed with the SEC within four business days after our special meeting.

Q:	Will I be subject to U.S. federal income tax upon the exchange of WABCO common stock for cash pursuant to the merger?

A:

The exchange of WABCO common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined in “Proposal 1: Adoption of the Merger Agreement—The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 59) of WABCO common stock who exchanges shares of WABCO common stock for cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. If you are a non-U.S. holder, the merger generally will not result in U.S. federal income tax to you unless you have certain connections with the United States.

For a more complete description of the U.S. federal income tax consequences of the merger, see “Proposal 1: Adoption of the Merger Agreement—The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 59.

This proxy statement contains a general discussion of U.S. federal income tax consequences of the merger. This description does not address any non-U.S. tax consequences, nor does it pertain to state, local or other tax consequences. Consequently, you are urged to contact your own tax advisor to determine the particular tax consequences to you of the merger.

Q:	What will the holders of outstanding WABCO equity awards receive in the merger?

A:

For information regarding the treatment of WABCO’s outstanding equity awards, see the section entitled “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Effect on Capital Stock; Merger Consideration—Treatment of Equity and Cash Incentive Compensation” beginning on page 64.

Q:	Am I entitled to appraisal rights under the DGCL?

A:

If the merger is adopted by WABCO stockholders, stockholders who do not vote (whether in person or by proxy) in favor of the adoption of the merger agreement and who properly exercise and perfect their demand for appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of WABCO common stock are entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive payment in cash of the “fair value” of the shares of WABCO common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. Stockholders should refer to the discussion under the section entitled “Appraisal Rights” beginning on page 93 and the DGCL requirements for exercising appraisal rights reproduced and attached as Annex C to this proxy statement.

Q:	What is “householding”?

A:

Some banks, brokers and similar institutions may be participating in the practice of “householding” proxy materials. This means that only one copy of our proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the proxy materials to you if you write to us at the following address or call us at the following phone number:

WABCO Holdings Inc.

1220 Pacific Drive

Auburn Hills, Michigan 48326

Attention: Investor Relations

Phone: Call +1 (248) 270-9287 and ask to speak to Sean Deason.

To receive separate copies of the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or similar institution or you may contact us at the above address or telephone number.

Q:	How can I obtain more information about WABCO?

A:	You can find more information about us from various sources described in the section entitled “Where You Can Find More Information” beginning on page 100.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of WABCO common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Toll-free: +1 (888) 750-5834

Banks & Brokers may call collect: +1 (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the closing. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed merger and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed merger or to make any filing or take other action required to consummate such merger in a timely matter or at all. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that: (1) WABCO may be unable to obtain stockholder approval as required for the merger; (2) conditions to the closing, including obtaining required regulatory approvals, may not be satisfied or waived on a timely basis or otherwise; (3) a governmental entity or a regulatory body may prohibit, delay or refuse to grant approval for the consummation of the merger and may require conditions, limitations or restrictions in connection with such approvals that can adversely affect the anticipated benefits of the proposed merger or cause the parties to abandon the proposed merger; (4) the merger may involve unexpected costs, liabilities or delays; (5) the business of WABCO may suffer as a result of uncertainty surrounding the merger or the potential adverse changes to business relationships resulting from the proposed merger; (6) legal proceedings may be initiated related to the merger and the outcome of any legal proceedings related to the merger may be adverse to WABCO; (7) WABCO may be adversely affected by other general industry, economic, business, and/or competitive factors; (8) unforeseen events, changes or other circumstances that could give rise to the termination of the merger agreement or affect the ability to recognize benefits of the merger; (9) risks that the proposed merger may disrupt current plans and operations and present potential difficulties in employee retention; (10) risks related to diverting management’s attention from WABCO’s ongoing business operations; (11) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all which may affect WABCO’s business and the price of WABCO common stock; and (12) the risks described from time to time in WABCO’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of WABCO’s filings with the SEC. Such risks include, without limitation: the effects of competition in the businesses in which WABCO operates; WABCO’s ability to adapt to a rapidly changing industry and maintain strategic relationships with industry leading companies; and the impacts of security breaches and data loss and WABCO’s vulnerability to technology infrastructure failures. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on WABCO’s financial condition, results of operations, credit rating or liquidity. There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made.

All of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information in our consolidated financial statements and notes thereto included in our most recent filing on Form 10-K for the fiscal year ended December 31, 2018 and subsequent periodic and interim report filings (see the section entitled “Where You Can Find More Information” beginning on page 100).

Except as required by applicable law, WABCO undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the special meeting or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the special meeting on June 27, 2019 at 8:30 a.m., Eastern time, at Four Times Square, New York, NY 10036.

Purpose of the Special Meeting

At the special meeting, we will ask WABCO stockholders of record as of the close of business on the record date to consider and vote on the following proposals:

Proposal 1—Adoption of the Merger Agreement. To consider and vote on the merger proposal;

Proposal 2—Approval, by Means of a Non-Binding, Advisory Vote, of Certain Compensatory Arrangements with Named Executive Officers. To consider and vote on the merger-related compensation proposal; and

Proposal 3—Adjournment of the Special Meeting. To consider and vote on the adjournment proposal.

Record Date; Shares Entitled to Vote; Quorum

Only WABCO stockholders of record as of the close of business on May 17, 2019 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. A list of stockholders entitled to vote at the special meeting will be available for inspection in WABCO’s principal executive offices located at 1220 Pacific Drive, Auburn Hills, Michigan 48326 during regular business hours for a period of at least ten days before the special meeting and at the location of the special meeting during the special meeting.

A majority in voting power of WABCO common stock issued and outstanding and entitled to vote at the special meeting, which are present in person or by proxy, constitutes a quorum at the special meeting. As of the close of business on the record date for the special meeting, there were 51,234,022 shares of WABCO common stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by mail, telephone or the Internet, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. As a result, 25,617,012 shares must be present in person or by proxy to have a quorum. If a quorum is not present, the special meeting will be adjourned or postponed until a quorum is obtained, subject to the terms of the merger agreement. The affirmative vote of a majority of the voting power of the shares of WABCO common stock entitled to vote which are present, in person or by proxy, at the special meeting or the chairman of the special meeting may adjourn or postpone the special meeting.

Vote Required; Abstentions and Broker Non-Votes

The merger proposal: The affirmative vote of a majority of the voting power of the shares of WABCO common stock entitled to vote is required to approve the merger proposal. This means that the proposal will be approved if the number of shares voted “FOR” the merger proposal is greater than 50% of the total number of the votes that can be cast in respect of the outstanding shares of WABCO common stock entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.

The merger-related compensation proposal: The affirmative vote of a majority of the voting power of the shares of WABCO common stock entitled to vote which are present, in person or by proxy, and voting at the special meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the merger-related compensation proposal. This means that the proposal will be approved if the number of shares voted “FOR” the merger-related compensation proposal is greater than 50% of the total number of shares of WABCO common stock entitled to vote which are present, in person or by proxy, at the special meeting, provided a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the merger-related compensation proposal. Broker non-votes will not have any effect on the merger-related compensation proposal.

The adjournment proposal: The affirmative vote of a majority of the voting power of the shares of WABCO common stock entitled to vote which are present, in person or by proxy, at the special meeting, whether or not a quorum is present, is required to approve the adjournment proposal. This means that the proposal will be approved if the number of shares voted “FOR” the adjournment proposal is greater than 50% of the total number of shares of WABCO common stock entitled to vote which are present, in person or by proxy, at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. Broker non-votes will not have any effect on the adjournment proposal.

Broker non-votes are shares held by a broker, bank or other nominee that are present in person or by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers, banks and other nominee holders of record do not have discretionary voting authority with respect to any of the three proposals, if a beneficial owner of shares of WABCO common stock held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares will not be present in person or by proxy at the special meeting. If there are any broker non-votes, then such broker non-votes will be counted as a vote “AGAINST” the merger proposal, but will have no effect on the merger-related compensation proposal and the adjournment proposal.

Shares Held by WABCO Directors and Executive Officers

As of the close of business on the record date, WABCO directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 280,737 shares of WABCO common stock (excluding any shares of WABCO common stock that would be delivered upon exercise or conversion of stock options or other equity-based awards), which represented approximately 0.55% of the outstanding shares of WABCO common stock on that date. It is expected that WABCO directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal, although none of them has entered into any agreement requiring them to do so.

Voting of Proxies

If your shares are registered in your name with the transfer agent, Computershare, you may cause your shares to be voted by returning a signed proxy card by following the instructions on your proxy card, or you may vote in person at the special meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the merger proposal, (ii) “FOR” the merger-related compensation proposal and (iii) “FOR” the adjournment proposal. No proxy that is specifically marked against the merger proposal will be voted in favor of the merger-related compensation, unless it is specifically marked “FOR” the approval of such proposal.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on discretionary matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The merger proposal, merger-related compensation proposal and the adjournment proposal are non-discretionary matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. If you do not return your broker’s, bank’s or other nominee’s voting form with voting instructions, do not vote via the Internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote in person with a proxy from your broker, bank or other nominee, such actions will have the same effect as if you voted “AGAINST” the merger proposal but will not have any effect on the merger-related compensation proposal or the adjournment proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Company Secretary;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Company Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m., Eastern time, on June 26, 2019. If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of WABCO common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow WABCO stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned or postponed.

Board of Directors’ Recommendation

The Board, after considering various factors described under the section entitled “Proposal 1: Adoption of the Merger Agreement—The Merger—Recommendation of the WABCO Board and Reasons for the Merger” beginning on page 42 and after consultation with legal and financial advisors, unanimously determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of WABCO and its stockholders, and declared it advisable to enter into the merger agreement and consummate the merger, approved the execution and delivery of the merger agreement by WABCO and the consummation of the transactions contemplated thereby, including the merger, directed that the adoption of the merger agreement be submitted to a vote at the special meeting, and unanimously resolved to recommend that WABCO stockholders vote in favor of the adoption of the merger agreement.

The Board unanimously recommends that you vote (i) “FOR” the merger proposal, (ii) “FOR” the merger-related compensation proposal and (iii) “FOR” the adjournment proposal.

Tabulation of Votes

All votes will be tabulated by Broadridge, who will act as the inspector of election appointed for the special meeting and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by WABCO. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $50,000, plus expenses. We have also agreed to indemnify Innisfree M&A Incorporated against losses arising out of its provision of these services as requested by WABCO. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of the Closing

Assuming timely satisfaction of necessary closing conditions, including the approval by WABCO stockholders of the merger proposal, we anticipate that the merger will be consummated in early 2020.

Attending the Special Meeting

WABCO stockholders as of the close of business on the record date may attend the special meeting in person. All WABCO stockholders should bring valid government-issued photo identification, such as a driver’s license or passport.

If you hold your shares in street name and wish to vote your shares in person at our special meeting, you must obtain a valid proxy from your broker, bank or similar institution, granting you authorization to vote your shares. In order to attend and vote your shares held in street name at our special meeting, you will need to present valid government-issued photo identification, such as a driver’s license or passport, and hand in the valid proxy from your broker, bank or similar institution, along with a signed ballot that you can request at the special meeting. You will not be able to attend and vote your shares held in street name at the special meeting without valid government-issued photo identification, such as a driver’s license or passport, a valid proxy from your broker, bank or similar institution and a signed ballot.

The use of cameras, sound recording equipment, communication devices or any other similar equipment is prohibited at the special meeting without the express written permission of WABCO.

Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy card or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares in “street name,” because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you follow the procedures set forth above.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated by mail at 501 Madison Avenue, 20th Floor, New York, New York 10022 or by telephone. Stockholders may call toll-free at +1 (888) 750-5834 and banks and brokers may call collect at +1 (212) 750-5833.

Rights of Stockholders Who Seek Appraisal

If the merger proposal is approved by WABCO stockholders, stockholders who do not vote (whether in person or by proxy) in favor of the adoption of the merger agreement and who properly exercise and perfect their demand for appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of WABCO common stock are entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive payment in cash of the “fair value” of the shares of WABCO common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than $136.50 per share consideration payable pursuant to the merger agreement if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must submit a written demand for appraisal to WABCO before the vote is taken on the merger proposal, you must not submit a blank proxy or otherwise vote in favor of the merger proposal and you must continue to hold the shares of WABCO common stock of record through the effective time. Your failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. If you hold your shares of WABCO common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee. Stockholders should refer to the discussion under the section entitled “Appraisal Rights” beginning on page 93 and the DGCL requirements for exercising appraisal rights reproduced and attached as Annex C to this proxy statement.

PARTIES INVOLVED IN THE MERGER

WABCO Holdings Inc.

WABCO is a leading global supplier of electronic, mechanical, electro-mechanical and aerodynamic products for the world’s major manufacturers of commercial trucks, buses and trailers, as well as passenger cars. WABCO engineers, develops, manufactures and sells integrated systems controlling advanced braking, stability, suspension, steering, transmission automation, as well as air compression and processing. These systems improve vehicle safety, efficiency and performance while reducing overall vehicle operating costs. WABCO estimates that approximately two out of every three commercial vehicles with advanced and conventional vehicle control systems worldwide are equipped with our products. For passenger cars, including SUVs, WABCO supplies products for sophisticated, niche applications. WABCO provides components and systems throughout the life of a vehicle, from design and development to the aftermarket. By leveraging fleet connectivity, WABCO mobilizes vehicle intelligence to advance fleet safety, efficiency and security.

WABCO’s corporate headquarters is located at Giacomettistrasse 1, 3000 Bern 31, Switzerland and its telephone number is +45-315-813-300. WABCO common stock is currently listed on the NYSE under the symbol “WBC.”

History of Our Company

WABCO was founded in the United States in 1869 as Westinghouse Air Brake Company. WABCO was purchased by American Standard in 1968 and operated as the Vehicle Control Systems business division within American Standard until WABCO was spun off from American Standard on July 31, 2007. Subsequent to WABCO’s spin-off, American Standard changed its name to Trane. On June 5, 2008, Trane was acquired in a merger with Ingersoll Rand and exists today as a wholly owned subsidiary of Ingersoll Rand.

Products and Services

WABCO engineers, develops, manufactures and sells advanced braking, stability, suspension, steering, transmission automation and air management systems primarily for commercial vehicles. WABCO’s largest-selling products are pneumatic anti-lock braking systems, electronic braking systems, electronic stability control systems, brake controls, automated manual transmission systems, air disc brakes, and a large variety of conventional mechanical products such as actuators, air compressors and air control valves for medium and heavy-duty trucks, buses and trailers.

WABCO is also a global market leader in hydraulic components, controls and brake systems for heavy-duty, off-highway vehicles used, for example, in agriculture, construction and mining. WABCO is the only supplier with a complete portfolio of pneumatic and hydraulic braking and control systems for off-highway vehicles worldwide. WABCO is also the only supplier that provides a full range of aerodynamic devices for commercial vehicles worldwide. Aerodynamic products reduce the air drag of commercial trucks traveling long distances at highway speeds, thereby lowering fuel consumption and CO2 emissions. Aerodynamic devices help commercial vehicle fleet operators improve their operational efficiency and environmental performance. Furthermore, WABCO supplies advanced electronic suspension controls and vacuum pumps to the passenger car and SUV markets in Europe, North America and Asia. Additionally, WABCO supplies commercial vehicle aftermarket distributors and service partners, as well as fleet operators, with replacement parts, fleet management solutions, diagnostic tools, training and other expert services. WABCO also provides remanufacturing services globally.

Additional information about WABCO and its subsidiaries is included in documents incorporated by reference in this proxy statement (see the section entitled “Where You Can Find More Information” beginning on page 100) and on its website: https://www.wabco-auto.com. The information provided or accessible through WABCO’s website is not part of, or incorporated by reference in, this proxy statement.

ZF Friedrichshafen AG

ZF is a global leader in driveline and chassis technology as well as active and passive safety technology. ZF has a global workforce of 149,000 with approximately 230 locations in some 40 countries. In 2018, ZF achieved sales of €36.9 billion and as such, is one of the largest automotive suppliers worldwide.

ZF enables vehicles to see, think and act. ZF invests more than six percent of its sales in research and development annually—in particular for the development of efficient and electric drivelines and also in striving for a world without accidents. With its broad portfolio, ZF is advancing mobility and services for passenger cars, commercial vehicles and industrial technology applications.

ZF’s corporate headquarters is located at Löwentaler Straße 20, 88046, Friedrichshafen, Germany and its telephone number is +49 7541 77-0. ZF’s corporate web address is https://www.ZF.com.

Verona Merger Sub Corp.

Merger Sub is a Delaware corporation and an indirect wholly owned subsidiary of ZF formed on March 22, 2019, solely for the purpose of engaging in the merger and the other transactions contemplated under the merger agreement. Merger Sub’s principal executive offices are located at 12001 Tech Center Drive, Livonia, Michigan 48150 and its telephone number is +1 (734) 855-3539. Upon the closing, Merger Sub will merge with and into WABCO, and thereafter will cease to exist.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Certain Effects of the Merger on WABCO

Upon the terms and subject to the conditions of the merger agreement and in accordance with the applicable provisions of the DGCL, at the effective time, Merger Sub will merge with and into WABCO, with WABCO continuing as the surviving corporation and a wholly owned subsidiary of ZF. WABCO expects to delist its common stock from the NYSE as promptly as practicable after the effective time and de-register its common stock under the Exchange Act as promptly as practicable after such delisting. Thereafter, WABCO would no longer be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation, and instead will only be entitled to receive the merger consideration, as described under the section entitled “Terms of the Merger Agreement—Merger Consideration” beginning on page 64.

The effective time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as WABCO and ZF may agree in writing and specify in the certificate of merger).

Effect on WABCO if the Merger is Not Completed

If the merger agreement is not adopted by WABCO stockholders or if the merger is not completed for any other reason, WABCO stockholders will not receive any payment for their shares of WABCO common stock. Instead, WABCO will remain a public company, WABCO common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and WABCO will continue to file periodic reports with the SEC.

Furthermore, if the merger is not consummated, and depending on the circumstances that caused the merger not to be consummated, it is likely that the price of WABCO common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of WABCO common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of WABCO common stock. If the merger is not consummated, the Board will continue to evaluate and review WABCO’s business operations, properties and capitalization, among other things, and make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the merger agreement is not adopted by WABCO stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to WABCO or its stockholders will be offered or that WABCO’s business, prospects or results of operations will not be adversely impacted.

Under certain specified circumstances, WABCO will be required to pay ZF the termination fee upon the termination of the merger agreement, and, under certain other specified circumstances, ZF will be required to pay the reverse termination fee to WABCO if the merger agreement is terminated, in each case, as described under the section entitled “Terms of the Merger Agreement—Termination of the Merger Agreement—Termination Fees” beginning on page 83.

Background of the Merger

The Board regularly reviews WABCO’s results of operations and competitive position in the commercial vehicle industry. As part of its review process, the Board considers strategic options available to WABCO, in light of current economic and regulatory conditions, with a focus on enhancing stockholder value. In connection with these considerations, the Board evaluates industry changes, including technological changes related to the growing adoption of autonomous driving and electrification. In recent years, the Board has considered possible strategic alternatives to gain access to new technologies, which included potential collaborations, acquisitions, joint ventures and strategic combinations with third parties. The Board has also discussed the increasing level of investment required for WABCO to maintain its competitive position over the long term, in light of evolving and new emerging technologies in the automotive industry.

In September of 2015, the CEO of a publicly traded global automotive company, Company A, approached Jacques Esculier, the Chief Executive Officer of WABCO, about potentially acquiring WABCO. As a follow up to the meeting, a senior officer of WABCO had several discussions with his counterpart at Company A to discuss the industrial logic of a combination between Company A and WABCO and potential areas of synergies. In February of 2016, the CEO of Company A met again with Mr. Esculier and communicated that, following a closer review of WABCO’s publicly available information and the discussions between the two companies, an acquisition of WABCO was no longer a priority for Company A.

In May of 2016, the former Chief Executive Officer of ZF, Dr. Stefan Sommer, called Mr. Esculier and informed him that ZF was interested in exploring a potential strategic transaction with WABCO. In June of 2016, the Board constituted a Transaction Committee to assist the Board in its review and consideration of a potential transaction with ZF as well as strategic alternatives to a transaction with ZF. ZF and WABCO management engaged in preliminary discussions based on publicly available information, but discussions did not progress beyond the preliminary stage.

In June 2016, WABCO memorialized its engagement of Goldman Sachs as its financial advisor.

In January of 2017, Dr. Sommer contacted Mr. Esculier again and expressed an interest in re-engaging in discussions with respect to a potential strategic transaction between WABCO and ZF. The parties entered into a confidentiality agreement on March 3, 2017, and WABCO provided ZF with limited non-public information about its business, strategy and financial performance.

ZF engaged in a preliminary due diligence review of WABCO during March of 2017, and, on March 29, 2017, ZF delivered an indication of interest letter to WABCO confirming ZF’s interest in acquiring all of the outstanding common stock of WABCO for $125.00 per share in cash, subject to approval by the ZF supervisory board. The Board concluded that the price proposed by ZF did not adequately value WABCO, and did not authorize additional due diligence by ZF. Mr. Esculier called Dr. Sommer and communicated that the price indicated was insufficient. In a subsequent conversation between the two CEOs, Dr. Sommer responded that, subject to due diligence, ZF could be prepared to propose a price in the range of $125.00 to $130.00 per share. After consulting with the Board, Mr. Esculier communicated that the high end of the range was the minimum price at which the Board would be willing to transact. During the month of April through early May of 2017, business teams from ZF and WABCO met in expert sessions to facilitate ZF’s due diligence review of WABCO, and WABCO provided ZF with non-public information about its financial outlook, growth opportunities, core strategies and financial performance. ZF conducted site visits to further evaluate WABCO’s business. Also during this time, the Board authorized WABCO management and representatives of Goldman Sachs to reach out to the three other potential acquirers to gauge their interest in a potential strategic transaction with WABCO.

In April of 2017, Mr. Esculier called a senior representative of Company B to inquire as to whether Company B would be interested in a potential strategic transaction with WABCO. The senior representative of Company B communicated to Mr. Esculier that Company B was not interested in a strategic combination with WABCO but would be interested in continuing to discuss with WABCO a potential commercial collaboration opportunity. A representative of Goldman Sachs called the CEO of Company C, a large publicly traded automotive company, to gauge its interest in a potential acquisition of WABCO, and later that week the CEO of Company C told Goldman Sachs that there was no interest on the part of Company C in such a transaction. The representative of Goldman Sachs subsequently communicated this information back to Mr. Esculier.

Also in April of 2017, a representative of Goldman Sachs called the CEO of Company D to determine if Company D would be interested in a potential strategic transaction with WABCO. WABCO and Company D executed a confidentiality agreement, and WABCO management participated in a management presentation with Company D management, at which WABCO management shared information with Company D management about WABCO’s business, strategy and financial performance. Thereafter, representatives of Company D informed Mr. Esculier that Company D was unable to pursue a strategic transaction with WABCO because it would be unable to propose a price to WABCO stockholders at a premium to WABCO’s then-current trading price.

On April 26, 2017, Mr. Esculier and Prashanth Mahendra-Rajah, the former Chief Financial Officer of WABCO, met with Dr. Sommer and Dr. Konstantin Sauer, the Chief Financial Officer of ZF, and Dr. Sommer indicated that, subject to the completion of satisfactory due diligence, he was prepared to recommend to the ZF supervisory board that ZF acquire WABCO at a price of $130.00 per share. Later that day, Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to WABCO, which we refer to as Skadden, was instructed to send an initial draft of a proposed form of merger agreement to Latham & Watkins LLP, legal counsel to ZF, which we refer to as Latham, and, from April 26, 2017 through May 4, 2017, WABCO, ZF and their respective advisors exchanged drafts of the merger agreement and engaged in negotiations and discussions regarding the terms and conditions of the merger agreement. Significant areas of negotiation included the efforts of the parties in connection with obtaining certain regulatory approvals, the amount of, and terms under which, ZF would receive a termination fee, the terms upon which WABCO could solicit competing proposals and consider alternative proposals as well as certain employee- and compensation-related provisions. During this time period, Mr. Esculier discussed the proposed terms of the potential transaction with members of the Transaction Committee and the Board, including at meetings of each group. Mr. Esculier and Dr. Sommer also had several telephone discussions about the terms of the transaction, as well as the price to be delivered to stockholders in such transaction, but did not discuss whether Mr. Esculier would remain employed as an officer of the combined company after consummation of the merger.

On May 3, 2017, after consultation with the Transaction Committee and the Board, Mr. Esculier told Dr. Sommer that ZF needed to propose a price higher than $130.00 per share to reflect a higher premium to WABCO’s then-current stock price. After several conversations, Dr. Sommer informed Mr. Esculier that he would recommend a purchase price of $132.00 per share to the ZF supervisory board.

During the time period from March of 2017 through May 4, 2017, the Board met six times and the Transaction Committee met once, and received updates from Mr. Esculier and WABCO management on the status of negotiations with ZF. During this period, Goldman Sachs made presentations to the Board of its preliminary financial analyses of WABCO and the proposed transaction. Skadden reviewed with the Board the legal terms of the proposed transaction and legal matters in connection with the Board’s consideration of the transaction. The Board discussed the terms of the proposed transaction with Mr. Esculier and WABCO management, and provided guidance with respect to the negotiation of price and other terms of the merger agreement.

On May 5, 2017, Dr. Sommer informed Mr. Esculier that the ZF supervisory board had met earlier that day and decided not to move forward with a potential transaction of WABCO. The parties terminated all discussions at that time, and WABCO requested that ZF destroy all confidential information of WABCO.

In January of 2018, the CEO of a large publicly traded company in the automotive industry, Company E, contacted Mr. Esculier and requested a meeting to discuss a potential strategic transaction with WABCO. Mr. Esculier met with the CEO of Company E in late February of 2018, and they discussed the benefits of a potential transaction between the two companies. In late March of 2018, Mr. Esculier and the CEO of Company E had further discussions, including the potential cultural and strategic fit between WABCO and Company E and the potential form of consideration that Company E could pay in a transaction, with the CEO of Company E, noting that it was unlikely that Company E would be able to offer all-cash consideration to WABCO stockholders. Mr. Esculier and the CEO of Company E agreed to speak again after discussing the benefits of a potential transaction with their respective boards and financial advisors. In late May of 2018, the CEO of Company E called Mr. Esculier and informed him that the lead independent director of Company E was supportive of Company E exploring a transaction with WABCO, and suggested that representatives of WABCO and Company E meet so the companies could learn more about each other.

On May 25, 2018, Wolf-Henning Scheider, the newly appointed CEO of ZF, called Mr. Esculier to discuss the evolution of WABCO’s and ZF’s businesses since discussions between the two companies terminated in May of 2017, and raised the possibility of ZF exploring a strategic transaction with WABCO in the future. Mr. Esculier and Mr. Scheider agreed to meet in person for a formal introduction following Mr. Scheider’s new appointment and to further discuss matters of mutual interest to WABCO and ZF. On June 8, 2018, Mr. Esculier, together with a representative of Goldman Sachs, met with Mr. Scheider to discuss current industry trends and developments in their respective businesses. Mr. Scheider told Mr. Esculier that the ZF supervisory board was in the process of conducting a strategic review, which included a review of potential acquisitions and strategic transactions. Mr. Scheider asked Mr. Esculier if WABCO would be open to considering a strategic combination with ZF if the ZF supervisory board determined, following the completion of its strategic review, that such a transaction was in the best interests of ZF. Mr. Esculier responded that WABCO would be open to considering the potential for a strategic transaction with ZF and that he would discuss with the members of the Board.

On June 19, 2018, members of WABCO management, together with a representative of Goldman Sachs, met with members of Company E management and discussed developments in WABCO’s business, based on publicly available information. On July 31, 2018, WABCO received a list of due diligence questions from Company E, and Company E informed WABCO that Company E had engaged an industry consultant and two financial advisors to assist Company E in its review of WABCO’s business. In June of 2018, WABCO and Company E exchanged drafts of a confidentiality agreement and executed the agreement in August 2018. In early September of 2018, the CEO of Company E contacted Mr. Esculier to inform him that Company E’s consultant and financial advisors had completed their evaluation of WABCO, and Company E’s advisors were not able to identify a compelling level of synergies between the two companies. The CEO of Company E also expressed concern about Company E’s ability to finance a transaction. There were no further discussions between WABCO and Company E concerning a strategic transaction.

On July 31, 2018, Mr. Esculier and Mr. Scheider spoke telephonically and agreed upon a meeting at an upcoming industry trade fair.

On September 21, 2018, Mr. Esculier and Mr. Scheider met at the industry trade fair in Hannover, Germany. Mr. Scheider told Mr. Esculier that the ZF supervisory board was continuing its strategic review, and had not reached any determination with respect to future acquisitions, but that it remained interested in analyzing a combination with WABCO.

On October 22, 2018, Mr. Scheider called Mr. Esculier, and informed him that there was support within ZF for exploring a potential strategic transaction with WABCO. Mr. Scheider told Mr. Esculier that he planned to discuss the potential strategic transaction at the next ZF supervisory board meeting in early December, and that he would contact Mr. Esculier after the meeting to inform him of the outcome of the supervisory board discussions.

On December 14, 2018, Mr. Scheider called Mr. Esculier and told him that the ZF supervisory board and key stakeholders had authorized senior management of ZF to explore a strategic combination with WABCO.

Between January of 2018 and December of 2018, Mr. Esculier regularly updated the Board regarding the status of his conversations with potential strategic buyers, including Company E and ZF.

On December 26, 2018, Mr. Esculier informed the Board about his communications with Mr. Scheider regarding a potential transaction with ZF and that WABCO management intended to share limited non-public information with ZF management to assist them in their evaluation of WABCO, subject to a confidentiality agreement.

On January 17, 2019, WABCO and ZF amended their existing confidentiality agreement, extending the term to facilitate further discussions between the parties.

On February 1, 2019, Mr. Esculier, Roberto Fioroni, the former Chief Financial Officer of WABCO, and Lisa Brown, Chief Legal Officer and Company Secretary of WABCO, together with representatives of Goldman Sachs, met with Mr. Scheider, Dr. Sauer, Wilhelm Rehm, a member of the management board of ZF, Dieter Eckhardt, Head of M&A of ZF, Fredrik Staedtler, the Head of Commercial Vehicle Technology Division of ZF, and a representative of J.P. Morgan Limited, financial advisor to ZF, which we refer to as J.P. Morgan, and shared information about WABCO’s business and its 2018 financial performance, as well as a preliminary forecast for fiscal years 2019 through 2023 and projections for selected financial line items for fiscal years 2024 through 2027. Representatives of WABCO shared information on WABCO’s products, segment operating performance and areas of potential growth. The parties did not discuss price or any other potential terms for a strategic transaction. Mr. Scheider informed Mr. Esculier that ZF expected to communicate a preliminary indication of price and transaction terms to WABCO following a meeting of the ZF supervisory board scheduled for March 9, 2019.

On February 4, 2019, WABCO held a regularly scheduled in-person Board meeting, which was also attended by Mr. Fioroni and Ms. Brown, and representatives of Skadden and Goldman Sachs. At this meeting, Mr. Esculier updated the Board on recent contacts with ZF, including the management presentation by WABCO to ZF on February 1, 2019. Mr. Esculier presented an update on WABCO’s strategic plan for the fiscal years 2019 through 2023, and projections for the fiscal years 2024 through 2027, and noted that this information had been shared with ZF to assist them in their evaluation of WABCO. At the meeting, Skadden made a presentation to the Board on its fiduciary duties under Delaware law, and Goldman Sachs presented an overview of developments in the commercial vehicle industry and its preliminary views on WABCO’s valuation. Goldman Sachs’ presentation to the Board included an illustrative discounted cash flow sensitivity analysis for the Company. Goldman Sachs explained to the Board that the illustrative discounted cash flow analysis used all nine years of the internal forecasts for WABCO provided by WABCO management to Goldman Sachs in advance of this meeting. The Board focused on the illustrative discounted cash flow analysis presented by Goldman Sachs as reflective of the value of WABCO over the long-term. In addition, Goldman Sachs explained at this meeting that its presentation did not include an analysis of comparable transactions solely in the commercial vehicle industry due to the limited number of publicly disclosed transactions in this sector. The Board discussed certain risks and opportunities for WABCO, including industry trends and macroeconomic factors and their impact on the commercial vehicle industry, and noted that increased investment in new technologies was necessary to remain competitive and to support new growth opportunities in autonomous driving and electrification. The Board also discussed the fact that industry consolidation and realignment among the roles of original equipment manufacturers, which we refer to as OEMs, and suppliers could impact WABCO’s margins and revenue growth. The Board discussed strategic opportunities for WABCO, including partnerships, collaborations, commercial arrangements and joint ventures to access new technologies, and the increased cost of investment and implementation risk associated with such strategic opportunities. The Board also considered whether it would be beneficial to contact representatives of companies with which WABCO had previously engaged in discussions with respect to a potential combination, but the Board determined not to do so. The Board discussed with representatives of Goldman Sachs (i) the financial and business profile of potential strategic buyers of WABCO, (ii) the lack of interest in 2017 in acquiring WABCO, as expressed by those potential buyers contacted in 2017 and (iii) the fact that no party other than Company E (which had decided not to pursue a transaction) had come forward following the public acknowledgement by WABCO in 2017 that it had been engaged in discussions to be acquired and discussed further with Goldman Sachs how it was unlikely that any industry participant, other than ZF, would be interested in acquiring WABCO. The Board also discussed WABCO’s CEO succession planning and succession planning for other senior roles in the Company. The Board also discussed the benefits of a strategic transaction with ZF, and the fact that a transaction with ZF could eliminate the risks to WABCO stockholders associated with achievement of the Company’s strategic plan, and that such a transaction could be more attractive to WABCO stockholders than remaining independent if the price proposed by ZF appropriately valued WABCO. The Board determined to reactivate the Transaction Committee formed in June of 2016, in order to assist the Board in its review and consideration of a potential transaction with ZF, and any alternatives thereto.

On February 27, 2019, several media outlets reported that ZF and WABCO were considering a strategic transaction, and WABCO issued a statement confirming that it had been approached by ZF and had engaged in preliminary discussions with ZF. Following the media reports, WABCO’s stock price increased from an undisturbed price of $120.75, the closing price of WABCO common stock on February 26, 2019, the day before the media reports, to $130.49, the closing price of WABCO common stock on February 27, 2019. Mr. Esculier called Mr. Scheider on February 28, 2019, and they discussed the media reports, the parties’ subsequent confirmations of preliminary discussions between the parties and the effect of such media reports on WABCO’s stock price.

On March 1, 2019, Jan Eckert, General Counsel & Chief Compliance Officer at ZF, Mr. Eckhardt, Christoph Horn, Head of Corporate Communications at ZF, Ms. Brown, Jane McLeod, Communications Consultant to WABCO, and representatives from Goldman Sachs and J.P. Morgan had a telephonic meeting regarding the communication strategy with respect to the media reports.

On March 5, 2019, the Transaction Committee met telephonically, with Ms. Brown, Mr. Fioroni and representatives of Skadden and Goldman Sachs also in attendance. At the meeting, Goldman Sachs provided the Transaction Committee with an update on recent trading in WABCO common stock following the media reports of ZF’s interest in WABCO on February 27, 2019. Goldman Sachs noted that since the publication of media reports of ZF’s interest in WABCO, and WABCO’s confirmation of ZF’s approach, WABCO’s stock price had increased from an undisturbed price of $120.75 per share on February 26, 2019 to $140.13 per share, the closing price of WABCO common stock on March 4, 2019. Mr. Esculier informed the Transaction Committee that, since the media reports of ZF’s interest in WABCO, no third parties had contacted WABCO to express an interest in acquiring WABCO. He also informed the Transaction Committee that, at his instruction, representatives of Goldman Sachs had contacted a senior executive at Company F, a publicly traded Asian company, to ascertain whether Company F was aware of WABCO’s public confirmation that it had engaged in preliminary discussions with ZF, and that the senior executive had agreed to meet with representatives of Goldman Sachs the following week to discuss Company F’s potential interest in a transaction with WABCO.

On March 9, 2019, Mr. Scheider called Mr. Esculier and told him that ZF would be sending a letter later that day, setting out its proposal to acquire WABCO at $132.50 per share in cash. Mr. Esculier told Mr. Scheider that, although he would present ZF’s proposal to the Board, the proposed price did not appropriately value WABCO. Later that day, WABCO received a letter from ZF, setting forth ZF’s proposal to acquire 100% of WABCO common stock for $132.50 per share in cash, subject to the final approval of the ZF supervisory board. The letter stated that ZF expected to provide WABCO with committed and fully documented financing prior to signing a definitive agreement, and that ZF expected to complete its confirmatory due diligence by March 27, 2019. In the letter, ZF suggested that the parties use the same form of merger agreement that the parties had negotiated in 2017 as a basis for future negotiations.

On March 10, 2019, the Board held a telephonic meeting to discuss the proposal received from ZF. Ms. Brown, Mr. Fioroni and representatives of Skadden and Goldman Sachs were also in attendance at the meeting. Mr. Esculier first updated the Board on his recent discussions with Mr. Scheider and reported that he had informed Mr. Scheider that the Board believed WABCO should be valued at greater than $132.50 per share. The Board authorized opening a data room to ZF, so long as ZF was informed that the Board expected ZF to increase its price after conducting due diligence on WABCO. At the meeting, Skadden presented a summary of the draft merger agreement from the prior negotiations in 2017, including the transaction structure, covenants, conditions to closing and termination provisions, which ZF proposed to use as the basis for negotiating a definitive agreement with respect to a transaction with WABCO. The Board also discussed the fact that under the draft merger agreement from 2017, executives’ equity awards would accelerate, vest and be cashed out in connection with the merger and discussed any potential conflicts among the executives that could result from such treatment. The Board discussed appropriate modifications to the 2017 draft merger agreement to reflect changes in the businesses of ZF and WABCO, which included modifications to provisions addressing potential regulatory approvals and regulatory efforts to be negotiated with ZF. The Board also discussed how regulatory approvals could affect the timing of consummating a transaction with ZF. At the direction of the Board, Mr. Esculier informed Mr. Scheider that, although WABCO was willing to provide ZF with access to additional due diligence information, the Board expected that ZF’s review of WABCO’s business plan and its analysis of potential synergies with ZF would lead to a valuation above $132.50 per share, and that the Board expected ZF to deliver a revised proposal to WABCO on or before March 25, 2019.

On March 11, 2019, at the direction of the Board, representatives of Goldman Sachs met with the chairman of Company F to discuss Company F’s interest in a potential transaction with WABCO. The chairman of Company F informed the representatives of Goldman Sachs that Company F would be interested in a strategic transaction with WABCO only if WABCO were able to guarantee that U.S. regulators would approve the transaction, and noted that if WABCO could not guarantee approval from U.S. regulators, Company F was not interested in exploring a potential transaction with WABCO. Representatives of Goldman Sachs subsequently communicated this information back to Mr. Esculier. WABCO did not engage in further discussions with Company F following the March 11, 2019 meeting.

On March 11, 2019, Ms. Brown and Mr. Eckert spoke telephonically regarding negotiation logistics and the timing of board meetings.

Between March 11 and March 26, 2019, ZF and its representatives and advisors conducted business, legal, tax and accounting due diligence on WABCO.

On March 12, 2019, a representative from a global automotive and industrial company, Company G, informed a representative of WABCO that Company G might be interested in acquiring WABCO. The WABCO representative informed Mr. Esculier of the comment from the representative of Company G and, at the instruction of Mr. Esculier, a representative of Goldman Sachs contacted a senior executive of Company G and asked whether Company G would be interested in a potential strategic transaction with WABCO. The Company G senior executive informed the Goldman Sachs representative that Company G did not have any interest in acquiring WABCO at this time. The representative of Goldman Sachs subsequently communicated this information back to Mr. Esculier.

On March 15, 2019, WABCO and ZF entered into a “clean room” confidentiality agreement detailing the terms, conditions and procedures for the review of certain sensitive WABCO business information by a limited number of representatives of ZF. Between March 15 and March 26, 2019, ZF’s “clean team” engaged in additional business due diligence in order to further evaluate a potential transaction with ZF.

Also on March 15, 2019, Skadden sent an initial draft of the merger agreement to Latham, based on the 2017 draft merger agreement with certain revisions, including a revised regulatory efforts provision, which required ZF to take all necessary actions to satisfy any conditions imposed by regulatory authorities in order to consummate a transaction with WABCO.

Also on March 15, 2019, members of WABCO management and ZF management met to provide an overview of the WABCO business to the ZF due diligence team. On March 16, 2019, Mr. Esculier and Mr. Scheider had a telephone discussion regarding the progress of due diligence, expert sessions and the overall status of the potential transaction.

On March 18, 2019, Latham and Skadden spoke telephonically and held initial discussions regarding the merger agreement and open issues.

From March 18, 2019 through March 21, 2019, representatives of ZF attended expert sessions hosted by representatives of WABCO, addressing, among other topics, business strategy, finance, tax, human resources, legal and intellectual property matters. On March 19, 2019, Latham delivered an updated draft of the merger agreement to Skadden.

From March 20, 2019 through March 21, 2019, representatives of WABCO, ZF, Skadden and Latham met to discuss the draft merger agreement. The parties discussed open points in the merger agreement, including regulatory efforts, matters related to WABCO’s special meeting, the amount and payment triggers of a termination fee and employee benefit matters.

On March 20, 2019, senior executives of WABCO and ZF met for dinner in Stuttgart, Germany, to further discuss due diligence topics. After the dinner, Mr. Esculier and Mr. Scheider spoke privately about the information furnished by WABCO to ZF in its due diligence review, and how that information should factor into ZF’s proposal to WABCO. Mr. Scheider told Mr. Esculier that, after due diligence, ZF still considered $132.50 appropriate to reflect WABCO’s valuation; however, there was some limited room to increase price, but not to a price close to the then-current market price. Mr. Esculier suggested that ZF consider a special dividend payable to WABCO stockholders prior to the closing of a transaction as a means of delivering additional value to WABCO stockholders. Mr. Esculier provided Mr. Scheider with several reasons for doing so, including that stockholders should be compensated for WABCO’s 2019 free cash flow and the fact that the time between signing a definitive agreement and consummation of the merger was expected to be longer than it would have been for the transaction contemplated in 2017 because of changes in the business of the two companies. Mr. Scheider responded that he would discuss the proposal for a special dividend with the ZF board members and its financial advisors.

On March 21, 2019, Latham delivered a proposal with respect to the regulatory efforts provision of the merger agreement. On March 22, 2019, Latham delivered a draft credit facilities agreement to Skadden.

On March 23, 2019, the Board met telephonically to discuss the potential transaction with ZF, with Ms. Brown, Mr. Fioroni and representatives of Goldman Sachs and Skadden in attendance. Mr. Esculier updated the Board on the management meetings between WABCO and ZF, and his discussions with Mr. Scheider, including with respect to the price that ZF would be willing to pay for WABCO. Mr. Esculier also informed the Board of the discussions with Company F and Company G since WABCO’s last Board meeting, and noted that WABCO had received no inbound indications of interest since media reports of a potential transaction first appeared on February 27, 2019. Skadden discussed the remaining open issues in the merger agreement, including regulatory efforts commitments, matters related to WABCO’s special meeting, the termination fee amount and payment triggers and employee benefits matters. The Board instructed WABCO management to negotiate a regulatory efforts standard, subject to specified exceptions, that would require ZF to agree to conditions imposed by regulatory authorities, so long as such conditions would not result in a material adverse effect on ZF and WABCO, taken as a whole, after giving effect to the merger. Skadden also discussed with the Board the timing of a special meeting for WABCO stockholders to vote on the potential transaction. The Board discussed the treatment of employee equity and cash awards in the draft merger agreement. The Board also considered an amendment to WABCO’s bylaws which would require certain types of lawsuits relating to internal corporate governance matters to be pursued in Delaware, and the bylaw amendment was unanimously approved by the Board.

On March 25, 2019, Mr. Esculier and Mr. Scheider had a telephonic discussion, during which Mr. Scheider agreed to raise the price to $134.50 for each share of WABCO common stock, noting that the price would represent a premium of 11.5% to WABCO’s undisturbed stock price of $120.75 per share on February 26, 2019, and that the premium of 11.5% was greater than the premium that ZF had considered paying for WABCO shares in 2017.

Mr. Esculier discussed the revised proposal from ZF with WABCO’s lead independent director, Mr. Jean-Paul Montupet. Although they noted the premium to the undisturbed price was higher than the premium proposed by ZF in 2017, they discussed the possibility that the merger could take longer to close than the transaction contemplated in 2017 because of changes in the businesses of the two companies, and that WABCO stockholders should be compensated for the additional time between signing and closing. They determined that Mr. Esculier should ask for an additional $4.00 per share, or $138.50 per share, and should express a willingness to take all or part of the additional $4.00 in the form of a special dividend if ZF preferred that structure.

Following the discussion with Mr. Montupet, Mr. Esculier called Mr. Scheider and told Mr. Scheider that in addition to the purchase price of $134.50 per share, the Board believed that WABCO stockholders should be compensated for the additional time between signing and closing, that $4.00 per share of additional consideration would be appropriate compensation and that WABCO would be willing to take all or part of that increase in the form of a special dividend. Mr. Scheider told Mr. Esculier that he would need to discuss the proposal with members of his supervisory board and that he would call Mr. Esculier the following day after such consultation.

On March 26, 2019, Mr. Scheider and Mr. Esculier had a telephonic discussion as a follow up to their call on the previous day. Mr. Scheider told Mr. Esculier that the ZF supervisory board did not see the rationale for a special dividend. Mr. Esculier responded that if there was no special dividend, he had discussed with the Board the potential purchase price of $138.00 per share. Mr. Scheider then told Mr. Esculier that he was willing to recommend a purchase price of $136.50 per share to the ZF supervisory board, if WABCO dropped its request for a special dividend. Mr. Scheider noted that a purchase price of $136.50 per share represented a premium of 13% to WABCO’s undisturbed stock price of $120.75 on February 26, 2019. After Mr. Scheider offered $136.50 per share, Mr. Esculier responded that he was not authorized at that level and would have to consult with the members of the Transaction Committee and the Board before responding to Mr. Scheider. Mr. Scheider responded that ZF was not prepared to increase further. Mr. Esculier and Mr. Scheider also discussed the appropriate amount of a termination fee, without reaching agreement. Shortly after his discussion with Mr. Scheider, Mr. Esculier consulted with Mr. Montupet and other members of the Transaction Committee, who agreed that Mr. Esculier should convey to Mr. Scheider agreement on a price per share of $136.50. They also determined that Mr. Esculier should seek a termination fee of 3% of the equity value of WABCO under circumstances described in the merger agreement, with no expense reimbursement in the event that WABCO stockholders do not vote in favor of the merger. Later that day, Mr. Esculier called Mr. Scheider and informed him that a purchase price of $136.50 was likely to be acceptable to the Board, so long as the parties could resolve the other points that remained open.

Between March 26, 2019 and March 27, 2019, Latham and Skadden exchanged drafts of the merger agreement and the credit facilities agreement and WABCO and ZF reached agreement on the events giving rise to a termination fee, matters related to the WABCO special meeting, the amount of the termination fee and the standard for regulatory efforts.

Also on March 27, 2019, the Board met in person to discuss the potential transaction, with members of WABCO management and representatives of Skadden and Goldman Sachs in attendance. The Board reviewed WABCO’s strategic plan and forecasts for the first quarter of 2019. Goldman Sachs presented the Board with a further preliminary financial analysis of WABCO and the proposed transaction. Skadden reviewed the provisions of the draft merger agreement where agreement had been reached with ZF, including the events giving rise to a termination fee, the amount of the termination fee, matters related to the WABCO special meeting and efforts with respect to regulatory matters. The Board discussed a new provision in the draft merger agreement proposed by ZF which carved a specified business of ZF out of the regulatory efforts covenant. The Board determined that WABCO should receive a reverse termination fee in the event that regulatory approvals were not obtained under certain circumstances in which ZF refused to divest certain of its assets. Skadden made a presentation to the Board on its fiduciary duties under Delaware law in the context of a sale transaction. The Board discussed the benefits of the proposed transaction with ZF, including the benefits of eliminating the anticipated long-term risks and challenges associated with continuing to implement WABCO’s strategic plan, particularly in light of the transformational changes and realignments expected in the automotive/truck industry. The Board also discussed the potential values, benefits, risks and uncertainties associated with possible strategic alternatives to the merger, which included potential collaborations, acquisitions, joint ventures, strategic combinations with third parties and investments in new technologies. The Board considered numerous contacts made by WABCO or by its advisors with third parties over the past several years with respect to a potential transaction involving the acquisition of WABCO, none of which resulted in a transaction. The Board also noted that no interested parties contacted WABCO or its financial advisor to express an interest in acquiring WABCO following media reports on February 27, 2019 that ZF was considering a transaction with WABCO. The Board also discussed the treatment of stock options, stock units and cash incentive awards in the proposed merger agreement and whether this treatment could create any potential conflicts. The Compensation, Nomination and Governance Committee of WABCO also met on March 27, 2019 to approve resolutions regarding the treatment of stock options, stock units and cash incentive awards in the proposed merger agreement, provided that the Board subsequently approved entry into the merger agreement.

Later that day, Mr. Esculier called Mr. Scheider and asked whether ZF would be willing to pay a reverse termination fee in the event regulatory approvals were not obtained in connection with the transaction under certain circumstances in which ZF was required to sell a business specified in the merger agreement and refused to do so. On the call, Mr. Scheider agreed to a reverse termination fee of 3% of the equity value of WABCO under the circumstances described in the draft merger agreement. Shortly thereafter, representatives of Skadden and Latham exchanged drafts of the merger agreement, reflecting the matters agreed by Mr. Esculier and Mr. Scheider.

Early in the day on March 28, 2019, the Board met in person, with members of WABCO management and representatives of Goldman Sachs and Skadden in attendance. Representatives of Skadden reviewed the terms of the final draft of the merger agreement with the Board. Goldman Sachs reviewed updated financial analyses that reflected the closing trading price of WABCO common stock on March 26, 2019. Goldman Sachs then delivered its oral opinion to the Board, subsequently confirmed in writing, that, as of March 28, 2019 and based upon and subject to the factors and assumptions set forth therein, the $136.50 in cash per share to be paid to the holders of shares (other than ZF and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Although the Board was supportive of WABCO’s strategic plan, the Board determined that the merger consideration is more favorable to WABCO stockholders than the potential value that is reasonably expected to result from WABCO continuing as an independent public company, taking into account the anticipated long-term risks and challenges associated with continuing to implement its strategic plan, particularly in light of the transformational changes and realignments expected in the automotive/truck industry, including those resulting from the potential growing adoption of autonomous driving and electrification. The Board also considered the terms of the transaction, including the certainty of consummation of the transaction in light of the conditions to closing of the merger contained in the merger agreement and the regulatory efforts required by ZF, as well as the fact that ZF would have fully committed financing in place upon execution of the merger agreement. In connection with its evaluation of the merger, the Board considered strategic alternatives to the merger, and its assessment that no other alternatives were reasonably likely to create greater value for WABCO stockholders than the merger. The Board also considered the other factors described in the section entitled “The Merger—Recommendation of the WABCO Board of Directors and Reasons for the Merger” beginning on page 42, as well as regulatory approval risks, financing requirements of the proposed transaction and the various risks, including those described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23, arising in connection with the proposed transaction. Following such deliberations, the Board determined that it is in the best interests of WABCO and WABCO stockholders to enter into the merger agreement with ZF, declared it advisable to enter into the merger agreement and consummate the merger and approved the execution and delivery of the merger agreement by WABCO and consummation of the merger.

On March 28, 2019, after execution of the credit facilities agreement between ZF and the financing sources, a copy of which was provided to WABCO and its financial and legal advisors, WABCO, ZF and Merger Sub executed and delivered the merger agreement.

On the morning of March 28, 2019, prior to the opening of trading on the NYSE, the parties each issued a press release announcing the transaction and the execution of the merger agreement.

Recommendation of the WABCO Board and Reasons for the Merger

Recommendation of the WABCO Board

At a meeting of the Board held on March 28, 2019, the Board unanimously determined that it is in the best interests of WABCO and the WABCO stockholders, and declared it advisable, to enter into the merger agreement and consummate the merger, approved the execution and delivery of the merger agreement by WABCO and the consummation of the transactions contemplated thereby, including the merger, directed that the adoption of the merger agreement be submitted to a vote at the special meeting, and unanimously resolved to recommend that the WABCO stockholders vote in favor of the adoption of the merger agreement.

The Board unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Reasons for the Merger

In reaching its determination, the Board met and consulted with WABCO management and its legal and financial advisors. The Board reviewed a significant amount of information and considered a number of factors with respect to WABCO and the industry in which it operates, which it regularly reviews in connection with WABCO’s strategic planning. The Board also reviewed the terms of the merger agreement and the transactions contemplated thereby, including, among other things, the factors listed below (not necessarily in order of relative importance) which the Board viewed as being generally positive or favorable in coming to its determination, approval and related recommendation.

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Merger consideration. The Board considered the merger consideration of $136.50 per share in cash in relation to the Board’s views of the current and future value of WABCO as an independent public company. The Board also considered the fact that the merger consideration of $136.50 per share in cash represents a premium of 13.0% over WABCO’s last undisturbed closing share price of $120.75 as of February 26, 2019, the day before media reports that ZF was considering a transaction with WABCO, 23.1% over WABCO’s undisturbed trailing three month volume-weighted average price of $110.90 as of February 26, 2019 and 21.8% over WABCO’s undisturbed trailing six month volume-weighted average price of $112.00 as of February 26, 2019. The Board also considered that the merger consideration of $136.50 per share in cash represents a 12.7x adjusted performance EBITDA multiple for the 12 months ended December 31, 2018. The Board also considered the presentations delivered by representatives of Goldman Sachs, financial advisor to the Company, which included an illustrative discounted cash flow analysis, using all nine years of the internal forecasts for WABCO provided by WABCO management to Goldman Sachs. The Board focused on the illustrative discounted cash flow analysis presented by Goldman Sachs as reflective of the value of WABCO over the long-term. The Board also considered that Goldman Sachs explained that its presentation did not include an analysis of comparable transactions solely in the commercial auto industry due to the limited number of publicly disclosed transactions in this sector.

•	Cash consideration. The Board considered the fact that the merger consideration is payable entirely in cash, which provides liquidity and certainty of value to WABCO stockholders.

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Forward price/earnings multiples of WABCO relative to comparable companies. The Board considered WABCO’s undisturbed forward price/earnings trading multiples relative to the multiples of companies that it considered to be comparable to WABCO. The Board noted that prior to media reports that ZF was considering a transaction with WABCO and WABCO’s subsequent statement acknowledging that it had been approached by ZF and had engaged in preliminary discussions with ZF on February 27, 2019, the shares of WABCO common stock were trading at a higher forward price/earnings multiple premium than those comparable companies than had been the case for many long-term historical time periods, including for the six month, one year, three year and five year periods ending on March 26, 2019. The Board believed that the merger consideration of $136.50 presented an opportunity for WABCO stockholders to capture a premium in addition to an undisturbed share price of $120.75 as of February 26, 2019 that reflected a wider than historical average price/earnings multiple relative premium to the comparable companies.

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De-risking WABCO’s strategic plan. While the Board remains supportive of WABCO’s strategic plan and optimistic about WABCO’s prospects, the Board took into account the uncertainties associated with the long-term risks and challenges in continuing to implement its strategic plan. The Board considered that, after completion of the merger, WABCO stockholders would no longer bear the strategic business and execution risks related to a continuing investment in WABCO, particularly in light of the transformational changes and realignments expected in the automotive/truck industry resulting from the growing adoption of autonomous driving and electrification, and the potential for increased competitive pressures from new entrants into the industry from the adjacent automotive/truck sector and from the high-tech/digital space.

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Review of WABCO’s business and strategic position as an independent company. The Board reviewed the state of WABCO’s business and operations as well as its business strategy and competitive position based on its in-depth familiarity with such matters. The Board took note of WABCO’s position in the supply chain in terms of its reliance on stand-alone relationships with suppliers, OEMs and other customers, and lack of significant partnerships with any large automotive supplier. The Board also considered industry cycles and trends, and economic and market conditions, both on a historical and on a prospective basis, in the regions where WABCO operates, noting the highly cyclical nature of the industry, and that several industry analysts and participants (including WABCO management) informed the Board of the risk that the industry may be at the beginning of a downward cycle. The Board also considered the potential impact of the possible introduction of new automotive tariffs, Brexit and the uncertainty created by the current political environment in multiple regions.

The Board determined that the merger consideration would enable WABCO stockholders to realize WABCO’s value, without having to bear the strategic business and execution risks associated with continuing as an independent public company, including:

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Risks associated with the changing pace of technology in WABCO’s industry and whether WABCO will be able to continue to develop and deploy breakthrough technologies to meet the evolving needs of its customers;

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Risks associated with significant investments beyond investments currently anticipated, which would become necessary over time to support WABCO’s long-term strategic objectives as it faces evolving technologies in the automotive/truck industry and the related effects of such investments on operating margins;

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Risks resulting from the shifting roles of industry participants, including the pressure on WABCO’s operating margins that could result from the potential industry re-alignment among OEMs, Tier 1 suppliers and other industry participants; and

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Risks associated with the continued implementation of the succession plan currently underway for WABCO’s CEO, which involves the selection of a replacement CEO candidate for WABCO and a transition period.

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Review of evolving industry dynamics. The Board considered the fact that the industry is expected to experience profound changes in the coming years, primarily related to the growing adoption of autonomous driving and electrification. The timing and nature of such changes are difficult to predict. The Board noted that the introduction of vehicles equipped with these technologies is linked to the industry’s ability to develop economically viable solutions and could be affected by the ability of governments in various jurisdictions to develop safety regulations, as well as the time needed for industry participants to develop technologies that comply with such regulations. As a result, significant investments by all industry participants will be necessary in order to develop and deploy the necessary technologies for autonomous driving and electrification as well as the regulations with respect to such vehicles. In addition, the Board discussed the likelihood that the roles played by various industry participants could shift and cause major disruptions in the supply chain—for example, OEMs may decide to interact with their suppliers differently and large automotive industry suppliers may decide to expand their market to address the commercial vehicle sector, capitalizing on their experience and capabilities to directly supply sensors in large volume. The Board also discussed that consolidation through acquisitions, joint ventures or partnerships may accelerate throughout the industry at both the OEM and supplier levels, as industry participants seek to gain scale and achieve better amortization of their required investments. The Board considered that continued industry consolidation could negatively affect WABCO’s ability to identify partners to engage in joint ventures or collaborations necessary for developing and accessing new technologies.

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Effect of evolving industry dynamics on WABCO. The Board discussed the effect such industry changes could have on a stand-alone public company of WABCO’s size, noting that WABCO depends on a limited number of automotive suppliers to source its sensors. In addition, the required level of investment to develop breakthrough technologies may put pressure on WABCO’s operating margins, with the return on investment and its timing being uncertain, particularly as compared to larger industry participants that may be able to amortize these costs over significantly larger volume passenger car platforms. Further, the strategic positioning chosen by WABCO may not ultimately align well with the roles taken by other industry participants. The Board also noted that its choice of strategic partners could affect WABCO’s relationship with other industry participants. The Board considered that WABCO may be less able to compete for the talent necessary to develop such technologies given larger industry participants in competition for the same talent. The Board discussed the effect of the merger on WABCO in light of the challenges presented by these evolving industry dynamics and noted that, after consummating the merger, WABCO stockholders would no longer bear the risks related to a continuing investment in WABCO.

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Review of strategic alternatives to the merger. The Board considered strategic alternatives to the merger, and its assessment that no other alternatives were reasonably likely to create greater value for WABCO stockholders than the merger. The Board discussed the potential values, benefits, risks and uncertainties associated with possible strategic alternatives to the merger, which included potential collaborations, acquisitions, joint ventures, strategic combinations with third parties and investments in new technologies. The Board also considered numerous contacts made by WABCO or by its advisors with third parties over the past years with respect to a potential transaction involving the acquisition of WABCO, including inquiries made by WABCO of third parties in connection with potential acquisition discussions in 2017 and again in 2019, none of which resulted in a transaction. The Board noted that notwithstanding WABCO’s disclosure in 2017 regarding a prior acquisition proposal it had received, only one other interested party contacted WABCO since that time, and discussions did not progress beyond a preliminary stage. The Board also noted that no interested parties contacted WABCO or its financial advisor to express an interest in acquiring WABCO following media reports in 2019 that ZF was considering a transaction with WABCO and WABCO’s subsequent statement acknowledging that it had been approached by ZF and had engaged in preliminary discussions with ZF. The Board also considered that if discussions with respect to the merger with ZF were to terminate, it is possible that ZF would seek an alternative acquisition target, which would render it unlikely that it would continue to be interested in an acquisition of WABCO.

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Fairness opinion. The Board considered the opinion of Goldman Sachs delivered to the Board that, as of March 28, 2019, and based upon and subject to the factors and assumptions set forth therein, the $136.50 in cash per share to be paid to the holders of WABCO common stock (other than ZF and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders. The Board also considered the financial analyses presented by Goldman Sachs in connection with the delivery of its opinion, which are summarized in such section of this proxy statement.

•	Merger agreement. The Board considered the terms of the merger agreement, which were negotiated on an arm’s-length basis by WABCO management, in coordination with WABCO’s outside legal counsel, the Board’s transaction committee, the lead independent director and other Board members, more fully described in the section entitled “Terms of the Merger Agreement” beginning on page 63. Certain provisions of the merger agreement that the Board considered important include:

•	The representations, warranties and covenants of the parties, and the parties’ ability to terminate the merger agreement, which the Board considered to be reasonable and customary;

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ZF’s covenants in furtherance of obtaining required regulatory approvals, which may require ZF to (i) sell or dispose of assets or businesses of WABCO or ZF, (ii) agree to other remedial actions, if required by regulatory authorities and (iii) pay a fee under certain circumstances where divestitures of specified ZF assets are required and ZF refuses to divest of such assets;

•	The limited number and nature of the conditions to ZF’s obligation to consummate the merger;

•	The fact that WABCO has sufficient operating flexibility to conduct its business in the ordinary course between the execution of the merger agreement and consummation of the merger;

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The right of the Board to respond to a competing superior proposal, subject to certain restrictions and the requirement that WABCO pay ZF the applicable termination fee if WABCO terminates the merger agreement to accept a superior proposal;

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The Board’s view that the termination fee was reasonable in the context of comparable transactions, and would not unduly deter any interested party from submitting a competing proposal to acquire WABCO;

•	The fact that WABCO would not owe ZF a fee or reimbursement of expenses if WABCO stockholders did not approve the merger; and

•	The Board’s right to change its recommendation, subject to certain restrictions, in connection with an intervening event or a superior proposal.

The Board noted that, on all matters, WABCO management took direction from, and acted in consultation with, the Board’s transaction committee, the lead independent director and other Board members, and also consulted with the chair of the Compensation Nominating and Governance Committee on compensation matters, including amounts paid to WABCO’s senior executives in connection with change of control payments and acceleration of vesting for then-outstanding equity awards.

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Negotiations with ZF. The Board considered the benefits that the WABCO management team, taking direction from and acting in consultation with the Board’s transaction committee, the lead independent director and other Board members, was able to obtain during negotiations with ZF, including an increase in the merger consideration from ZF’s initial proposal of $132.50 per share to the final merger consideration of $136.50 per share, commitments with respect to ZF’s efforts to obtain regulatory approvals, a reduction in the termination fee required to be paid by WABCO to ZF in certain circumstances involving a superior proposal or a recommendation change by the Board from 3.75% of the transaction value to 3.0% of the transaction value, and ZF’s commitment to pay a reverse termination fee of 3.0% of the transaction value in the event of a failure to obtain regulatory approval of the merger due to ZF’s refusal to divest certain ZF assets. The Board concluded that WABCO had obtained the highest price per share that ZF was willing to agree to pay, considering the extensive negotiations between the parties.

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ZF’s reputation and resources. The Board considered the business reputation and capabilities of ZF and its management, and ZF’s access to the resources needed to complete the merger, which should facilitate consummation of the merger and the other transactions contemplated by the merger agreement.

•	No financing condition. The Board considered the terms of the executed credit facilities agreement providing for ZF’s committed debt financing in connection with the merger and other related transactions and the financial capabilities and reputation of the financing source. The Board also noted that the receipt of financing is not a condition to closing.

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Appraisal rights. The Board considered the fact that stockholders who properly exercise their rights under the DGCL will have the right to dissent from the merger, which would give these stockholders the ability to seek and be paid a judicially determined “fair value” of their shares at the completion of the merger.

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Stockholders’ ability to reject the merger. The Board considered the fact that the merger is subject to the adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of WABCO common stock entitled to vote thereon.

In reaching its decision, the Board also considered, and balanced against the potentially positive factors, a variety of risks and other potentially negative factors concerning the merger and the merger agreement, which included the following factors (not necessarily in order of relative importance).

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Inability to participate in future gains. The Board considered the fact that WABCO stockholders would not have the opportunity to realize the potential long-term value of the potential successful execution of WABCO’s current strategy as an independent public company and, given the all-cash consideration, the merger will not allow WABCO stockholders to benefit from any potential future appreciation in the value of the WABCO business once combined with ZF after the merger.

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Merger consideration is at a discount to trading price of WABCO common stock. The Board considered the fact that, although the merger consideration of $136.50 represents a 13.0% premium to the closing price of WABCO common stock on February 26, 2019, the day before media reports that ZF was considering a transaction with WABCO, the merger consideration represented a discount to the trading price of WABCO’s common stock at the close of trading on the date the merger agreement was considered and approved.

•	Regulatory risk. The Board considered the risk that regulatory approvals necessary to consummate the merger may be delayed or not granted, which may delay or jeopardize the merger.

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Risks associated with announcement and pendency of the merger. The Board considered the possibility that the consummation of the merger might not occur, or might be delayed, despite the companies’ efforts, including by reason of a failure to obtain the approval of WABCO stockholders or a failure of the parties to obtain the applicable regulatory approvals. The Board also considered the risk that the announcement and pendency of the merger may cause substantial harm to WABCO’s relationships with its employees, suppliers, customers and strategic partners.

•	Risks associated with a failure to consummate the merger.

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The Board discussed the fact that the merger is subject to a number of closing conditions, some of which are outside of WABCO’s control. The Board considered the fact that, if the merger is not completed, (i) WABCO will have incurred significant risks, transaction expenses and opportunity costs, including the possibility of disruption to WABCO’s operations, diversion of management and employee attention, employee attrition, a potentially negative effect on WABCO’s business and customer relationships, including the potential loss of business opportunities and the inability to implement projects while the merger agreement is pending and realize the associated financial benefits if the closing fails to occur, (ii) depending on the circumstances that caused the merger not to be completed, the price of WABCO common stock could decline and (iii) the market’s perception of WABCO’s prospects could be adversely affected.

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The Board considered the possibility that regulatory or governmental authorities might seek to prevent or delay the consummation of the merger, including the risk that they might seek an injunction and/or commence an administrative proceeding seeking to prevent the parties from consummating the transaction.

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Restrictions on the operation of WABCO’s business. The Board considered the restrictions on the conduct of WABCO’s business prior to the completion of the merger, which could delay or prevent WABCO from realizing certain business opportunities or taking certain actions with respect to the operations WABCO would otherwise take, absent the pending merger.

•	Litigation risk. The Board considered the risk of litigation challenging the merger, which could delay the closing, or if there is an adverse judgment, indefinitely enjoin completion of the merger.

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Compensation arrangements of officers and directors. The Board discussed the fact that WABCO directors and members of WABCO’s senior executive team may have interests in the merger that may be different from, or in addition to, those of WABCO’s other stockholders, including in connection with amounts paid to senior executives in connection with change of control payments and acceleration of vesting for WABCO’s equity awards.

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Non-solicitation provision. The Board considered the limitations imposed in the merger agreement on the active solicitation of alternative proposals and the possibility that a termination fee payable to ZF if the merger is terminated under certain circumstances might have the effect of discouraging alternative acquisition proposals or reducing the price of such proposals, although the Board believed the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in making a competing proposal.

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Requirement to hold the special meeting in certain circumstances following a change in recommendation. The Board considered the limitation imposed in the merger agreement that, if WABCO does not terminate the merger agreement in accordance with its terms to enter into a competing superior proposal, WABCO is required to take all reasonable action necessary to duly call, give notice of, convene and hold the special meeting of WABCO stockholders, even if the Board effects a change of recommendation and no longer recommends the transaction with ZF to WABCO stockholders.

•	Financing. The Board considered the possibility that the financing for the transaction may not be available to ZF or may not be available on the terms set forth in the commitment letter.

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Diversion of management attention. The Board discussed the fact that substantial time and effort would be required of management to consummate the merger, which could disrupt WABCO’s business operations and could divert employees’ attention away from WABCO’s day-to-day operations.

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Tax treatment. The Board considered the fact that receipt of the all-cash merger consideration would be taxable to WABCO stockholders that are treated as U.S. persons for U.S. federal income tax purposes.

After taking into account all of the factors set forth above, as well as others, the Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger to WABCO stockholders.

The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but summarizes the material factors considered by the Board. In light of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board applied his own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determinations. The Board based its recommendations on the totality of the information presented, including thorough discussions with, and questioning of, WABCO management and the Board’s financial advisor and outside legal counsel. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23.

Opinion of WABCO’s Financial Advisor

Goldman Sachs delivered its opinion to the Board that, as of March 28, 2019 and based upon and subject to the factors and assumptions set forth therein, the $136.50 in cash per share to be paid to the holders of shares (other than ZF and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 28, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the merger and the other transactions contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of shares should vote with respect to the merger or the other transactions contemplated by the merger agreement or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of WABCO for the five fiscal years ended December 31, 2018;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of WABCO;

•	certain other communications from WABCO to WABCO stockholders;

•	certain publicly available research analyst reports for WABCO; and

•

certain internal financial analyses and forecasts for WABCO prepared by WABCO management, as approved for Goldman Sachs’ use by WABCO, which we refer to as the WABCO forecasts in this section of the proxy statement.

Goldman Sachs also held discussions with members of the senior management of WABCO regarding their assessment of the past and current business operations, financial condition and future prospects of WABCO; reviewed the reported price and trading activity for the shares; compared certain financial and stock market information for WABCO with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain business combinations; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with WABCO’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with WABCO’s consent that the WABCO forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of WABCO management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of WABCO or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis.

Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of WABCO to enter into the merger agreement or engage in the transaction or the relative merits of the transactions contemplated by the merger agreement as compared to any strategic alternatives that may be available to WABCO; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders of shares (other than ZF and its affiliates), as of the date of the opinion, of the $136.50 in cash per share to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the other transactions contemplated by the merger agreement or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transactions contemplated by the merger agreement, including, the mandatory open offer as required under the SEBI (Substantial Acquisition of Shares and Takeovers) Regulations, 2011, as amended, which we refer to as the SEBI Takeover Code, or the fairness of the transactions contemplated by the merger agreement to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of WABCO; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of WABCO, or class of such persons, in connection with the merger, whether relative to the $136.50 in cash per share to be paid to the holders of shares (other than ZF and its affiliates) pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the impact of the transactions contemplated by the merger agreement on the solvency or viability of WABCO or ZF or the ability of WABCO or ZF to pay their respective obligations when they come due. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Board in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of WABCO common stock should vote with respect to the merger proposal or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 26, 2019, the second-to-last trading day before the Board approved the merger agreement, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for the shares through March 26, 2019. In addition, Goldman Sachs analyzed the consideration to be paid to holders of shares pursuant to the merger agreement in relation to (i) the closing price per share on March 26, 2019, the second-to-last trading day before the Board approved the merger agreement, (ii) the closing price per share on February 26, 2019, which we refer to as the undisturbed price, the last trading date prior to media reports and WABCO’s confirmation that ZF had approached WABCO, (iii) the volume-weighted average price per share, which we refer to as VWAP, for the 30-day, 60-day, 90-day and 180-day periods ended February 26, 2019 and (iv) the high trading price per share for the 52-week period ended February 26, 2019.

This analysis indicated that the price per share to be paid to holders of shares pursuant to the merger agreement represented:

•	a discount of 4.1% based on the closing price of $142.4 per share on March 26, 2019;

•	a premium of 13.0% based on the undisturbed price of $120.75 per share;

•	a premium of 17.7% based on the VWAP per share of $116.0 for the 30-day period ended February 26, 2019;

•	a premium of 21.2% based on the VWAP per share of $112.6 for the 60-day period ended February 26, 2019;

•	a premium of 23.1% based on the VWAP per share of $110.9 for the 90-day period ended February 26, 2019;

•	a premium of 21.8% based on the VWAP per share of $112.0 for the 180-day period ended February 26, 2019; and

•	a discount of 4.6% based on the highest closing trading price per share of $143.0 for the 52-week period ended February 26, 2019.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. For this analysis, Goldman Sachs used the WABCO forecasts for each of the fiscal years 2019 to 2022. Goldman Sachs first calculated the implied values per share as of March 31 for 2019 through 2021, by applying price to one-year forward earnings per share multiples of 15.2x to 17.2x to the earnings per share estimates for each of the 12-month periods ending on March 31, 2020 through 2022. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account the forward P/E multiple for the shares on February 26, 2019 and historical average forward P/E multiples for the shares during the 5-year period ended February 26, 2019. Goldman Sachs then discounted the implied values per share as of March 31, 2020 and March 31, 2021 back one year and two years, respectively, using an illustrative discount rate of 9.0%, reflecting an estimate of WABCO’s cost of equity. Goldman Sachs derived this discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $122.6 to $147.9 per share.

Illustrative Discounted Cash Flow Analysis. Using the WABCO forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis of WABCO to derive a range of implied values per share as of December 31, 2018. Using discount rates ranging from 8.00% to 9.50%, reflecting estimates of WABCO’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2018 (i) estimates of unlevered free cash flow for WABCO for the years 2019 through 2027 as reflected in the WABCO forecasts and (ii) a range of illustrative terminal values for WABCO, which were calculated by applying perpetuity growth rates ranging from 1.5% to 2.5%, to a terminal year estimate of the free cash flow to be generated by WABCO, as reflected in the WABCO forecasts (which analysis implied a range of multiples of exit year terminal EBITDA (defined as performance operating income plus depreciation and amortization (excluding transaction-related amortization)) of 7.8x to 11.2x). Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the WABCO forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for WABCO by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for WABCO the amount of WABCO’s net debt and other enterprise value adjustments, in each case, as provided by and approved for Goldman Sachs’ use by WABCO management, to derive a range of illustrative equity values for WABCO. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares, as provided by WABCO management, to derive a range of illustrative present values per share of $106 to $157, rounded to the nearest dollar.

Premia Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced during the time period from January 1, 2014 through December 31, 2018 involving a public company based in the United States as the target, where the disclosed transaction values were greater than $2,500,000,000. For the entire period of January 1, 2014 through December 31, 2018, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 155 transactions relative to the target’s last closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 27.3% across the period. This analysis also indicated a 25th percentile premium of 14% and 75th percentile premium of 41% across the period. Then, for each individual year from 2014 to 2018, Goldman Sachs also calculated the median, 25th percentile and 75th percentile premia of the price paid in the transactions relative to the target’s last closing stock price prior to announcement of the transaction. This analysis indicated a range of individual year median premia of 15% to 33% with the most recent year (2018) showing a median premium of 15% to the target’s last closing stock price prior to announcement of the transaction. This analysis also indicated a range of individual year 25th percentile premia of 7% to 21% and individual year 75th percentile premia of 31% to 49%. Using this analysis, Goldman Sachs applied a reference range of illustrative premia of 15% (the median premium paid in 2018) to 27% (the median premium paid across the period from January 1, 2014 through December 31, 2018) to the undisturbed price per share of $120.75 and calculated a range of implied equity values per share of $139 to $154, rounded to the nearest dollar.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to WABCO or ZF or the merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view to the holders of shares (other than ZF and its affiliates), as of March 28, 2019, of the $136.50 in cash per share to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of WABCO, ZF, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The amount of the merger consideration was determined through arm’s-length negotiations between WABCO and ZF and was approved by the Board. Goldman Sachs provided advice to WABCO during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to WABCO or the Board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of WABCO, ZF, any of their respective affiliates and third parties, including The Zeppelin Foundation and The Dr. Jürgen and Irmgard Ulderup Foundation, each a significant shareholder of ZF, or any currency or commodity that may be involved in the transactions contemplated by the merger agreement. Goldman Sachs acted as financial advisor to WABCO in connection with, and participated in certain of the negotiations leading to, the execution of the merger agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to WABCO and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation. During the two-year period ended March 28, 2019, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to WABCO and/or its affiliates of approximately $300,000. During the two-year period ended March 28, 2019, the Investment Banking Division of Goldman Sachs has not been engaged by ZF or its affiliates, including The Zeppelin Foundation and The Dr. Jürgen and Irmgard Ulderup Foundation, to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to WABCO, ZF and their respective affiliates, including The Zeppelin Foundation and The Dr. Jürgen and Irmgard Ulderup Foundation, for which the Investment Banking Division of Goldman Sachs may receive compensation.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to a letter agreement, dated April 18, 2012, as amended on June 21, 2016, May 2, 2017 and March 22, 2019, WABCO engaged Goldman Sachs to act as its financial advisor in connection with the transactions contemplated by the merger agreement. The engagement letter between WABCO and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $46,600,000, all of which is contingent upon consummation of the merger. In addition, WABCO has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain WABCO Prospective Financial Information

WABCO does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, as part of its regular annual strategic planning process, the Board reviews with WABCO management estimates and forecasts for future periods prepared by WABCO management. In connection with that strategic planning process, on February 4, 2019, WABCO management presented to the Board its then-current strategic planning forecasts for the years 2019 through 2027, updating forecasts previously presented to the Board in May of 2018 and October of 2018. We refer to the forecasts discussed with the Board on February 4, 2019 as the 2018 WABCO Forecasts. On March 27, 2019, WABCO management, as part of its regular strategic planning, presented to the Board its then-current strategic planning forecasts and market outlook for the years 2019 through 2027, which were previously discussed with the Board on March 10, 2019. We refer to the forecasts discussed with the Board on March 27, 2019 as the 2019 WABCO Forecasts. WABCO is electing to provide the 2018 WABCO Forecasts and the 2019 WABCO Forecasts, which we collectively refer to as the WABCO Forecasts, in this proxy statement because such information was provided to WABCO’s financial advisor in connection with its financial analyses and partially to ZF for the purpose of considering and evaluating the merger. See also the sections entitled “The Merger—Background of the Merger” and “The Merger—Opinion of WABCO’s Financial Advisor” beginning on pages 33 and 48, respectively. The WABCO Forecasts were not prepared with a view toward public disclosure. The inclusion of the WABCO Forecasts below should not be regarded as an indication that WABCO, ZF, their respective financial advisors or any other recipient of this information considered, or now considers, such information to be necessarily predictive of actual future results.

The WABCO Forecasts are subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the WABCO Forecasts reflect numerous estimates and assumptions made by WABCO management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to WABCO’s business, all of which are difficult to predict and many of which are beyond WABCO’s control. As a result, there can be no assurance that the WABCO Forecasts will be realized or that actual results will not be significantly higher or lower than estimated. Portions of the WABCO Forecasts cover multiple years. Such information by its nature becomes less predictive with each successive year. WABCO stockholders are urged to review WABCO’s most recent SEC filings for a description of risk factors with respect to WABCO’s business, and a description of the reported financial condition and results of operations during 2018 of WABCO. See also the sections entitled “Cautionary Statement Regarding Forward-Looking Statements”, “The Merger—Recommendation of the WABCO Board and Reasons for the Merger” and “Where You Can Find More Information” beginning on pages 23, 42 and 100, respectively. The WABCO Forecasts are unaudited and were not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The WABCO Forecasts were prepared based on WABCO as a standalone company. Such forecasts do not take into account the merger, including the impact of negotiating or executing the merger, the expenses that may be incurred in connection with consummating the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger.

The following table summarizes the 2019 WABCO Forecasts. The 2019 WABCO Forecasts were approved by WABCO for use by its financial advisor in connection with delivering its oral opinion to the Board, subsequently confirmed in writing, that, as of March 28, 2019 and based upon and subject to the factors and assumptions set forth therein, the $136.50 in cash per share to be paid to the holders of shares (other than ZF and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders, and performing its financial analyses in connection therewith.

	2019 WABCO Forecasts
	($ in millions)
	2019(E)	2020(E)	2021(E)	2022(E)	2023(E)	2024(E)	2025(E)	2026(E)	2027(E)
Revenues	$3,930	$4,080	$4,354	$4,782	$5,214	$5,527	$5,859	$6,210	$6,583
Operating Income—Performance	$533	$555	$599	$680	$758	$805 *	$854 *	$907 *	$963 *
Operating Income—Reported	$492	$515	$558	$640	$717	$764	$814	$867	$923
EBIT—Performance	$486	$509	$548	$625	$701	$746	$794	$845	$898
Cash Tax Rate	17.6%	14.5%	18.3%	18.7%	19.6%	22.2%	15.3%	15.4%	15.4%
Depreciation and Amortization	$132	$139	$146	$153	$160	$167	$174	$181	$188
Capex	$(139)	$(145)	$(152)	$(159)	$(166)	$(172)	$(179)	$(186)	$(192)
Change in Net Working Capital(1)	$(18)	$(27)	$(50)	$(78)	$(79)	$(57)	$(60)	$(64)	$(68)

(1)	Cash flow impact

*	Represents forecasted financials shared by WABCO with its financial advisor and not with ZF.

Note: Goldman Sachs calculated estimated unlevered free cash flows for WABCO for the years 2019 through 2027 by subtracting Cash Taxes, Capex and increases in Net Working Capital from Operating Income—Reported and adding back Depreciation and Amortization. All of the data that Goldman Sachs used to calculate the unlevered free cash flows were provided by WABCO management and approved by WABCO for such use by Goldman Sachs. The results of these calculations of unlevered free cash flows for 2019 through 2027 were as follows ($ in millions): 381, 406, 401, 437, 493, 533, 625, 665 and 709, respectively.

For the purposes of this proxy statement:

“Operating Income—Performance” means operating income adjusted for streamlining, separation costs and acquisition-related costs.

“Operating Income—Reported” means reported operating income unadjusted for streamlining, separation costs and acquisition-related costs.

“EBIT—Performance” means earnings before interest and taxes adjusted for streamlining, separation costs, acquisition-related costs and other items that management believes may mask the underlying operating results of WABCO.

“Capex” means net investments in PP&E, tooling and capitalized software.

WABCO management also calculated projected earnings per share (performance) based upon the 2019 WABCO Forecasts and provided such calculations to Goldman Sachs in March of 2019, as reflected in the following table.

	Fiscal Year Ending December 31,
	($ per share)
	2019(E)	2020(E)	2021(E)	2022(E)	2023(E)	2024(E)	2025(E)	2026(E)	2027(E)
EPS—Performance	$7.91	$8.48	$9.71	$11.83	$14.21	$16.27	$18.71	$21.67	$25.27

“EPS—Performance” means reported earnings per share adjusted for streamlining, separation, one-time tax & discrete tax items and acquisition-related costs.

WABCO management had previously shared with its financial advisor and ZF the 2018 WABCO Forecasts in February of 2019, reflecting WABCO management’s best estimates at the time of their preparation. As is customary for WABCO, WABCO management prepared the 2019 WABCO Forecasts in March of 2019, as part of its regular annual strategic planning process. The 2019 WABCO Forecasts (as compared to the 2018 WABCO Forecasts) reflect refined expectations with respect to revenue growth and profitability, as well as refined cash tax rate calculations.

	2018 WABCO Forecasts
	($ in millions)
	2019(E)	2020(E)	2021(E)	2022(E)	2023(E)	2024(E)		2025(E)		2026(E)		2027(E)
Revenues	$3,903	$4,074	$4,407	$4,827	$5,181	$5,492		$5,821		$6,171		$6,541
Operating Income—Performance	$529	$554	$614	$690	$743	$789	*	$839	*	$891	*	$947	*
Operating Income—Reported	$489	$514	$574	$649	$703	$749	*	$799	*	$851	*	$907	*
EBIT—Performance	$483	$508	$564	$635	$687	$731		$779		$829		$882
Cash Tax Rate	18.0%	18.0%	18.0%	18.0%	18.0%	18.0	%*	18.0	%*	18.0	%*	18.0	%*
Depreciation and Amortization	$132	$139	$146	$153	$160	$167		$174		$181		$188
Capex	$(139)	$(145)	$(152)	$(159)	$(166)	$(172)		$(179)		$(186)		$(192)
Change in Net Working Capital(1)	$(13)	$(31)	$(61)	$(76)	$(65)	$(57)		$(60)		$(64)		$(67)

(1)	Cash flow impact

*	Represents forecasted financials shared by WABCO with its financial advisor and not with ZF.

Note: Goldman Sachs calculated estimated unlevered free cash flows for WABCO for the years 2019 through 2027 by subtracting Cash Taxes, Capex and increases in Net Working Capital from Operating Income—Reported and adding back Depreciation and Amortization. All of the data that Goldman Sachs used to calculate the unlevered free cash flows were provided by WABCO management and approved by WABCO for such use by Goldman Sachs. The results of these calculations of unlevered free cash flows for 2019 through 2027 were as follows ($ in millions): 381, 384, 404, 451, 506, 553, 590, 630 and 672, respectively.

WABCO management also calculated projected earnings per share (performance) based upon the 2018 WABCO Forecasts and provided such calculations to Goldman Sachs in February of 2019, as reflected in the following table.

	Fiscal Year Ending December 31,
	($ per share)
	2019(E)	2020(E)	2021(E)	2022(E)	2023(E)	2024(E)	2025(E)	2026(E)	2027(E)
EPS—Performance	$7.85	$8.47	$9.99	$12.02	$13.91	$15.93	$18.34	$21.25	$24.81

Readers of this proxy statement are cautioned not to rely on the WABCO Forecasts set forth above. No representation or warranty is or has been made to WABCO stockholders by WABCO, its financial advisor or any other person regarding the information included in the WABCO Forecasts described herein. The inclusion of the WABCO Forecasts in this proxy statement should not be regarded as an indication that such prospective financial information will be necessarily predictive of actual future events nor construed as financial guidance, and they should not be relied on as such. Factors that could cause the above future results to differ from the above WABCO Forecasts include general economic, regulatory and market conditions, changes in actual or projected cash flows, competitive pressures, changes in tax laws or accounting rules, changes in government regulations and regulatory requirements and the other matters discussed in WABCO’s most recent SEC filings. For a description of risk factors with respect to WABCO’s business, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements”, “The Merger—Recommendation of the WABCO Board and Reasons for the Merger” and “Where You Can Find More Information” beginning on pages 23, 42 and 100, respectively.

WABCO DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE WABCO FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH PROSPECTIVE FINANCIAL INFORMATION WAS COMPILED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE WABCO FORECASTS ARE NO LONGER APPROPRIATE.

Interests of WABCO Non-Employee Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote in favor of the merger proposal, you should be aware that, aside from their interests as WABCO stockholders, WABCO directors and executive officers have interests in the merger that are different from, or in addition to, the interests of WABCO stockholders generally. The Board was aware of and considered these, among other matters, in evaluating and negotiating the merger agreement and in recommending to WABCO stockholders that they vote in favor of the merger proposal. See the sections entitled “The Merger—Background of the Merger” and “The Merger—Recommendation of the WABCO Board and Reasons for the Merger” beginning on pages 33 and 42, respectively. These interests are described in more detail below.

Treatment of WABCO Executive Officer Equity and Cash Incentive Compensation

Our executive officers hold various types of compensatory awards with respect to WABCO common stock. Our non-employee directors hold awards of DSUs that are fully vested at grant. At the effective time, each equity award relating to a share of WABCO common stock and each cash incentive award granted under a company incentive plan that is held by a WABCO executive officer immediately prior to the effective time will be cancelled and converted into the right to receive a cash payment as described in the section entitled “Terms of the Merger Agreement—Effect on Capital Stock; Merger Consideration—Treatment of Equity and Cash Incentive Compensation” beginning on page 64.

Summary of Unvested Equity and Cash Incentive Awards Held by Executive Officers

The table below sets forth the estimated value of unvested equity and cash incentive awards held as of May 13, 2019, the last practicable date prior to the date of this proxy statement, by WABCO executive officers, including named executive officers, based on the merger consideration of $136.50 per share of WABCO common stock, without interest and less any applicable withholding taxes. Depending on when the merger is completed, certain outstanding equity awards shown in the table below may become vested in accordance with their terms without regard to the merger. All equity awards held by our directors, which consist of DSUs, and all stock options held by executive officers, if any, are fully vested and are therefore not reflected in the table below. The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after May 13, 2019 and before the effective time.

Unvested Equity and Cash Incentive Awards Held by Executive Officers

Named Executive Officers	Aggregate Value of Unvested Cash Incentive Awards ($)(1)	Aggregate Number of Unvested RSUs (#)	Aggregate Value of Unvested RSUs ($)	Aggregate Number of Unvested PSUs (#)(2)	Aggregate Value of Unvested PSUs ($)	Total Value ($)
Jacques Esculier	5,592,296	26,654	3,638,271	52,662	7,188,363	16,418,930
Sean Deason(3)	337,169	3,130	427,245	2,876	392,574	1,156,988
Roberto Fioroni(4)	—	—	—	—	—	—
Nick Rens	440,684	4,229	577,259	8,052	1,099,098	2,117,041
Lisa Brown	2,385,137	3,160	431,340	5,978	815,997	3,632,474
Christian Brenneke	320,655	4,516	616,434	4,789	653,699	1,590,788
Alexander De Bock(5)	274,382	2,484	339,066	1,598	218,127	831,575
Other Executive Officers
Nicolas Bardot	314,774	2,425	331,013	4,789	653,699	1,299,486
Mazen Mazraani	309,423	2,667	364,046	5,268	719,082	1,392,551
Jorge Solis(6)	—	—	—	—	—	—

(1)

The cash incentive awards column reflects cash annual incentive plan and long-term incentive plan awards granted under the company incentive plans at the actual level of performance as of May 13, 2019, pro-rated to reflect the period elapsed from the first day of the applicable performance period through May 13, 2019. Mr. Esculier’s 2018 long-term cash incentive award will vest at the target level of performance upon the occurrence of the effective time and a cash retention award of $2 million for Ms. Brown will vest and be paid at the effective time if not earlier vested.

(2)

The PSU column includes (i) PSUs with a performance period ending on December 31, 2019 with the number of underlying shares reflected at actual performance as of May 13, 2019 and (ii) all other PSUs, with the number of underlying shares reflected at the target level of performance.

(3)	Mr. Deason was appointed as WABCO’s chief financial officer & controller effective April 1, 2019.

(4)	Mr. Fioroni resigned as WABCO’s chief financial officer effective April 1, 2019 and will not receive any compensation in connection with the closing.

(5)	Mr. De Bock, WABCO’s vice president finance planning & analysis and treasurer, previously served as WABCO’s interim chief financial officer from September 2017 until June 2018.

(6)

Mr. Solis, former president, truck, bus & car original equipment manufacturers division, terminated employment with WABCO effective February 28, 2019 and will not receive any compensation in connection with the closing.

As of May 13, 2019, all equity awards held by our directors, which consist of 27,815 DSUs in the aggregate, are fully vested and, based on the merger consideration of $136.50 per share of WABCO common stock, have an aggregate estimated value of $3,796,748.

Future WABCO Equity and Cash Incentive Awards

WABCO may grant equity awards and cash incentive awards in the ordinary course of business prior to the closing, subject to certain restrictions, including that the aggregate grant date value of any annual equity grants will not exceed $16 million. All such equity and cash incentive awards will be subject to the same treatment applicable to such awards as described in the section entitled “Terms of the Merger Agreement—Effect on Capital Stock; Merger Consideration—Treatment of Equity and Cash Incentive Compensation” beginning on page 64.

Potential Payments to Executive Officers upon Termination in Connection with a Change of Control

Each WABCO executive officer, including named executive officers, is eligible to receive enhanced severance benefits under the WABCO change of control severance plan in the event of termination of employment by WABCO without cause or a resignation by the executive officer for good reason (each term cause and good reason as defined in the WABCO change of control severance plan), each occurring within twenty-four months after the effective time, which we refer to as a qualifying termination, of employment in connection with the merger. Upon such a qualifying termination, WABCO executive officers would be eligible to receive (i) a severance payment in an amount equal to two times (three times for the chief executive officer, the chief financial officer, the chief legal officer and the chief human resources officer) the sum of the named executive officer’s annual base salary in effect immediately prior to the qualifying termination plus the executive officer’s target annual incentive bonus in effect for the calendar year in which the qualifying termination occurs plus (ii) the estimated value of company-provided group insurance plan and group medical coverage for two years (three years for the chief executive officer, the chief financial officer, the chief legal officer and the chief human resources officer) and reimbursement of financial planning services up to $5,000.

If any payments or benefits made in connection with the merger would be subject to any excise tax under Sections 280G or 4999 of the Code, then the payments and benefits will be either delivered in full or delivered to such lesser extent as would result in no portion of such amounts being subject to any golden parachute excise tax, whichever results in the greater after-tax benefit to the recipient. No employee is entitled to any gross-up payments in respect of any golden parachute excise tax.

Information related to the estimated amounts each named executive officer would receive upon a qualifying termination of employment is set forth in the section entitled “Proposal 2: Advisory Vote on Merger-Related Compensation for WABCO’s Named Executive Officers” beginning on page 86. The estimated amount that would be payable to the WABCO executive officers who are not named executive officers is $1,180,880 for Mr. Bardot and $1,653,232 for Mr. Mazraani, assuming that (i) the closing occurs on May 13, 2019, (ii) salary and target bonus levels are those in effect as of May 13, 2019 and (iii) a qualifying termination of each WABCO executive officer’s employment occurs immediately following the effective time.

Equity Replacement Program with ZF

For twenty-four months after the effective time, ZF has agreed to provide WABCO employees, including WABCO executive officers, who continue employment with ZF after the effective time, with (i) at least the same base salary and wage rate as provided immediately prior to the effective time, (ii) incentive compensation opportunities (excluding equity awards) that are no less favorable in the aggregate than those provided immediately prior to the effective time and (iii) employee benefits which are no less favorable in the aggregate than those provided immediately prior to the effective time. In place of the equity-based component of compensation provided by WABCO immediately prior to the effective time, ZF has agreed to establish, promptly after the effective time, a cash-based retention program for the benefit of certain WABCO employees, including

WABCO executive officers. Awards under the equity replacement program will consist of cash-based grants equal to two times the value of the target equity compensation award for the applicable employee for 2019, and if the effective time has not occurred as of January 1, 2020, for 2020. Awards will vest in full on the second anniversary of the effective time, subject to continued service through that date, or if earlier, upon a termination of employment by ZF, the surviving corporation or their respective subsidiaries without cause, resignation by the employee for good reason, or upon death or disability. 2019 target equity compensation for WABCO executive officers is as follows: $3,300,000 for Mr. Esculier; $500,000 for Mr. Rens; $400,000 for Mr. Deason; $400,000 for Ms. Brown; $300,000 for Mr. Bardot; $330,000 for Mr. Mazraani; $300,000 for Mr. Brenneke; and $125,000 for Mr. De Bock.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement requires that, from and after the effective time, each of ZF and the surviving corporation will indemnify and hold harmless each present and former director and officer of WABCO and its subsidiaries (in each case, when acting in such capacity), determined as of the effective time, against any costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, litigation, arbitration, hearing or investigation, whether civil, criminal, administrative or investigative and whether formal or informal, arising out of matters existing or occurring at or prior to the effective time, to the fullest extent that WABCO and its subsidiaries would have been permitted under Delaware law and its organizational documents in effect on the date of execution of the merger agreement, subject to certain limitations. In addition, from and after the effective time, the surviving corporation will maintain in effect provisions in the surviving corporation’s organizational documents related to indemnification, advancement of expenses and exculpation of former or present directors and officers that are no less favorable than those provisions set forth in WABCO’s organizational documents in effect on the date of the merger agreement.

Financing of the Merger

The merger is not conditioned on the ability of ZF or Merger Sub to obtain financing. ZF and Merger Sub have represented to WABCO that they will have available to them, together with WABCO’s cash on hand, sufficient funds at the effective time to pay all amounts required to be paid by ZF or Merger Sub pursuant to the terms of the merger agreement, including amounts required to pay the aggregate merger consideration, the amounts required in connection with the Indian offer, the amounts required to refinance any outstanding indebtedness of WABCO required to be refinanced pursuant to the terms of the merger agreement and to pay all associated fees, costs and expenses. ZF expects to finance the merger through proceeds from debt financing.

ZF has made available to WABCO a copy of the fully executed credit facilities agreement. Pursuant to the credit facilities agreement, and subject to the terms and conditions set forth therein, the financing sources have committed to provide ZF with the credit facilities.

The funding of the credit facilities provided for in the credit facilities agreement is contingent on the satisfaction of customary conditions, including the consummation of the merger in accordance with the merger agreement.

The credit facilities commitments will terminate on the earliest of (i) the date that is four months after the closing, (ii) the date on which the merger agreement is terminated prior to the closing and (iii) the date that is eighteen months after the signing of the credit facilities agreement.

The “Indian offer” means the mandatory open offer as required under the SEBI Takeover Code.

U.S. Federal Income Tax Consequences of the Merger

The following is a summary of U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) of WABCO common stock who hold their stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, which we refer to as the Code. This summary is based on the Code, the U.S. Treasury Department regulations issued under the Code, which we refer to as the Treasury Regulations, and administrative rulings and court decisions in effect as of the date of this proxy statement, all of which are subject to change at any time, possibly with retroactive effect. This summary is not binding on the Internal Revenue Service, which we refer to as the IRS, or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of WABCO common stock that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. A “non-U.S. holder” means a beneficial owner of WABCO common stock that is neither a U.S. holder nor a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

This summary is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to holders of WABCO common stock who are subject to special rules under U.S. federal income tax law including, for example, partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) and partners and beneficial owners therein, financial institutions, dealers in securities, insurance companies, tax-exempt entities, mutual funds, real estate investment trusts, personal holding companies, regulated investment companies, securities or currency dealers, traders in securities who elect to use the mark-to-market method of accounting, non-U.S. holders that hold, directly or constructively (or that held, directly or constructively, at any time during the five-year period ending on the date of the merger), 5% or more of the outstanding WABCO common stock, tax-exempt investors, S corporations, holders whose functional currency is not the U.S. dollar, tax-deferred or other retirement accounts, U.S. expatriates, former long-term residents of the United States, holders who acquired WABCO common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold WABCO common stock as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated investment. Also, this summary does not address U.S. federal income tax considerations applicable to holders of WABCO common stock who exercise appraisal rights under Delaware law. In addition, no information is provided with respect to the tax consequences of the merger under any U.S. federal law other than income tax laws (including, for example the U.S. federal estate, gift, Medicare, and alternative minimum tax laws), or any applicable state, local, or foreign tax laws. This summary does not address the tax consequences of any transaction other than the merger (whether or not such transaction occurs in connection with the merger).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds WABCO common stock, the tax treatment of a partner or a beneficial owner of such a partnership generally will depend on the status of the partner or beneficial owner, the activities of the partnership and certain determinations made at the partner or beneficial owner level. Any entity treated as a partnership for U.S. federal income tax purposes that holds WABCO common stock, and any partners and beneficial owners of such partnership, should consult their own independent tax advisors regarding the tax consequences of the merger to their specific circumstances.

The tax consequences of the merger will depend on a holder’s specific situation. Holders should consult their tax advisor as to the tax consequences of the merger relevant to their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.

Tax Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of WABCO common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of WABCO common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the merger and (ii) the U.S. holder’s adjusted tax basis in its WABCO common stock exchanged therefor.

A U.S. holder’s adjusted tax basis in its shares of WABCO common stock will generally equal the price the U.S. holder paid for such shares. If a U.S. holder’s holding period in the shares of WABCO common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of WABCO common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of WABCO common stock.

Tax Consequences to Non-U.S. Holders

Payments made to a non-U.S. holder in exchange for shares of WABCO common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

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the gain, if any, on such shares of WABCO common stock is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States), in which case such gain will generally be subject to U.S. federal income tax at rates applicable to U.S. holders and, if such non-U.S. holder is a corporation, such gain may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate); or

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the non-U.S. holder is an individual who is present in the U.S. for one hundred eighty-three days or more in the taxable year of the exchange of shares of WABCO common stock for the merger consideration pursuant to the merger and certain other conditions are met, in which case the gain, if any, on such shares of WABCO common stock will be subject to tax at a rate of 30% (or lower applicable treaty rate) and such gain may be offset by certain U.S.-source capital losses recognized in the same taxable year, provided that the non-U.S. holder timely files U.S. federal income tax returns with respect to such losses.

Holders of WABCO common stock are urged to consult their own tax advisors with respect to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.

Regulatory Approvals

General

WABCO and ZF have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the merger and the other transactions contemplated by the merger agreement, including obtaining any requisite approvals, subject to certain specified limitations under the merger agreement. This includes using reasonable best efforts to obtain all requisite approvals, clearances, orders, decisions, decrees or authorizations or expirations of any waiting period under the HSR Act, the DPA and certain foreign regulations. The merger is also conditioned upon receipt of certain foreign approvals.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the closing, including the requirement to divest assets. In furtherance thereof, WABCO and ZF have also agreed to work together and use their respective reasonable best efforts to cause WABCO to divest the specified business. ZF has agreed, subject to certain exceptions, to make divestitures and take remedial actions required by regulators so long as such actions do not result in a material adverse effect on the combined company, after giving effect to the merger. ZF is not required to divest a portion of, or certain assets primarily related to, specific product lines or business divisions. For a more complete description, see the section entitled “Terms of the Merger Agreement—Additional Agreements—Efforts to Complete the Merger” beginning on page 76.

Other than the approvals and notifications described below, neither WABCO nor ZF is aware of any material regulatory approvals required to be obtained, or waiting periods required to expire, to consummate the merger. If the parties discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all.

At any time before or after the consummation of the merger, notwithstanding the expiration or termination of any applicable waiting periods, the U.S. Federal Trade Commission, which we refer to as the FTC, or the Antitrust Division of the U.S. Department of Justice, which we refer to as the DOJ, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. In addition, at any time before or after the closing, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act or the equivalent in any foreign jurisdictions, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest. Such action could include seeking to enjoin consummation of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

U.S. Antitrust

Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until WABCO and ZF each file a notification and report form with the FTC and the DOJ, and the applicable waiting period thereunder has expired or been terminated.

CFIUS

The merger agreement provides for the parties to file a joint voluntary notice with CFIUS under the DPA. The DPA provides for national security reviews and, where appropriate, investigations by CFIUS of transactions in which a foreign person or entity acquires control of a U.S. business, which we refer to as a covered transaction. CFIUS review of a covered transaction is subject to an initial forty-five day review period that may be extended by CFIUS for an additional forty-five day investigation period. Both the initial review period and the investigation period may be suspended if the parties to the merger agreement fail to respond promptly to additional questions or requests from CFIUS. As a result of its review or investigation, CFIUS may determine that the proposed transaction is not a covered transaction; may decline to take any action relative to the covered transaction; may propose mitigation terms to resolve any national security concerns presented by the covered transaction; may send a report to the President of the United States recommending that the transaction be suspended or prohibited; or may send a report notifying the President of the United States that CFIUS cannot agree on a recommendation related to the covered transaction. Should CFIUS send a report to the President of the United States, the President of the United States then has fifteen days to decide whether to block the transaction or to take other action. Under the terms of the merger agreement, consummation of the merger is subject to the condition that, either: (a) CFIUS has determined that none of the transactions contemplated by the merger agreement is a “covered transaction” under the DPA, (b) CFIUS has concluded its review and determined that there are no unresolved national security concerns with respect to the transactions contemplated by the merger agreement or (c) following the investigation period, CFIUS reports the transactions contemplated by the merger agreement to the President of the United States and the President of the United States has either made a decision not to suspend or prohibit the transactions contemplated by the merger agreement or has taken no action within fifteen days after the earlier of the date that CFIUS completed its investigation or the date the President of the United States received such report from CFIUS (the satisfaction of one of the foregoing options we refer to as CFIUS clearance).

Non-U.S. Regulatory Approvals

In addition to the required U.S. antitrust and CFIUS clearance described above, pursuant to conditions to the consummation of the merger set forth in the merger agreement, the parties are seeking governmental antitrust or merger control approvals in the European Union (which we refer to as the EU), Brazil, China, India, Japan, Russia, Serbia, South Africa, South Korea and Turkey. There can be no assurance that such approvals will be obtained.

Legal Proceedings Regarding the Merger

On April 23, 2019, a putative class action complaint was filed against WABCO and the Board in the United States District Court for the District of Delaware under the caption Collier v. WABCO Holdings Inc., et al., No. 1:19-cv-00729 (D. Del.). A second putative class action complaint was filed on April 24, 2019 against WABCO and the Board in the United States District Court for the District of Delaware under the caption Kent v. WABCO Holdings Inc., et al., No. 1:19-cv-00735 (D. Del.). A third complaint was filed on April 29, 2019 against WABCO and the Board in the United States District Court for the District of Delaware under the caption Stein v. WABCO Holdings Inc., et al., No. 1:19-cv-00782 (D. Del.). A fourth complaint was filed on May 2, 2019 against WABCO and the Board in the United States District Court for the District of Delaware under the caption Kengchoon v. WABCO Holdings Inc., et al., No. 1:19-cv-00816 (D. Del.). The complaints allege that the preliminary proxy statement, among other things, omitted material information in violation of Sections 14(a) and 20(a) of the Exchange Act, rendering the preliminary proxy statement false and misleading. Among other remedies, the complaints seek to enjoin the special meeting and the closing, as well as damages, costs and attorneys’ fees. The defendants believe that the lawsuits are without merit.

TERMS OF THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the merger agreement carefully in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the merger agreement were made for purposes of the merger agreement and as of specific dates, were for the benefit of the parties to the merger agreement except as expressly stated therein and may be subject to important qualifications, limitations and supplemental information agreed to by WABCO, ZF and Merger Sub in connection with negotiating the terms of the merger agreement, including certain qualifications, limitations and supplemental information disclosed in the confidential disclosure schedules to the merger agreement. In addition, the representations and warranties were included in the merger agreement for the purpose of allocating contractual risk between WABCO, ZF and Merger Sub, and may be subject to standards of materiality applicable to such parties that differ from those generally applicable to investors. In reviewing the representations, warranties, covenants and agreements contained in the merger agreement or any description thereof in this summary, it is important to bear in mind that such representations, warranties, covenants and agreements or any descriptions were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of WABCO, ZF and Merger Sub or any of their respective affiliates or businesses except as expressly stated in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of WABCO, ZF and Merger Sub because the parties to the merger agreement may take certain actions that are either expressly permitted in the confidential disclosure schedules to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and attached as Annex A hereto, with the intention of providing you with information regarding the terms of the merger. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding WABCO and our business. Please see the section entitled “Where You Can Find More Information” beginning on page 100.

Structure of the Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with the applicable provisions of the DGCL, at the effective time, Merger Sub will merge with and into WABCO, with WABCO continuing as the surviving corporation and a wholly owned subsidiary of ZF. The merger will have the effects set forth in the merger agreement and the applicable provisions of the DGCL.

Closing and the Effective Time of the Merger

The closing will occur at 9:00 a.m., Eastern time, on the fifth business day following the day on which the closing conditions set forth in the merger agreement (as described below under the section entitled “Terms of the Merger Agreement—Conditions to the Closing” beginning on page 80) (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions at the closing) have been satisfied or waived, to the extent permitted by law, in accordance with the merger agreement or at such other time and place as ZF and WABCO may agree in writing.

As soon as practicable following the closing, ZF and WABCO will file a certificate of merger with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The merger will become effective at the time when the certificate of merger has been duly filed, or at such later time as is agreed in writing by ZF and WABCO and specified in the certificate of merger.

Directors and Officers; Certificate of Incorporation; Bylaws

The directors of Merger Sub at the effective time will be the initial directors of the surviving corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of WABCO at the effective time will be the officers of the surviving corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

At the effective time, the certificate of incorporation of the surviving corporation will be amended in its entirety to read as set forth in Exhibit A to the merger agreement, until thereafter amended as provided therein or by applicable law, in each case, consistent with the obligations under the merger agreement relating to directors’ and officers’ indemnification and insurance.

At the effective time and without any further action on the part of WABCO and Merger Sub, the bylaws of Merger Sub in effect immediately prior to the effective time will be the bylaws of the surviving corporation, until thereafter amended as provided therein or by applicable law, in each case consistent with the obligations under the merger agreement relating to directors’ and officers’ indemnification and insurance.

Effect on Capital Stock; Merger Consideration

Common Stock

At the effective time and without any action on the part of the holder, each share of WABCO common stock issued and outstanding immediately prior to the effective time (other than cancelled shares and dissenting shares) will be converted into the right to receive $136.50 in cash, without interest, less any applicable withholding taxes. At the effective time, each share of WABCO common stock issued and outstanding immediately prior to the effective time (other than cancelled shares and dissenting shares) will cease to be outstanding, will automatically be cancelled and will cease to exist, and each certificate that immediately prior to the effective time represented any such shares, which we refer to as a certificate, other than cancelled shares and dissenting shares, or non-certificated shares in book-entry form other than cancelled shares and dissenting shares, which we refer to as book-entry shares, will thereafter represent only the right to receive the merger consideration in accordance with the terms of the merger agreement. Each cancelled share will cease to be outstanding (without payment of any other consideration) and will cease to exist. Each share of Merger Sub common stock issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation.

If, during the period between the date of the merger agreement and the effective time, any change in the number of outstanding shares of WABCO common stock occurs as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the merger consideration will be appropriately adjusted.

Treatment of Equity and Cash Incentive Compensation

WABCO executive officers and other employees hold various types of compensatory awards with respect to WABCO common stock, in addition to annual and long-term cash incentive awards granted under the company incentive plans. Our non-employee directors hold awards of DSUs. The merger agreement provides for the treatment set forth below with respect to these awards.

Stock Options. Each stock option to purchase shares of WABCO common stock issued under a company incentive plan, which we refer to as a stock option, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the number of shares of WABCO common stock subject to the stock option multiplied by (ii) the excess, if any, of $136.50 over the per share exercise price of the stock option.

Restricted Stock Units. Each RSU will be cancelled and converted into the right to receive a cash payment equal to $136.50 multiplied by the number of shares of WABCO common stock subject to the RSU.

Performance Stock Units. Each PSU will be cancelled and converted into the right to receive a cash payment equal to $136.50 multiplied by the number of shares of WABCO common stock underlying the PSU, with the number of shares determined based on (i) with respect to PSUs with a performance period ending on December 31, 2019, the actual achievement of performance at the effective time and (ii) with respect to all other PSUs, the target level of performance.

Deferred Stock Units. Each DSU will be cancelled and converted into the right to receive a cash payment equal to $136.50 multiplied by the number of shares of WABCO common stock subject to the DSU.

Cash Incentive Awards. Each cash incentive award, except as described below with respect to Mr. Esculier, including annual incentive plan and long-term incentive plan awards, granted pursuant to a company incentive plan will be cancelled and converted into the right to receive a cash payment based on the actual level of achievement of the applicable performance metrics, as determined by the Board or a committee thereof, pro-rated to reflect the period from and including the first day of the applicable performance period through and including the day on which the effective time occurs. Mr. Esculier’s 2018 long-term cash incentive award will vest at the target level of performance upon the occurrence of the effective time.

All amounts payable to the holders of the various equity and cash incentive awards will be paid through the payroll of the surviving corporation or its applicable affiliate. The parties will cooperate in good faith to minimize the tax impact of the treatment described above with respect to equity awards for individuals located outside the United States, provided that such actions do not result in any increased costs or liabilities to WABCO or its subsidiaries.

Exchange Procedures

Prior to the effective time, ZF or Merger Sub will enter into an agreement in form and substance reasonably acceptable to WABCO with a paying agent selected by ZF with WABCO’s prior approval (which approval must not be unreasonably conditioned, withheld or delayed) to act as agent for the payment of the merger consideration to stockholders of WABCO common stock entitled to receive the merger consideration, which we refer to as the paying agent. At the closing and concurrently with the effective time, ZF will deposit, or cause to be deposited, with the paying agent a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the paying agent to make payments under the merger agreement, which such cash we refer to as the exchange fund, in trust for the benefit of all holders of WABCO common stock.

Promptly after the effective time (and in any event within three business days after the effective time), the surviving corporation will cause the paying agent to mail or otherwise provide to each holder of record whose shares of WABCO common stock were converted into the right to receive the merger consideration:

•	transmittal materials, including a form of letter of transmittal with customary provisions regarding delivery of an “agent’s message” with respect to shares held in book-entry form; and

•	instructions for use in effecting the surrender of the certificates in exchange for the merger consideration.

Upon surrender of a certificate for cancellation to the paying agent in accordance with the terms of the transmittal materials and instructions, the holder of such certificate will be entitled to receive in exchange therefor the amount of cash equal to the merger consideration that such holder has the right to receive, and the certificate so surrendered will be cancelled.

Holders of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration. Instead, each holder of record of one or more book-entry shares entitled to receive the merger consideration will, upon receipt by the paying agent of an “agent’s message” or such other evidence as the paying agent may reasonably require, be entitled to receive a cash amount equal to the merger consideration that such holder has the right to receive.

In the event of a transfer of ownership of WABCO common stock that is not registered in the transfer records of WABCO or if payment of the applicable merger consideration is to be made to a person other than the person in whose name the surrendered certificate or book-entry share is registered, a check for any cash to be exchanged upon due surrender of the certificate or book-entry share may be issued to such transferee or other person if the certificate or book-entry shares formerly representing such shares is presented to the paying agent accompanied by all documents required to evidence the transfer and that any applicable transfer or similar taxes arising as a result of such unregistered have been paid or are not applicable.

No Transfers Following Effective Time

From and after the effective time, the stock transfer books of WABCO will be closed, and there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares that were outstanding immediately prior to the effective time. If, after the effective time, any certificate or acceptable evidence of a book-entry share is presented to the surviving corporation, ZF or the paying agent for transfer, it will be cancelled and exchanged for the cash amount the holder is entitled to receive.

Termination of Exchange Fund

Any portion of the exchange fund (including the proceeds of any investments thereof) that remains unclaimed by WABCO stockholders for one hundred eighty days after the effective time will be delivered to the surviving corporation. Any holder of shares of WABCO common stock (other than cancelled shares or dissenting shares) who has not complied with the terms and provisions of the merger agreement will thereafter be entitled to look to the surviving corporation for payment of the merger consideration (after giving effect to any required tax withholdings) upon due surrender of its certificates (if any), or affidavits of loss in lieu of the certificates or acceptable evidence of book-entry shares, without any interest thereon in accordance with the exchange procedures. ZF will remain liable for payment of such holders’ claim for the merger consideration payable upon due surrender of their certificates or book-entry shares. Notwithstanding the foregoing, none of the surviving corporation, ZF, WABCO, the paying agent or any other person will be liable to any former holder of shares of WABCO common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Lost, Stolen or Destroyed Certificates

If any certificate has been lost, stolen or destroyed, and the claimant makes an affidavit of that fact and, if required by ZF, posts a bond in a customary amount and upon such terms as may be reasonably required by ZF as indemnity against any claim that may be made against it or the surviving corporation, then the paying agent or the surviving corporation will issue a check (after giving effect to any required tax withholdings) for the merger consideration in respect of such lost, stolen or destroyed certificate.

Withholding Rights

Each of ZF, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration and any other amounts payable pursuant to the merger agreement (including amounts payable to any holder of WABCO common stock, stock options, RSUs, PSUs or DSUs) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law.

Appraisal Rights

Any dissenting shares will not be converted into the right to receive the merger consideration. Instead, the holders of such dissenting shares will be entitled to such rights as are granted by Section 262 of the DGCL, unless and until any such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, in which case, such shares of WABCO common stock will be treated as if they had been converted as of the effective time into the right to receive the merger consideration upon surrender of such certificates that formerly represented such shares of WABCO common stock. Each holder of dissenting shares will be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the dissenting shares. WABCO has agreed to provide ZF prompt notice of any written demands received by WABCO for appraisal of shares of WABCO common stock, any attempted withdrawal of any such demand and any other instruments delivered to WABCO prior to the effective time pursuant to the laws of the State of Delaware that relates to such demand, and ZF will have the opportunity and right to participate in negotiations and proceedings with respect to any demand for appraisal under the DGCL. WABCO has agreed not to make any payment with respect to any demands for appraisal, or offer to settle or settle any such demands, in each case without the prior written consent of ZF, except as required under applicable law.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by ZF, WABCO and Merger Sub that are subject in certain cases to exceptions and qualifications, including material adverse effect qualifications. Please see the definition of material adverse effect in this section beginning on page 69. The representations and warranties of WABCO in the merger agreement relate to, among other things:

•	due organization, valid existence, good standing and qualification to do business;

•	subsidiaries;

•	the capitalization, including the number of shares of WABCO common stock, options and other stock-based awards outstanding and ownership of subsidiaries;

•	the valid issuance and authorization of the capital stock of WABCO and its subsidiaries and the absence of restrictions with respect thereto;

•	corporate authorization of the merger agreement and the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement;

•	the approval and recommendation by the Board of the merger agreement and the transactions contemplated by the merger agreement;

•	the absence of any conflicts with or violations of organizational documents and other agreements or laws;

•	required filings with, and consents from, governmental entities in connection with the transactions contemplated by the merger agreement;

•	compliance with applicable laws, the possession of required permits necessary for the conduct of WABCO’s business and absence of governmental investigations;

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compliance with SEC filing requirements, including the accuracy of the information contained in such documents and compliance with GAAP, and the rules and regulations of the SEC with respect to consolidated financial statements contained therein;

•	absence of undisclosed liabilities;

•	internal controls and disclosure controls and procedures relating to financial reporting;

•	material contracts;

•	the absence of certain material changes or events in WABCO’s business, including that, from December 31, 2018 to the date of the merger agreement, there has not been a material adverse effect;

•	absence of litigation;

•	employee benefit plans;

•	labor and employment matters;

•	insurance matters;

•	real and personal properties;

•	tax matters;

•	intellectual property and information technology;

•	environmental matters;

•	regulatory matters, including compliance with (i) anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010 and (ii) economic sanctions and trade laws;

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the delivery of Goldman Sachs’ opinion to the Board as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of WABCO common stock pursuant to the merger agreement;

•	the absence of any undisclosed brokers’ fees;

•	inapplicability of anti-takeover statutes;

•	customer and supplier relationships;

•	the quality and safety of products; and

•	privacy and data protection matters.

The representations and warranties of ZF and Merger Sub in the merger agreement relate to, among other things:

•	due organization, valid existence, good standing and qualification to do business;

•	corporate authorization of the merger agreement and the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement;

•	the absence of any conflicts with or violations of organizational documents and other agreements or laws;

•	required filings with, and consents from, governmental entities in connection with the transactions contemplated by the merger agreement;

•	absence of litigation;

•	operations and ownership of Merger Sub;

•	the absence of any undisclosed brokers’ fees;

•	financing;

•	no ownership of WABCO shares;

•	solvency; and

•	access to information.

Certain of the representations and warranties made by ZF, WABCO and Merger Sub are qualified as to knowledge, materiality or a material adverse effect, as applicable. For purposes of the merger agreement, a material adverse effect means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has a material adverse effect on or with respect to the business, results of operations or financial condition of WABCO and its subsidiaries taken as a whole. However, certain events, developments, changes, effects or occurrences are excluded from the determination of whether or not a material adverse effect has occurred, including:

(i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions;

(ii) general changes or developments in the industries in which WABCO or its subsidiaries operate, including changes in relevant commodity pricing;

(iii) the execution and delivery of the merger agreement or the public announcement or pendency of the merger or other transactions contemplated by the merger, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of WABCO and its subsidiaries, or the performance of the merger agreement and the transactions contemplated thereby, including compliance with the covenants set forth herein and any action taken or omitted to be taken by WABCO at the request of or with the consent of ZF or Merger Sub;

(iv) any actions required under the merger agreement to obtain any approval or authorization under applicable antitrust or competition or other laws, including CFIUS clearance, for the consummation of the merger;

(v) changes or prospective changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretation thereof;

(vi) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, terrorism or any change in general national or international political or social conditions;

(vii) any change in the price or trading volume of common shares or the credit rating of WABCO;

(viii) changes required by GAAP or other accounting standards (or interpretations thereof);

(ix) any legal proceeding arising from or relating to the merger agreement, the merger or any strategic alternatives considered by WABCO; or

(x) any failure by WABCO to meet any published analyst estimates or expectations of WABCO’s revenue, earnings or other financial performance or results of operations for any period, or any failure by WABCO to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations.

However, any exception described in the first, second, fifth or sixth clause above will not apply to the extent that WABCO and its subsidiaries, taken as a whole, are materially and disproportionately affected as compared with other participants in the industries in which WABCO and its subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a material adverse effect).

In addition, the exceptions described in the seventh and tenth clauses above will not affect a determination that any events, developments, changes, effects or occurrences underlying such changes or failures constitute or contribute to a material adverse effect.

In addition, the exception described in the third clause above will not apply with respect to references to material adverse effect in those portions of the representations and warranties contained in the absence of conflicts or violations representation.

None of the representations and warranties contained in the merger agreement survive the consummation of the merger.

Conduct of Business Pending the Merger

WABCO is subject to customary interim operating covenants between the date of the merger agreement until the earlier of the effective time and the termination of the merger agreement, subject to certain exceptions and limitations. WABCO and its subsidiaries have agreed to use commercially reasonable efforts to conduct the business of WABCO and its subsidiaries in the ordinary course of business consistent with past practice and WABCO will use its commercially reasonable efforts, and will cause its subsidiaries to use their respective commercially reasonable efforts, to preserve substantially intact their respective existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors and employees.

In addition, subject to the exceptions in the merger agreement or unless consented to in writing by ZF (such consent not to be unreasonably withheld, conditioned or delayed), neither WABCO nor any of its subsidiaries will:

•	amend or otherwise change its certificate of incorporation or bylaws or other applicable governing instruments, in the case of subsidiaries, in any material respect;

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make any acquisition of (whether by merger, consolidation, acquisition of stock or assets or otherwise), or make any investment in any interest in, any assets or any person (other than wholly owned subsidiaries of WABCO or pro rata investments in the ordinary course of business in non-wholly owned subsidiaries or joint ventures of WABCO), in each case, except for (i) purchases of inventory and other assets in the ordinary course of business or pursuant to an existing contract or (ii) acquisitions of or investments in suppliers that do not exceed $10,000,000 in the aggregate in purchase price and assumed indebtedness in the case of any individual supplier;

•

issue, sell, or dispose of (or authorize the issuance, sale or disposition of), any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including stock appreciation rights, phantom stock or similar instruments), of WABCO or any of its subsidiaries (except for (i) awards under the company incentive plans, as permitted by the merger agreement, (ii) issuances of shares as required to be issued upon exercise or settlement of company equity awards under any company incentive plan which are outstanding as of the date of the merger agreement and (iii) any issuance, sale or disposition to WABCO or a wholly owned subsidiary of WABCO by any subsidiary of WABCO);

•

reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of WABCO (except (i) for the exercise and settlement of outstanding company equity awards under any company incentive plan or (ii) in connection with the final settlement of a share repurchase program in effect as of the date of the merger agreement), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of WABCO’s subsidiaries;

•

create or incur any lien, other than liens permitted under the merger agreement, liens securing indebtedness permitted pursuant to the merger agreement, or other liens on any assets of WABCO or its subsidiaries which other liens, in the aggregate, would be immaterial in scope and amount;

•

make any loans or advances to any person (other than wholly owned subsidiaries of WABCO or pro rata loans or pro rata advances in the ordinary course of business to non-wholly owned subsidiaries and joint ventures of WABCO) other than to suppliers in the ordinary course of business not in excess of $10,000,000 in the case of any individual supplier;

•

sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any assets or any corporation, partnership or other business organization or division thereof or otherwise sell, assign, exclusively license, allow to expire, or abandon or dispose of any assets, rights or properties other than (i) sales, dispositions or licensing of equipment, tooling and/or inventory and other assets in the ordinary course of business or pursuant to an existing contract or (ii) other sales, assignments, non-exclusive licenses, expirations or dispositions of assets, rights or properties of WABCO or any subsidiary of WABCO with a value of less than $25,000,000 in the aggregate;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution (i) by a subsidiary of WABCO to WABCO or a wholly owned subsidiary of WABCO or (ii) in the ordinary course, by a joint venture governed by a contract listed on the confidential disclosure schedule to a subsidiary of WABCO and the relevant third-party partner in such joint venture; provided that such distribution or dividend is paid pro rata based on each such person’s ownership interest in such joint venture) or otherwise pursuant to the joint venture contract governing the terms of such distributions;

•

commit, make or authorize any capital expenditures in excess of $50,000,000 in the aggregate during any 12-month period, except as set forth in the budget set forth in the confidential disclosure schedule; provided that any expenditures individually in excess of $5,000,000 and not set forth on such budget may be committed, made or authorized only after reasonable consultation with ZF;

•	other than in the ordinary course of business or as required by law, extend, modify or fail to perform the terms of any material contract in any material respect or terminate any material contract;

•

enter into any contract that would have been a material contract had it been entered into prior to the date of the merger agreement, other than contracts with customers or suppliers in the ordinary course of business or contracts the subject matter of which is expressly permitted pursuant to another exception or qualification to the merger agreement;

•

except for (i) borrowings under WABCO’s and its subsidiaries’ existing credit facilities and (ii) borrowings under new credit facilities (so long as the aggregate amount of indebtedness described in the foregoing clause (i) and this clause (ii) does not at any time exceed $1,500,000,000); provided that, such new credit facilities will be on terms no less favorable to WABCO and its subsidiaries in the aggregate than the existing credit facilities and will not include any premium or penalty upon repayment thereof (other than customary interest breakage costs for prepayments during an interest period) and (iii) intercompany loans between WABCO and any of its wholly owned subsidiaries or between any wholly owned subsidiaries, incur indebtedness for borrowed money in excess of $25,000,000, or modify in any material respect in a manner adverse to WABCO the terms of any such indebtedness for borrowed money, or assume, guarantee or endorse the obligations of any person (other than a subsidiary of WABCO), in each case, in excess of $25,000,000, other than (a) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced and not in an aggregate principal amount of the indebtedness being refinanced, (b) guarantees by WABCO of indebtedness of subsidiaries of WABCO incurred in compliance with the merger agreement by WABCO or (c) any commodity, currency, sale or hedging agreements which can be terminated on or sold with ninety days’ or less notice, without penalty (which, for the avoidance of doubt, will not include customary settlement costs), entered into in the ordinary course of business for bona fide risk mitigation purposes and not for speculative purposes;

•	adopt, amend, modify or terminate any material company plan except as required by the terms of a contract or company plan disclosed on the confidential disclosure schedule;

•

increase the compensation and benefits payable or to become payable to any current or former employee of WABCO or its subsidiaries (other than officers or directors), provided, however, that for each calendar year WABCO will be permitted to increase compensation and benefits for such employees, subject to certain exceptions;

•

increase the compensation or benefits payable or to become payable to any current or former director, officer or employee of WABCO or its subsidiaries, except for (i) grants of equity awards, subject to certain exceptions, and (ii) merit or promotion-based increases in base salary or grants or payments of bonus awards in the ordinary course of business consistent with past practice except as required by the terms of a contract or company plan disclosed on the confidential disclosure schedule;

•

grant or increase any severance or termination pay not provided for under any company plan (except in the ordinary course of business consistent with past practice with respect to employees who are not directors or executive officers) except as required by the terms of a contract or company plan disclosed on the confidential disclosure schedule;

•	terminate (other than for cause) any individual who is a participant in the change of control severance plan;

•

enter into any employment, consulting or individual severance agreement or arrangement with any of its present or former directors, officers or other employees, except for offers of employment or new consulting arrangements (and severance agreements or arrangements with such newly hired individuals) (i) with employees or consultants who are not directors or officers or (ii) in connection with a replacement hiring or promotion of an employee, in each case in the ordinary course of business consistent with past practices, except as required by the terms of a contract or company plan disclosed on the confidential disclosure schedule;

•	enter into any pension indemnification agreement related to certain pension plans;

•

other than in the ordinary course of business or as required by applicable law, enter into or amend in any material respect any material collective bargaining agreement with any labor organization or other representative of any WABCO employees;

•

other than litigation related to the merger agreement, settle or compromise any material litigation, other than settlements or compromises of litigation where the amount paid does not exceed $10,000,000 individually or $20,000,000 in the aggregate;

•

make any material change to any method of financial or tax accounting (other than as required by applicable law or GAAP, or as required to conform to any changes in statutory or regulatory accounting rules);

•	surrender any material claim for a refund of taxes, amend any material tax return or enter into any agreement (including a settlement agreement with a tax authority) materially affecting taxes; or

•	agree, authorize or commit to do any of the foregoing actions described above.

Additional Agreements

No Solicitation

As of the date of the merger agreement, WABCO agreed to, and to cause its subsidiaries and its and their representatives, to, immediately cease and cause to be terminated any solicitations, discussions or negotiations or other activities with any person (other than ZF or Merger Sub) in connection with an acquisition proposal. WABCO has also agreed to promptly request that each person (other than ZF or Merger Sub) that, prior to the execution of the merger agreement, executed a confidentiality agreement in connection with its consideration of an acquisition proposal promptly return or destroy all confidential information that was furnished to such person.

WABCO has also agreed that it will not, and will cause its subsidiaries, directors, officers and employees not to, and will direct and use its reasonable best efforts to cause the representatives of WABCO and its subsidiaries, not to, directly or indirectly:

•

initiate, solicit or knowingly encourage or otherwise knowingly facilitate any inquiries with respect to, or the making of, any acquisition proposal or any offer or proposal that could reasonably be expected to lead to an acquisition proposal;

•

engage, continue or otherwise participate in any negotiations or discussions concerning, or provide access to properties, books and records or any confidential information or data to, any person relating to an acquisition proposal or any offer or proposal that could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal;

•

execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal or enter into any agreement or agreement in principle requiring WABCO to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations under the merger agreement;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of WABCO or any of its subsidiaries;

•

approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL other than in connection with a change of recommendation (see the section entitled “Terms of the Merger Agreement—Additional Agreements—Change of Recommendation” beginning on page 74) or termination of the merger agreement permitted pursuant to the merger agreement; or

•	resolve or agree to do any of the foregoing actions.

An “acquisition proposal” means any proposal or offer from any person or group of persons (other than ZF, Merger Sub or their respective affiliates) relating to:

•

any merger, consolidation, dissolution, liquidation, recapitalization, reorganization, spin off, share exchange, business combination, purchase, or similar transaction involving WABCO that would result in any person or “group” beneficially owning 20% or more of the outstanding equity interests of WABCO or any successor or parent company thereto;

•

any sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a WABCO subsidiary or otherwise) of any business or assets of WABCO or the subsidiaries of WABCO representing 20% or more of the consolidated revenues, net income or assets of WABCO and its subsidiaries, taken as a whole;

•

any issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or “group” of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of WABCO;

•

any transaction in which any person (or the stockholders of any person) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the common stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of WABCO; or

•	any combination of the foregoing (in each case, other than the merger or the other transactions contemplated by the merger agreement).

Notwithstanding the restrictions described above, under certain circumstances prior to obtaining the stockholder approval at the special meeting, WABCO is permitted to furnish information with respect to WABCO and its subsidiaries subject to a confidentiality agreement and engage in negotiations or discussions with a person and its respective representatives that has made a bona fide acquisition proposal that was not initiated, solicited, encouraged or facilitated in violation of the merger agreement in any material respect (including the non-solicitation restrictions described above) if the Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that such acquisition proposal could reasonably be expected to constitute, result in or lead to a superior proposal, and which acquisition proposal did not result from a breach of the merger agreement.

In response to any inquiries, proposals or offers, any requests for information or any requests for discussions or negotiations with WABCO or any of its representatives with respect to an acquisition proposal (or any offer or proposal that could reasonably be expected to lead to an acquisition proposal), WABCO must promptly (and in any event within twenty-four hours of (i) WABCO (or any of its directors or officers) obtaining knowledge thereof or (ii) WABCO obtaining knowledge of such receipt by any other representative) notify ZF orally and in writing, and include a summary of the material terms of and the identity of the person making such acquisition proposal (including, if applicable, copies of any such written requests, proposals or offers, including proposed agreements) and keep ZF informed, on a reasonably current basis, of any material developments related to the terms, conditions and process associated with such proposals and offers.

A “superior proposal” means an acquisition proposal (with all of the percentages included in the definition of acquisition proposal increased to 50%) that the Board in good faith determines (after consultation with its outside legal counsel and financial advisor) to be more favorable from a financial point of view to WABCO stockholders than the transactions contemplated by the merger agreement, in each case after taking into account all such factors and matters deemed relevant in good faith by the Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated by the merger agreement and after taking into account any changes to the terms of the merger agreement irrevocably proposed in writing by ZF in response to such superior proposal pursuant to, and in accordance with, the terms and provisions of the merger agreement.

Change of Recommendation

As described under the section entitled “The Special Meeting—Board of Directors’ Recommendation” beginning on page 27, the Board has recommended that the holders of WABCO common stock vote “FOR” the merger proposal. WABCO has agreed that the Board will not withdraw, modify or change its recommendation (or formally resolve to effect or publicly propose to effect any of the foregoing), subject to certain exceptions. If the Board withdraws, modifies or changes its recommendation (or formally resolves to effect or publicly proposes to effect any of the foregoing), it constitutes a change of recommendation, and following such change of recommendation, WABCO will no longer be obligated to use its reasonable best efforts to obtain the stockholder approval (including no longer being obligated to actively solicit proxies necessary to obtain the stockholder approval provided that WABCO must provide ZF with information about cooperation to permit ZF to solicit such proxies). Notwithstanding the foregoing, unless the merger agreement is terminated, WABCO must take all reasonable action necessary to duly call, give notice of, convene and hold the special meeting following a change of recommendation by the Board.

The Board may effect a change of recommendation only if either (i) an unsolicited bona fide acquisition proposal, subject to meeting the additional requirements and following the procedures described below, that did not arise out of or result from a breach of the non-solicitation obligations described above, is made to WABCO and the Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that such acquisition proposal constitutes a “superior proposal” or (ii) there exists an intervening event that was not known by the Board (or, if known, the consequences of which were not known or reasonably foreseeable) as of the date of the merger agreement and, in each case of clauses (i) and (ii) above, the Board determines in good faith after consultation with its outside legal counsel that the failure of the Board to effect a change of recommendation would be inconsistent with its fiduciary duties.

However, at any time prior to obtaining the stockholder approval at the special meeting, the Board may, in response to a superior proposal described in clause (i) above, effect a change of recommendation or terminate the merger agreement to enter into an acquisition proposal that constitutes a superior proposal, provided that the following actions are taken:

•

the Board determines in good faith after consultation with its outside legal counsel and financial advisor that such acquisition proposal constitutes a superior proposal and with outside legal counsel that the failure of the Board to effect a change of recommendation would be inconsistent with its fiduciary duties;

•

WABCO delivers written notice to ZF advising ZF that WABCO proposes to take such action, which notice must include the material terms and conditions of the superior proposal (including the identity of the third party making such superior proposal and copies of any written proposals or offers, including proposed agreements);

•

at or after 5:00 p.m., New York City time, on the fifth business day immediately following the date WABCO provided notice to ZF, which we refer to as the notice period, the Board (or a committee thereof) reaffirms in good faith after consultation with its outside counsel and financial advisor that such acquisition proposal continues to constitute a superior proposal;

•

if requested by ZF, during the notice period, WABCO engages, and causes its representatives to engage, in good faith negotiations with ZF and its representatives to make adjustments in the terms of the merger agreement such that the superior proposal would no longer constitute a superior proposal; and

•	WABCO also agrees to promptly notify ZF if it determines during the notice period not to terminate the merger agreement and enter into a definitive agreement regarding such superior proposal.

Notwithstanding the foregoing, any material amendment to the terms of a proposed agreement relating to a superior proposal is considered a new proposal, including with respect to the notice period, and WABCO must follow the above requirements set forth above with respect to such new proposal, except that the five business day notice period will be reduced to a three business day period (but will, in no event, shorten the original notice period).

At any time prior to obtaining the stockholder approval at the special meeting, the Board may, in response to an intervening event described in clause (ii) above, propose to change its recommendation based on such intervening event, provided that:

•

the Board determines in good faith after consultation with its outside legal counsel that the failure of the Board to effect a change of recommendation would be inconsistent with its fiduciary duties; and

•	WABCO delivers written notice to ZF informing ZF that WABCO proposes to take such action and the basis of the proposed action no less than three business days before taking such action.

Efforts to Obtain Required Stockholder Approvals

Unless the merger agreement has been earlier terminated, including pursuant to WABCO’s right to terminate the merger agreement to enter into an agreement with respect to a superior proposal (see the section entitled “Terms of the Merger Agreement—Additional Agreements—Change of Recommendation” beginning on page 74), WABCO, acting through the Board (or a committee thereof), has agreed to, as soon as reasonably practicable, following confirmation by the SEC that the SEC has no further comments on this proxy statement, take all reasonable action necessary to duly call, give notice of, convene and hold the special meeting for the purpose of adopting the merger agreement and will not postpone, recess or adjourn such meeting; however, in no event is WABCO required to give notice of the special meeting prior to May 23, 2019 or hold the special meeting prior to June 27, 2019.

However, WABCO may postpone, recess or adjourn the special meeting:

•	to the extent required by applicable law;

•	to allow reasonable additional time to solicit additional proxies to the extent WABCO reasonably believes necessary in order to obtain the stockholder approval;

•

if as of the time for which the special meeting is originally scheduled (as set forth in this proxy statement), there are insufficient shares of WABCO common stock present (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the special meeting; or

•

to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Board has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by WABCO stockholders prior to the special meeting to the extent so determined to be necessary.

However, the special meeting may not be postponed, recessed or adjourned to a date that is more than forty-five days after the date on which the special meeting was originally scheduled without the prior written consent of ZF.

Unless the Board has made a change of recommendation, the Board is required to recommend in this proxy statement that WABCO stockholders vote in favor of the adoption of the merger agreement.

Efforts to Complete the Merger

General

WABCO and ZF have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the merger and the other transactions contemplated by the merger agreement, including effecting (within the time limits set forth in the merger agreement) the regulatory filings and obtaining clearances in the U.S. (including pursuant to the HSR Act and Section 721 of Title VII of the DPA), the EU, Brazil, China, India, Japan, Russia, Serbia, South Africa, South Korea and Turkey as described under “The Merger—Regulatory Approvals” beginning on page 60.

Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to (and, in the case of ZF, cause each of its subsidiaries to) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the merger and the other transactions contemplated by the merger agreement. In furtherance and not in limitation of the foregoing, each party agrees to (i) make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the merger and the other transactions contemplated by the merger agreement as promptly as practicable and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as reasonably practicable, (ii) perform certain actions with respect to CFIUS and (iii) make any filings, notifications or reports required, or where reasonably practicable informal pre-notification contacts, in connection with the applicable non-U.S. antitrust laws with respect to the merger and the other transactions contemplated by the merger agreement as promptly as reasonably practicable after the date of the merger agreement and take all other actions necessary, proper or advisable to cause the expiration or termination of any applicable waiting periods or the receipt, issuance or publication of any decision, decree, order, ruling, judgment or notice required under such non-U.S. antitrust laws to permit consummation of the merger and the other transactions contemplated by the merger agreement as promptly as reasonably practicable after the date of the merger agreement.

Each party to the merger agreement will (and will cause its subsidiaries to) (i) reasonably cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other parties reasonably informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or non-U.S. governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated by the merger agreement and (iii) permit the other party to review any communication given by it to, and reasonably consult with each other in advance of any communication, meeting or conference with, the FTC, the DOJ or any other governmental entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable governmental entity or other person, give the other party the opportunity (including by providing reasonable advance notice) to attend and participate in such meetings, conferences and other communications (including, to the extent reasonably practicable, substantive telephone calls and video conferences).

Each party will (and will cause its affiliates to) use its respective reasonable best efforts to obtain CFIUS clearance. Such reasonable best efforts include, without limitation:

•

within twenty-five business days after the date of the merger agreement, unless otherwise agreed by the parties, (i) engaging in the pre-notice consultation process with CFIUS and (ii) submitting a draft notice to CFIUS, in accordance with the DPA, of the transactions contemplated by the merger agreement;

•

as promptly as practicable and, in any event, within ten business days after receipt by the parties of CFIUS notification (including by telephone or by email) that CFIUS has no further comment on the draft notice, filing with CFIUS a final notice of the transactions contemplated by the merger agreement in accordance with the DPA;

•

promptly and, in all events, within the timeframes set forth in the DPA, providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS assessment, review or investigation of the transactions contemplated by the merger agreement;

•

cooperating with each other in connection with any filing or other information submitted to CFIUS (including, to the extent permitted by applicable law, providing copies, or portions thereof, of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith);

•

furnishing to each other party all information required for any filing or other information submitted to CFIUS pursuant to the DPA and promptly informing the other parties of any oral communication with, and provide copies of written communications with, any governmental entity regarding any such filings, to the extent permitted by applicable law; and

•

taking such actions and agreeing to such conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, obtaining CFIUS clearance; provided, however that neither party shall be required to agree to any term or take any action in connection with obtaining the CFIUS clearance that (i) is not conditioned upon consummation of the merger or (ii) would reasonably be expected to have a material adverse effect on the business of WABCO and its subsidiaries, taken as a whole.

If any objections are asserted or any administrative or judicial action or proceeding is instituted (or threatened to be instituted) with respect to the merger or the transactions contemplated by the merger agreement in connection with any antitrust law or non-U.S. national security or foreign ownership laws or if any suit is instituted or a decision, order or injunction (whether preliminary, temporary or permanent) is issued (or threatened to be instituted or issued) by the FTC, the DOJ or any other applicable governmental entity or any private party challenging or objecting to any of the transactions contemplated by the merger agreement, each of the parties will cooperate reasonably with each other and use reasonable best efforts to contest, resist, defend and take any and all such further actions required to resolve any such objections or suits or prevent the issuance of any such decisions or orders so as to permit consummation of the transactions contemplated by the merger agreement as promptly as reasonably practicable, including by committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any order that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the merger agreement as promptly as practicable. Notwithstanding the foregoing, neither party is required to commit, agree or submit to any action, term or condition that is not a closing condition and, except with respect to the divestiture of the specified business, neither ZF nor Merger Sub is required to take any action or consent to the taking of any action if such action would result in, or reasonably be expected to result in, individually or in the aggregate, a material adverse effect on ZF, WABCO and their respective subsidiaries, taken as a whole, after giving effect to the merger, nor will they or any of their affiliates be required to sell, transfer, license, hold separate or otherwise dispose or divest all or any portion of, or certain assets primarily related to, specific product lines or business divisions, which we refer to as the parent retained business.

Divestiture of the Specified Business

WABCO and ZF will work together and use their reasonable best efforts to cause WABCO to divest the specified business on terms and conditions that have been approved in advance and in writing by ZF. Both parties will use their reasonable best efforts to (i) propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of the specified business and (ii) create or terminate relationships, ventures, contractual rights or obligations of WABCO or its subsidiaries related to the specified business, in each case, as may be required in order to obtain all required actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals for such divestiture. At ZF’s request, WABCO will, and will cause its subsidiaries and representatives to, reasonably cooperate with and assist ZF and its representatives in connection with the potential sale, divestiture or disposition of the specified business, including by taking certain specified actions with respect thereto.

Employee Matters

Continuing Employee Benefits. Employees of WABCO and its subsidiaries who continue employment with ZF after the effective time, who we refer to as continuing employees, will be provided with, for twenty-four months after the effective time, (i) at least the same base salary and wage rate as provided immediately prior to the effective time, (ii) incentive compensation opportunities (including annual and long-term incentive cash awards, but excluding equity awards) that are no less favorable in the aggregate than the incentive compensation opportunities (excluding equity awards) provided to each such continuing employee prior to the effective time and (iii) employee benefits which are no less favorable in the aggregate (including with respect to the proportion of employee cost) to the employee benefits provided to such continuing employee immediately prior to the effective time.

For twenty-four months after the effective time, ZF will provide continuing employees severance payments and benefits, upon a termination of employment, no less favorable than those that would be provided to such continuing employees immediately to the effective time or, if greater, the severance payments and benefits provided to similarly situated employees of ZF and its subsidiaries.

Employee Benefit Plan Participation. For all purposes (including eligibility, vesting and level of benefits, except for defined benefit plan pension accruals or other post-employment benefits) of the employee benefit plans of ZF and its subsidiaries that continuing employees become eligible to participate in after the effective time, which we refer to as new plans, each continuing employee will be credited for years of service with WABCO and its subsidiaries (and their respective predecessors) before the effective time, which we refer to as old plans, to the same extent such continuing employee was credited with such service under any employee benefit plan of WABCO or its subsidiaries, provided that such credit does not result in any duplication of benefits. In addition, each continuing employee will, upon the effective time, become immediately eligible to participate, without any waiting time, in any and all new plans to the extent coverage under a new plan is replacing comparable coverage under an old plan that the continuing employee participated in immediately prior to the effective time. For purposes of each new plan that provides medical, dental, pharmaceutical or vision benefits to any continuing employee, ZF will cause or use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements to be waived for the continuing employee and their dependents, to the extent such conditions were inapplicable or waived under the comparable old plans the continuing employee participated in immediately prior to the effective time and, any eligible expenses under an applicable old plan to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and their dependents for the applicable plan year.

Non-Company Incentive Plan Cash Bonus Treatment. Unless otherwise provided in a collective bargaining agreement, WABCO may, prior to the effective time, pay annual cash bonuses (other than cash bonuses awarded under the company incentive plans, which will be treated upon the effective time as described in “Terms of the Merger Agreement—Effect on Capital Stock; Merger Consideration—Treatment of Equity and Cash Incentive Compensation” beginning on page 64) at the greater of the target or actual level of performance, pro-rated for the number of days in the applicable performance period that have elapsed up to and including the date on which the effective time occurs.

Collective Bargaining Agreements. ZF will cause the surviving corporation to honor the terms of each collective bargaining or other labor agreement to which WABCO or any of its subsidiaries is a party to as of the effective time, until such time that the applicable agreement expires or is otherwise modified by the parties thereto.

Equity Replacement Program with ZF. In addition to the benefits described in this section above, and in place of the equity-based component of compensation provided by WABCO immediately prior to the effective time, ZF has agreed to establish, promptly after the effective time, a cash-based retention program for the benefit of certain WABCO employees, including WABCO executive officers. Awards under the equity replacement program will consist of cash-based grants equal to two times the value of the target equity compensation award for the applicable employee for 2019, and, if the effective time has not occurred as of January 1, 2020, for 2020. Awards will vest in full on the second anniversary of the effective time, subject to continued service through that date, or, if earlier, upon a termination of employment by ZF, the surviving corporation or their respective subsidiaries without cause, resignation by the employee for good reason, or upon death or disability.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement requires, from and after the effective time, each of ZF and the surviving corporation will indemnify and hold harmless each present and former director and officer of WABCO and its subsidiaries (in each case, when acting in such capacity), determined as of the effective time, against any costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, litigation, arbitration, hearing or investigation, whether civil, criminal, administrative or investigative and whether formal or informal, arising out of matters existing or occurring at or prior to the effective time, to the fullest extent that WABCO and its subsidiaries would have been permitted under Delaware law and its organizational documents in effect on the date of execution of the merger agreement, subject to certain limitations. In addition, from and after the effective time, the surviving corporation will maintain in effect provisions in the surviving corporation’s organizational documents related to indemnification, advancement of expenses and exculpation of former or present directors and officers that are no less favorable than those provisions set forth in WABCO’s organizational documents in effect on the date of the merger agreement.

The merger agreement also requires ZF to cause the surviving corporation to maintain in effect for six years from the effective time, WABCO’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring prior to or at the effective time; provided however that in no event will ZF be required to expend more than an amount per year equal to 300% of current annual premiums paid by WABCO for such insurance.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to, among other things:

•	preparation by WABCO of this proxy statement;

•

WABCO and ZF providing each other with certain notices received by either WABCO or ZF from any governmental entity or certain persons in connection with the merger, the merger agreement or the transactions contemplated by the merger agreement;

•	confidentiality of and access by ZF to certain information about WABCO;

•	WABCO’s cooperation with ZF and use of reasonable efforts to cause WABCO common stock to be delisted from the NYSE as promptly as practicable following the effective time;

•	consultation between ZF and WABCO in connection with public statements with respect to the transactions contemplated by the merger agreement, subject to certain exceptions and limitations;

•	the treatment of employee matters of WABCO, which is described in the section entitled “Terms of the Merger Agreement—Employee Matters” beginning on page 78;

•	ZF and Merger Sub using their respective reasonable best efforts to arrange the financing contemplated by the financing commitments;

•	WABCO providing notice to ZF of any stockholder litigation or dispute and keeping ZF reasonably informed with respect to the status thereof;

•	ZF causing Merger Sub to comply with all the Merger Sub’s obligations under the merger agreement;

•

WABCO taking all steps reasonably necessary to cause the dispositions of WABCO equity securities pursuant to the transactions contemplated by the merger agreement to be exempt under Section 16 of the Exchange Act;

•	ZF timely performing its obligations under the SEBI Takeover Code; and

•

WABCO using its reasonable best efforts to commence offers to purchase and/or consent solicitations related to any existing notes as promptly as practicable following receipt of a written request by ZF.

Conditions to the Closing

The respective obligations of ZF, WABCO and Merger Sub to effect the merger are subject to the satisfaction at or prior to the closing of the following conditions:

•	receipt of the stockholder approval;

•

the absence of a law, statute, rule, regulation, executive order or other order (whether temporary, preliminary or permanent) having been enacted, entered, promulgated or enforced by any governmental entity of competent jurisdiction which prohibits, restrains or enjoins the consummation of the merger;

•

the expiration or early termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act and the receipt of any approvals required in connection with the merger by the competent authorities pursuant to the non-U.S. antitrust laws applicable in certain jurisdictions; and

•	the receipt of CFIUS clearance.

The respective obligations of ZF and Merger Sub to effect the merger are subject to the satisfaction or waiver by ZF (to the extent permitted by applicable law) at or prior to the effective time of the following conditions:

•

the representations and warranties of WABCO relating to the absence of certain changes and events being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of such date and time (except to the extent expressly made as of any earlier date, in which case as of such earlier date);

•

the representations and warranties of WABCO relating to capitalization being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of such date and time (except to the extent expressly made as of any earlier date, in which case as of such earlier date), except for any failures to be so true correct that, individually or in the aggregate, are de minimis in nature and amount;

•

certain representations and warranties of WABCO relating to (i) due incorporation and valid existence of WABCO, (ii) capital structure, (iii) authority of WABCO to enter into the merger agreement and (iv) brokers being true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made on and as of such date and time (without giving effect to any material adverse effect, materiality or similar qualifications contained in the merger agreement and except to the extent expressly made as of any earlier date, in which case as of such earlier date);

•

all other representations and warranties of WABCO set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of such date and time (except to the extent expressly made as of any earlier date, in which case as of such earlier date); except where the conditions described have been satisfied unless the failure of such representations and warranties of WABCO to be so true and correct, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect (without giving effect to any material adverse effect, materiality or similar qualification contained in the merger agreement);

•

WABCO having performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under the merger agreement at or prior to the closing;

•	ZF having received a certificate of the chief executive officer or the chief financial officer of WABCO, certifying that the conditions described above have been satisfied; and

•

since the date of the merger agreement, no events, developments, changes, effects or occurrences having occurred that, individually or in the aggregate, have had, or would reasonably be expected to have, a material adverse effect.

The obligations of WABCO to effect the merger are subject to the satisfaction or waiver by WABCO (to the extent permitted by applicable law) at or prior to the effective time of the following conditions:

•

the representations and warranties of ZF and Merger Sub set forth in the merger agreement being true and correct, in each case as of the closing date as though made on and as of such date (except to the extent expressly made as of any earlier date, in which case as of such earlier date); except where the failure of any such representations and warranties to be true and correct, in the aggregate, would have a material adverse effect on the ability of ZF and Merger Sub to consummate the transactions contemplated by the merger agreement;

•

ZF and Merger Sub having performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, them under the merger agreement at or prior to the closing; and

•	WABCO having received a certificate of the chief executive officer or the chief financial officer of ZF, certifying that the conditions set forth above have been satisfied.

Termination of the Merger Agreement

Termination

The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time by the mutual written consent of ZF and WABCO, or as follows:

•	by either ZF or WABCO, if:

•

(i) any court of competent jurisdiction or other governmental entity has issued a final order or taken any other final action permanently restraining, enjoining or otherwise prohibiting the merger and such order or other action is or has become final and nonappealable or (ii) in the event of a CFIUS turndown; provided that the party seeking to terminate the merger agreement did not breach in any material respect any provision of the merger agreement which breach was the primary cause of the issuance of such final nonappealable order or the taking of any such other final action;

•

the effective time has not occurred on or before the end date; provided, however, that if, as of such date, all the conditions to the closing have been satisfied or, if permissible, waived other than the obligations to closing for ZF and Merger Sub relating to the absence of any prohibiting orders (to the extent relating to any antitrust or CFIUS), receipt of antitrust approvals or receipt of CFIUS clearance and those conditions that by their nature are to be satisfied at the closing, then the end date will be extended to September 28, 2020; provided, further, that the party seeking to terminate the merger agreement did not breach in any material respect any provision of the merger agreement which breach was the primary cause of the effective time not occurring on or before the end date;

•	the stockholder approval has not been obtained at the special meeting or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of the merger agreement was taken;

•	by WABCO:

•

if there has been a breach of any representation, warranty, covenant or agreement on the part of ZF or Merger Sub contained in the merger agreement, or any such representation or warranty will be untrue, such that the conditions set forth in the closing conditions relating to representations and warranties and performance of obligations of ZF and Merger Sub would not be satisfied and, in either such case, such breach or condition is not curable; provided that WABCO will not have the right to terminate the merger agreement if WABCO is then in material breach of any of its covenants or agreements contained in the merger agreement;

•

prior to, but not after, obtaining the stockholder approval, in order to enter into a definitive written agreement providing for a superior proposal, in accordance with, and subject to the terms and conditions of the merger agreement;

•	by ZF:

•

if there has been a breach of any representation, warranty, covenant or agreement on the part of WABCO contained in the merger agreement, or any such representation or warranty will be untrue, such that the closing conditions relating to representations and warranties and performance of obligations of WABCO would not be satisfied and, in either such case, such breach or condition is not curable; provided that ZF will not have the right to terminate the merger agreement if ZF or Merger Sub is then in material breach of any of its covenants or agreements contained in the merger agreement;

•	prior to, but not after, obtaining the stockholder approval, a change of recommendation has occurred;

•	the Board has recommended, approved or otherwise declared advisable, prior to obtaining the stockholder approval, to WABCO stockholders an acquisition proposal other than the merger;

•

the Board has formally resolved to effect or publicly announced an intention to effect a change of recommendation or entry into an acquisition proposal other than the merger, prior to obtaining the stockholder approval; or

•

WABCO has willfully breached the non-solicitation covenants described above or its obligation to hold the special meeting in accordance with the timeframe set forth in the merger agreement and, in such case, such breach is not curable or such breach has not been cured within three business days’ notice thereof by ZF to WABCO.

“CFIUS turndown” means CFIUS notifies the parties that CFIUS (i) has completed its review or investigation of the transactions contemplated by the merger agreement pursuant to the DPA and (ii) intends to send a report to the President of the United States requesting the President’s decision because CFIUS either (A) recommends that the President act to suspend or prohibit the transactions contemplated by the merger agreement, (B) is unable to reach a decision on whether to recommend that the President suspend or prohibit the transactions contemplated by the merger agreement or (C) requests that the President make a determination with regard to the transactions contemplated by the merger agreement.

Effect of Termination

In the event of termination of the merger agreement by either WABCO or ZF as described above under the section entitled “Terms of the Merger Agreement—Termination of the Merger Agreement—Termination” beginning on page 82, the merger agreement will become void and there will be no liability or obligation on the part of any party, except that:

•	no termination will affect the obligations of the parties contained in the confidentiality agreement executed by WABCO and ZF;

•	no termination will affect the obligations of the parties with respect to public announcements;

•	no termination will relieve ZF of its indemnification obligations for financing costs;

•	no termination will relieve any party from liability for damages in case of any willful breach (described below) prior to such termination; and

•

certain other provisions of the merger agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fees described in the section entitled “Terms of the Merger Agreement—Termination of the Merger Agreement—Termination Fees” beginning on page 83, will survive such termination.

“willful breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in the merger agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge, or knowledge that a person acting reasonably under the circumstances should have, that such party’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of the merger agreement.

Termination Fees

Under the merger agreement, WABCO will be required to pay the termination fee in connection with a termination of the merger agreement under the following circumstances:

•	if the merger agreement is terminated by WABCO (prior to obtaining the stockholder approval) to accept a superior proposal and enter into a definitive agreement with respect thereto;

•

if the merger agreement is terminated by ZF due to (i) prior to obtaining the stockholder approval, a change of recommendation by the Board, (ii) prior to obtaining the stockholder approval, the Board’s recommendation or approval of an acquisition other than the merger, (iii) prior to obtaining the stockholder approval, the Board’s formal resolution to effect or publicly announce an intention to effect an event described in the preceding two clauses or (iv) WABCO has willfully breached the non-solicitation covenants or its obligation to hold the special meeting in accordance with the timeframe set forth in the merger agreement;

•	if all of the following events occur:

•	ZF or WABCO terminates due to the failure to obtain the stockholder approval, or ZF terminates due to WABCO’s breach of the agreement;

•	prior to the special meeting or termination in the event of a breach, an acquisition proposal is publicly announced or becomes publicly known, and is not withdrawn without qualification; and

•	within twelve months after termination, WABCO enters into an agreement or consummates a transaction for any acquisition proposal.

Under the merger agreement, ZF will be required to pay the reverse termination fee in connection with a termination of the merger agreement under the following circumstances:

•

if the merger agreement is terminated by ZF or WABCO due to (i) a governmental entity issuing a final order or taking any other final action that permanently restrains, enjoins or otherwise prohibits the merger (and such order or other action is or will become final and nonappealable) pursuant to antitrust law, (ii) all other mutual conditions and conditions to ZF and Merger Sub’s obligations to closing would be satisfied and (iii) the order or action was issued or taken following (A) the applicable governmental entity requiring that WABCO divest some or all of the specified business or ZF divest some or all of the parent retained business as a condition to closing, (B) the parties’ failure to divest some or all of the specified business following the parties’ compliance with the covenant to work together and use their respective reasonable best efforts to cause WABCO to divest the specified business and (C) ZF’s refusal to divest some or all of the parent retained business; or

•

if the merger agreement is terminated by WABCO or ZF due to (i) the consummation of the merger not occurring by the end date, (ii) at the time of such termination, a pending proceeding under any antitrust law that cannot be closed or settled until the divestiture of some or all of the specified business or some or all of the parent retained business is effectuated, (iii) all other mutual conditions and conditions to ZF and Merger Sub’s obligations to closing would be satisfied, (iv) WABCO has complied with its covenants to cooperate to divest the specified business, (v) at the time of such termination, neither the specified business nor the parent retained business (or such portion as required by the applicable governmental entity) has been divested and (vi) the failure to divest the parent retained business or applicable portion thereof is the result of ZF’s refusal to divest some or all of the parent retained business following WABCO’s inability to divest the specified business.

In no event will either WABCO or ZF be required to pay the termination fee or the reverse termination fee, as applicable, on more than one occasion.

Expenses

Except as otherwise specifically provided in the merger agreement, each party to the merger agreement will bear its own expenses in connection with the merger agreement and the transactions contemplated thereby.

Amendment and Waiver

Amendment

Subject to the provisions of applicable law, at any time prior to the effective time, the parties to the merger agreement (in the case of WABCO or Merger Sub, by action of their respective boards of directors) may modify or amend the merger agreement by written agreement, executed and delivered by duly authorized officers of the respective parties.

Waiver; Extension

At any time prior to the effective time, the parties to the merger agreement may:

•	extend the time period for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	subject to the requirements of applicable laws, waive compliance with any of the agreements or conditions contained in the merger agreement.

Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing the merger agreement. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

Governing Law

Except for disputes involving the financing related parties (which will be governed by the laws of the state of New York), the merger agreement is governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Specific Performance

The parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which they are entitled at law or equity. WABCO is entitled to seek specific performance in connection with regulatory efforts and ZF and Merger Sub’s financing obligations. Each of the parties to the merger agreement has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) either party has an adequate remedy at law, (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity or (iii) a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED  COMPENSATION FOR WABCO’S

NAMED EXECUTIVE OFFICERS

The following table, “Golden Parachute Compensation,” along with its footnotes, shows the information required by Item 402(t) of Regulation S-K under the Exchange Act promulgated under the Exchange Act regarding estimated amounts that each WABCO named executive officer would receive upon a qualifying termination of employment without cause or a resignation by the executive officer for good reason immediately following the effective time, based on the assumptions set forth below. Further details of these potential payments and benefits, including applicable vesting terms and conditions, are provided in the footnotes to the table below and in the section entitled “Proposal 1: Adoption of the Merger Agreement—The Merger—Interests of WABCO Non-Employee Directors and Executive Officers in the Merger” beginning on page 55.

For purposes of quantifying these potential payments and benefits for the table below, the following assumptions were used:

•	the closing occurs on May 13, 2019 (the latest practicable date before the date of this proxy statement);

•	a WABCO common stock price of $136.50;

•	salary and target bonus levels are those in effect as of May 13, 2019;

•	the number of unvested WABCO equity awards held by WABCO named executive officers were determined as of May 13, 2019; and

•	a qualifying termination of each named executive officer’s employment occurs immediately following the effective time.

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after May 13, 2019 and before the effective time. In addition, the assumption that a named executive officer’s employment will be terminated may not be true. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table.

For purposes of this discussion, “double-trigger” refers to benefits that require two conditions, which are the occurrence of the closing as well as a qualifying termination occurring within twenty-four months following the effective time.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Cash Incentive Awards ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Jacques Esculier	7,182,000	10,826,634	5,592,296	345,867	23,946,797
Sean Deason(5)	1,920,000	819,819	337,169	153,428	3,230,416
Roberto Fioroni(6)	—	—	—	—	—
Nick Rens	1,378,040	1,676,357	440,684	186,220	3,681,301
Lisa Brown	1,967,999	1,247,337	2,385,137	192,599	5,793,072
Christian Brenneke	1,176,000	1,270,133	320,655	126,719	2,893,507
Alexander De Bock(7)	945,000	557,193	274,382	127,270	1,903,845

(1)

Represents a severance payment in an amount equal to three times (two times for Messrs. Rens, De Bock and Brenneke) the sum of the named executive officer’s annual base salary in effect immediately prior to the qualifying termination plus the named executive officer’s target annual incentive bonus in effect for the calendar year in which the qualifying termination occurs. All such payments are “double-trigger.”

(2)

Represents the following equity awards held by the named executive officer: (i) the value of unvested RSUs and (ii) the value of unvested PSUs based on the applicable achievement level of performance, as set forth in the section entitled “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Effect on Capital Stock; Merger Consideration—Treatment of Equity and Cash Incentive Compensation” beginning on page 64, in each case of (i) and (ii), that will become vested and entitled to receive the merger consideration upon the effective time.

(3)

Represents annual and long-term cash incentive awards granted under the company incentive plans based on the applicable achievement level of performance, pro-rated for the portion of the performance period that has elapsed as of the closing date, as set forth in the section entitled “Proposal 1: Adoption of the Merger Agreement—Terms of the Merger Agreement—Effect on Capital Stock; Merger Consideration—Treatment of Equity and Cash Incentive Compensation” beginning on page 64, that will become vested upon the effective time. Also includes the 2018 cash long-term incentive plan award for Mr. Esculier reflected at the target level of performance and a cash retention award of $2 million for Ms. Brown that will vest and be paid at the effective time if not earlier vested and paid.

(4)

Represents the estimated value of the company-provided group insurance plan and group medical coverage for three years (two years for Messrs. Ren, De Bock and Brenneke) and reimbursement of financial planning services up to $5,000. All such payments are “double-trigger.”

(5)	Mr. Deason was appointed as WABCO’s chief financial officer & controller effective April 1, 2019.

(6)	Mr. Fioroni resigned as WABCO’s chief financial officer effective April 1, 2019 and will not be eligible to receive any compensation in connection with the transaction.

(7)	Mr. De Bock, WABCO’s vice president finance planning & analysis and treasurer, previously served as WABCO’s interim chief financial officer from September 2017 until June 2018.

The Merger-Related Compensation Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act require that we provide WABCO stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the payment of certain compensation that may be paid or become payable to our named executive officers in connection with the merger, as disclosed above. The affirmative vote of a majority of the voting power of the shares of WABCO common stock entitled to vote which are present, in person or by proxy, and voting at the special meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the merger-related compensation proposal.

Accordingly, we are asking WABCO stockholders to vote in favor of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to WABCO named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K under the Exchange Act in the section entitled ‘Proposal 2: Non-Binding Advisory Vote on Merger-Related Compensation for WABCO’s Named Executive Officers’ is hereby APPROVED.”

The Board unanimously recommends that you vote “FOR” the merger-related compensation proposal.

STOCKHOLDERS SHOULD NOTE THAT THIS PROPOSAL IS NOT A CONDITION TO THE CLOSING, AND AS AN ADVISORY VOTE, THE RESULT WILL NOT BE BINDING ON WABCO, THE BOARD OR ZF. FURTHER, THE UNDERLYING PLANS AND ARRANGEMENTS ARE CONTRACTUAL IN NATURE AND NOT, BY THEIR TERMS, SUBJECT TO STOCKHOLDER APPROVAL. ACCORDINGLY, REGARDLESS OF THE OUTCOME OF THE ADVISORY VOTE, IF THE MERGER IS CONSUMMATED, WABCO NAMED EXECUTIVE OFFICERS WILL BE ENTITLED TO RECEIVE THE COMPENSATION THAT IS BASED ON OR OTHERWISE RELATES TO THE MERGER IN ACCORDANCE WITH THE TERMS AND CONDITIONS APPLICABLE TO THAT COMPENSATION.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve one or more adjournments or postponements of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting. If WABCO stockholders approve the adjournment proposal, we could adjourn or postpone the special meeting and any adjourned or postponed session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from WABCO stockholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, we could adjourn or postpone the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, we may seek to adjourn or postpone the special meeting if a quorum is not present at the special meeting, subject to the terms of the merger agreement.

WABCO does not intend to call a vote on this proposal if the merger proposal is approved by the requisite number of shares of WABCO common stock at the special meeting.

Vote Required and Board of Directors Recommendation

Approval of the proposal to approve one or more adjournments or postponements of the special meeting requires the affirmative vote of a majority of the voting power of the shares of WABCO common stock entitled to vote which are present, in person or by proxy, at the special meeting, whether or not a quorum is present.

The Board believes that it is in the best interests of WABCO and its stockholders to be able to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the merger agreement proposal if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting.

The Board unanimously recommends that you vote “FOR” the adjournment proposal.

MARKET PRICES AND DIVIDEND DATA

WABCO common stock is listed on the NYSE under the symbol “WBC.” As of the close of business on the record date, there were 51,234,022 shares of our common stock outstanding.

On May 17, 2019, the latest practicable trading day before the date of this proxy statement, the closing price of WABCO common stock was $130.67 per share and on February 26, 2019, the date prior to media reports that ZF was considering a transaction with WABCO, the closing price of WABCO common stock was $120.75 per share. You are encouraged to obtain current market quotations for WABCO common stock. No assurance can be given concerning the market price for WABCO common stock before the date on which the merger will be completed. The market price for WABCO common stock will fluctuate between the date of this proxy statement and the date on which the merger is completed.

Under the terms of the merger agreement, between the date of the merger agreement and the earlier of the effective time or the termination of the merger, neither WABCO nor any of its subsidiaries may declare, set aside, make or pay any dividends without the prior written consent of ZF.

Following the merger, there will be no further market for shares of WABCO common stock and we anticipate that our stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the merger and such deregistration, we would no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below set forth, as of May 13, 2019 (unless otherwise indicated), certain information regarding beneficial ownership of our common stock. We determine beneficial ownership of our common stock in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares of our common stock which the individual has the right to acquire on or before June 11, 2019 through payout of cash incentive awards, DSUs, PSUs, RSUs and stock options. As of May 13, 2019, we had 51,234,022 shares of WABCO common stock outstanding. For purposes of computing the percentage and amount of outstanding shares of common stock held by each individual or entity, any shares which that individual or entity has the right to acquire on or before June 11, 2019 are deemed to be outstanding for the individual or entity but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other individual or entity.

Ownership by Our Directors and Executive Officers

The following table includes information regarding the number of shares of our common stock beneficially owned by each of our directors and “Named Executive Officers” (as such term is defined in Item 402(a)(3) of Regulation S-K under the Exchange Act), as well as all of our current directors and executive officers as a group, as of May 13, 2019.

Name of Beneficial Owner	Shares Beneficially Owned		Shares that May be Acquired Within 60 Days		Total	Percent of Class(1)
G. Peter D’Aloia	17,746	(2)(3)	5,756	(4)	23,502	*
Christian Brenneke	4,565		—		4,565	*
Lisa Brown	4,251		—		4,251	*
Alexander De Bock	1,059		—		1,059	*
Jacques Esculier	210,381		—		210,381	*
Juergen W. Gromer	6,371	(2)	901		7,272	*
Thomas S. Gross	2,548		901		3,449	*
Henry R. Keizer	2,864		901		3,765	*
Jean-Paul Montupet	1,050		6,044		7,094	*
D. Nick Reilly	1,445		2,680		4,125	*
Nick Rens	6,727		—		6,727	*
Michael T. Smith	15,498	(2)	901		16,399	*
All current directors and executive officers of the company as a group (15 persons)(5)	280,737		18,084		298,821	*

*	Less than 1%.

(1)	As of May 13, 2019, we had 51,234,022 shares of our common stock outstanding.

(2)

The number of shares shown for certain directors in the table above includes shares allocated to their accounts in the outside directors trust established by WABCO for the non-management directors. Under the outside directors’ trust, a trust account holds shares of common stock for each participating non-management director. The shares are voted by the trustee of the trust on behalf of each participating director in accordance with the director’s instructions. The trust shares do not vest to direct ownership while the director is in office. Shares held in this trust are as follows: Mr. D’Aloia: 5,405; Mr. Gromer: 5,402; and Mr. Smith: 5,402. In July 2009, the Board voted to discontinue the use of the outside directors’ trust.

(3)	The number of shares shown for Mr. D’Aloia in the table above includes 11,372 shares held by a charitable foundation controlled by Mr. D’Aloia.

(4)	Includes 1,508 deferred shares allocated under WABCO’s deferred compensation plan.

(5)	The numbers of shares shown on this line do not include shares held by Mrs. Petrovich and Messrs. Fioroni and Solis who left WABCO, and Mr. De Bock who is no longer an executive officer of WABCO.

Ownership of More than 5% of Our Common Stock

The following table sets forth information on each person or entity who we believe, based on our review of public filings, or information provided, by such persons or entities, beneficially owns more than 5% of our common stock as of May 13, 2019.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)
EdgePoint Investment Group Inc.(2) 150 Bloor Street West, Suite 500 Toronto, Ontario M5S 2X9, Canada	4,672,374	9.12%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	4,497,949	8.78%
FPR Partners, LLC(4) 199 Fremont Street, Suite 2500 San Francisco, CA 94105	3,983,739	7.78%
FMR LLC(5) 245 Summer Street Boston, MA 02210	3,874,508	7.56%
Kayne Anderson Rudnick Investment Management LLC(6) 1800 Avenue of the Stars, 2nd Floor Los Angeles, CA 90067	2,882,524	5.63%
BlackRock, Inc.(7) 55 East 52nd Street New York, NY 10055	2,647,232	5.17%

(1)	As of May 13, 2019, we had 51,234,022 shares of our common stock outstanding.

(2)

Based on an amended Schedule 13G filed on February 13, 2019, in which EdgePoint Investment Group Inc. reported that, as of December 31, 2018, it was deemed, pursuant to Rule 13d-1 of the Exchange Act to have shared voting power and shared dispositive power with respect to the 4,672,374 shares reported in the table above, by virtue of the fact that it is the investment manager to, and exercises investment discretion with respect to WABCO common stock directly owned by, a number of private investment funds and mutual fund trusts.

(3)

Based on an amended Schedule 13G filed on February 11, 2019, in which The Vanguard Group reported that, as of December 31, 2018, it was deemed, pursuant to Rule 13d-1 of the Exchange Act to hold sole voting power with respect to 39,474 of the shares reported in the table above, shared voting power with respect to 9,355 of the shares reported in the table above, sole dispositive power with respect to 4,451,876 of the shares reported in the table above and shared dispositive power with respect to 46,073 of the shares reported in the table above, by virtue of the fact that it is the parent company of a group of investment companies.

(4)

Based on a Schedule 13G filed on February 14, 2019, in which FPR Partners, LLC, on behalf of itself, Andrew Raab and Bob Peck (both Senior Managing Members of FPR Partners, LLC) reported that, as of December 31, 2018, it was deemed, pursuant to Rule 13d-1 of the Exchange Act to have sole voting power and sole dispositive power with respect to the 3,983,739 shares reported in the table above, by virtue of the fact that it is the investment manager to, and exercises investment discretion with respect to WABCO common stock directly owned by, a number of investment funds.

(5)

Based on an amended Schedule 13G filed on February 13, 2019, in which FMR LLC reported on behalf of itself and Abigail P. Johnson (who, along with members of the Johnson family, may be deemed a controlling group with respect to FMR LLC) that, as of December 31, 2018, it was deemed, pursuant to Rule 13d-1 of the Exchange Act to have sole voting power with respect to the 246,873 of the shares reported in the table above, and sole dispositive power with respect to the 3,874,508 shares reported in the table above.

(6)

Based on a Schedule 13G filed on February 13, 2019, in which Kayne Anderson Rudnick Investment Management LLC reported that, as of December 31, 2018, it was deemed, pursuant to Rule 13d-1 of the Exchange Act to hold sole voting power with respect to 1,898,548 of the shares reported in the table above, shared voting power with respect to 983,976 of the shares reported in the table above, sole dispositive power with respect to 1,898,548 of the shares reported in the table above and shared dispositive power with respect to 983,976 of the shares reported in the table above, by virtue of the fact that it is the parent company of a group of investment companies.

(7)

Based on a Schedule 13G filed on February 8, 2019, in which BlackRock, Inc. reported that, as of December 31, 2018, it was deemed, pursuant to Rule 13d-1 of the Exchange Act to hold sole voting power with respect to 2,298,036 of the shares reported in the table above and sole dispositive power with respect to 2,647,232 of the shares reported in the table above.

APPRAISAL RIGHTS

If the merger is completed, stockholders who do not vote (whether in person or by proxy) in favor of the adoption of the merger proposal and who properly exercise and perfect their demand for appraisal of their shares and who do not withdraw such demand or lose their right to appraisal will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL, which we refer to as Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of WABCO common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of WABCO common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of WABCO common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of WABCO common stock who (i) do not vote in favor of the merger proposal, (ii) continuously are the record holders of such shares through the effective time and (iii) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive in lieu of the merger consideration payment in cash of the amount determined by the Court of Chancery to be the “fair value” of the shares of WABCO common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by the surviving corporation pursuant to subsection (h) of Section 262 of the DGCL). Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided that if at any time before the Court of Chancery of the State of Delaware enters judgment in the appraisal proceeding, the surviving corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (i) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery of the State of Delaware and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the $136.50 per share merger consideration payable pursuant to the merger agreement if they did not seek appraisal of their shares.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes WABCO’s notice to WABCO stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the merger, any holder of shares of WABCO’s common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all WABCO stockholders who assert appraisal rights unless (i) the total number of shares of WABCO common stock for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of

WABCO common stock measured in accordance with subsection (g) of Section 262 of the DGCL or (ii) the value of the aggregate merger consideration in respect of the shares of WABCO common stock for which appraisal rights have been pursued and perfected exceeds $1 million. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of WABCO common stock, WABCO believes that if a WABCO stockholder is considering exercising appraisal rights, that stockholder should seek the advice of legal counsel. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration as described in the merger agreement upon surrender of the certificates that formerly represented such shares of WABCO common stock.

Stockholders wishing to exercise the right to seek an appraisal of their shares of WABCO common stock must fully comply with Section 262, which means doing, among other things, ALL of the following:

•	the stockholder must not vote in favor of the merger proposal;

•	the stockholder must deliver to WABCO a written demand for appraisal before the vote on the merger proposal at the special meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the effective time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time); and

•

the stockholder or the surviving corporation must file a petition in the Court of Chancery of the State of Delaware requesting a determination of the fair value of the shares within one hundred twenty days after the effective time. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the merger proposal, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of WABCO common stock wishing to exercise appraisal rights must deliver to WABCO, before the vote on the merger proposal at the special meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the merger proposal either in person or by proxy. A holder of shares of WABCO common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal, and it will cause a stockholder to lose the stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the merger proposal or abstain from voting on the merger proposal. However, neither voting against the merger proposal nor abstaining from voting or failing to vote on the merger proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal. A proxy or vote against the merger proposal will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the merger proposal at the special meeting will cause the stockholder to lose its appraisal rights in connection with the merger.

Only a holder of record of shares of WABCO common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of WABCO common stock should be executed by or on behalf of the holder of record and must reasonably inform WABCO of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

WABCO Holdings Inc.

1220 Pacific Drive

Auburn Hills, Michigan 48326

Any holder of shares of WABCO common stock may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to WABCO a written withdrawal of the demand for appraisal within sixty days after the effective date of the merger. However, any such attempt to withdraw the demand made more than sixty days after the effective time will require written approval of the surviving corporation. No appraisal proceeding in the Court of Chancery of the State of Delaware will be dismissed without the approval of such court and such approval may be conditioned upon such terms as the court deems just.

Notice by the Surviving Corporation

If the merger is completed, within ten days after the effective time, the surviving corporation will notify each holder of shares of WABCO common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the merger proposal of the date that the merger has become effective.

Filing a Petition for Appraisal

Within one hundred twenty days after the effective time, but not thereafter, the surviving corporation or any holder of shares of WABCO common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Court of Chancery of the State of Delaware, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The surviving corporation is under no obligation, and has no present intention, to file such a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair values of shares of WABCO common stock. Accordingly, any holders of WABCO common stock who desire to have their shares appraised by the Court of Chancery of the State of Delaware should assume that they will be responsible for filing a petition for appraisal with the Court of Chancery of the State of Delaware in the manner prescribed in Section 262. The failure of a holder of WABCO common stock to file such a petition for appraisal within the period specified in Section 262 will nullify the stockholder’s previous written demand for appraisal.

Within one hundred twenty days after the effective time, any holder of shares of WABCO common stock who has complied with the requirements for the exercise of appraisal rights, or a beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger proposal and with respect to which WABCO received demands for appraisal, and the aggregate number of holders of such common stock. The surviving corporation must mail this statement to the requesting stockholder within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a holder of shares of WABCO common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within twenty days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Court of Chancery of the State of Delaware is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss that stockholder from the proceedings.

Determination of Fair Value

After determining the holders of WABCO common stock entitled to appraisal, the Court of Chancery of the State of Delaware will appraise the “fair value” of the shares of WABCO common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court of Chancery of the State of Delaware will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Court of Chancery of the State of Delaware could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although WABCO believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery of the State of Delaware, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither WABCO nor ZF anticipates offering more than the $136.50 per share merger consideration to any WABCO stockholder exercising appraisal rights. Each of WABCO and ZF reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of WABCO common stock is less than the $136.50 per share merger consideration.

Unless the Court of Chancery of the State of Delaware in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment; provided that if at any time before the Court of Chancery of the State of Delaware enters judgment in the appraisal proceeding, the surviving corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (i) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery of the State of Delaware and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery of the State of Delaware and taxed upon the parties as the Court of Chancery of the State of Delaware deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery of the State of Delaware may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of WABCO common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of WABCO common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration, less applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within one hundred twenty days after the effective time or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.

From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote WABCO common stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of WABCO common stock, if any, payable to WABCO stockholders of record as of a time prior to the effective time; provided, however, that if no petition for an appraisal is filed, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within sixty days after the effective time or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Court of Chancery of the State of Delaware, however, the appraisal proceeding may not be dismissed as to any WABCO stockholder without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any WABCO stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any of our future stockholder meetings. However, if the merger is not completed, WABCO stockholders will continue to be entitled to attend and participate in future annual meetings of stockholders when held. WABCO will hold an annual meeting of stockholders in 2020 only if the merger has not already been completed, which we refer to as the 2020 annual meeting.

If the 2020 annual meeting is held, stockholders may submit proposals for consideration at our 2020 annual meeting of stockholders. To be considered for inclusion in next year’s proxy statement, your proposal must be submitted in accordance with the SEC’s Rule 14a-8 and must be received by our Chief Legal Officer at our principal executive offices located at 1220 Pacific Drive, Auburn Hills, Michigan 48326 no later than December 20, 2019.

Under our bylaws, and as permitted by the rules of the SEC, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that director nominations and/or proposals relating to another item of business to be introduced at an annual meeting of stockholders must be submitted in writing by certified mail to the Chief Legal Officer of WABCO at our principal executive offices located at 1220 Pacific Drive, Auburn Hills, Michigan 48326. We must receive the notice of your intention to introduce a nomination or proposed item of business at the 2020 annual meeting no later than February 28, 2020 and no earlier than January 29, 2020. In addition, nominations for a non-incumbent director must be accompanied by information concerning the proposed nominee, including such information as is required by WABCO’s bylaws and the proxy rules of the SEC.

All matters submitted must comply with the applicable requirements or conditions established by the SEC and our bylaws. Any proposals of business or nominations should be addressed to: WABCO Holdings Inc., 1220 Pacific Drive, Auburn Hills, Michigan 48326.

HOUSEHOLDING INFORMATION

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of this proxy statement. This process, which is commonly referred to as “householding” potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of this proxy statement and wish to receive only one, please contact WABCO at the address identified below. WABCO will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to WABCO at its address below, or call +1 (248) 270-9287 and ask to speak to Sean Deason.

WABCO Holdings Inc.

1220 Pacific Drive

Auburn Hills, Michigan 48326

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC’s website at https://www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by WABCO through the Investor Relations section of our website at https://ir.wabco-auto.com. The information on our website is not, and will not be deemed to be, a part hereof or incorporated into this or any other filings with the SEC.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following WABCO filings with the SEC are incorporated by reference:

•	WABCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 15, 2019;

•	WABCO’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on April 26, 2019;

•	WABCO’s Definitive Proxy Statement on Schedule 14A, as supplemented, filed with the SEC on April 18, 2019; and

•

WABCO’s Current Reports on Form 8-K filed with the SEC on February 28, 2019, March 28, 2019 (both filings), April 2, 2019, April 12, 2019 and May 7, 2019 (other than the portions of such documents not deemed to be filed).

We also incorporate by reference into this proxy statement each additional document we may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) and proxy solicitation materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

You may obtain any of the documents we file with the SEC, by requesting them in writing or by telephone from us at the following address:

WABCO Holdings Inc.

1220 Pacific Drive

Auburn Hills, Michigan 48326

If you would like to request documents from us, please do so by June 17, 2019 to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Toll-free: +1 (888) 750-5834

Banks & Brokers may call collect: +1 (212) 750-5833

MISCELLANEOUS

ZF has supplied, and WABCO has not independently verified, all of the information relating to ZF and Merger Sub in this proxy statement exclusively concerning ZF and Merger Sub.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 20, 2019. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Among

WABCO HOLDINGS INC.,

ZF FRIEDRICHSHAFEN AG

and

VERONA MERGER SUB CORP.

Dated as of March 28, 2019

A-i

A-ii

EXHIBITS

Exhibit A	Certificate of Incorporation of the Surviving Corporation

A-iii

INDEX OF DEFINED TERMS

Page
Acceptable Confidentiality Agreement	A-57
Acquisition Proposal	A-34
Affiliate	A-58
Agreement	A-1
Alternative Financing	A-45
Antitrust Division	A-38
Antitrust Law	A-37
Applicable Date	A-13
Available Financing	A-47
Bankruptcy and Equity Exception	A-10
Book-Entry Share	A-3
Business Day	A-58
Bylaws	A-9
Cancelled Shares	A-3
Capitalization Date	A-9
Certificate	A-3
Certificate of Incorporation	A-9
Certificate of Merger	A-2
CFIUS	A-58
CFIUS Clearance	A-58
CFIUS Turndown	A-58
Change of Control Severance Plan	A-58
Change of Recommendation	A-36
Charter	A-2
Closing	A-2
Closing Date	A-2
Code	A-58
Common Stock	A-3
Company	A-1
Company Board	A-1
Company Cash Incentive Award	A-4
Company Cash Incentive Award Consideration	A-4
Company Deferred Stock Unit	A-4
Company Disclosure Schedule	A-9
Company DSU Consideration	A-4
Company Employees	A-41
Company Equity Awards	A-4
Company Notice	A-33
Company Omnibus Incentive Plans	A-10
Company Performance Stock Unit	A-4
Company Plan	A-16
Company PSU Consideration	A-4
Company Related Party	A-54
Company Requisite Vote	A-10
Company Restricted Stock Unit	A-3
Company RSU Consideration	A-3
Company Securities	A-10
Company Stock Option	A-3
Company Stock Option Consideration	A-3

A-iv

Page
Confidentiality Agreement	A-40
Contract	A-58
control	A-58
D&O Insurance	A-44
Data Room	A-58
DGCL	A-1
Dissenting Shares	A-8
DOJ	A-37
Effective Time	A-2
End Date	A-52
Environmental Laws	A-21
ERISA	A-17
ERISA Affiliate	A-17
Exchange Act	A-11
Exchange Fund	A-5
Existing Facilities	A-29
Existing Notes	A-48
FCPA	A-12
Financial Advisor	A-21
Financing	A-25
Financing Commitments	A-25
Financing Related Parties	A-58
Financing Sources	A-25
FTC	A-37
GAAP	A-59
Governmental Entity	A-11
Hazardous Materials	A-21
HSR Act	A-59
Indemnified Parties	A-43
Indian Offer	A-59
Intellectual Property	A-20
International Benefit Plan	A-17
IT Assets	A-20
knowledge	A-59
Law	A-59
Liability Management Transaction	A-49
Liability Management Transactions	A-49
Liens	A-18
Material Adverse Effect	A-59
Material Company Plan	A-16
Material Contract	A-16
Merger	A-1
Merger Sub	A-1
New Plans	A-42
Non-U.S. Antitrust Laws	A-11
Notice Period	A-34
Old Plans	A-42
Order	A-60
Parent	A-1
Parent Disclosure Schedule	A-23
Parent Group	A-36

A-v

Page
Parent Plan	A-43
Parties	A-1
Party	A-1
Paying Agent	A-5
Pension Commitments	A-17
Per Share Merger Consideration	A-3
Permitted Liens	A-19
Person	A-60
Plan Document	A-17
Preferred Stock	A-9
Privacy Legal Requirement	A-60
Proceeding	A-43
Proxy Statement	A-35
Recommendation	A-11
Registered IP	A-20
Representatives	A-32
Reverse Termination Fee	A-54
SEBI	A-60
SEBI Takeover Code	A-60
SEC	A-13
SEC Reports	A-13
Securities Act	A-13
Selected Subsidiaries	A-60
Share	A-3
Significant Customer	A-60
Significant Supplier	A-61
Solvent	A-26
Stockholders Meeting	A-35
subsidiaries	A-61
subsidiary	A-61
Superior Proposal	A-34
Surviving Corporation	A-1
Tax Return	A-20
Taxes	A-20
Termination Fee	A-53
Trade Controls	A-12
UKBA	A-12
Willful Breach	A-61

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 28, 2019 (this “Agreement”), is entered into by and among WABCO Holdings Inc., a Delaware corporation (the “Company”), ZF Friedrichshafen AG, a stock corporation organized and existing under the laws of the Federal Republic of Germany (“Parent”), and Verona Merger Sub Corp., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the management board (Vorstand) and supervisory board (Aufsichtsrat) of Parent and the board of directors of Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and have authorized the execution and delivery hereof;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable to enter into this Agreement with Parent and Merger Sub providing for the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (b) approved this Agreement and the transactions contemplated hereby in accordance with the DGCL and (c) adopted a resolution recommending this Agreement be adopted by the stockholders of the Company;

WHEREAS, (a) the board of directors of Merger Sub has recommended adoption of this Agreement by Parent, its sole stockholder and (b) Parent, as sole stockholder of Merger Sub, has adopted and approved this Agreement;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.5.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and intending to be legally bound, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

Section 1.2 Closing. Unless this Agreement shall have been terminated in accordance with its terms, the closing of the Merger (the “Closing”) shall occur by electronic exchange of documents at 9:00 a.m., Eastern time, on the fifth Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) have been satisfied or waived (to the extent permitted by applicable Law) in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the Closing, the Company and Parent will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended in its entirety to read as set forth in Exhibit A, until thereafter amended as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 6.10.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 6.10.

Section 1.5 Directors and Officers.

(a) The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the bylaws of the Surviving Corporation.

(b) The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a) Merger Consideration. Each share of common stock, par value $0.01 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (each, a “Share”) (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned by the Company, including Shares held in treasury by the Company, and in each case not held on behalf of third parties (collectively, the “Cancelled Shares”) and (ii) the Dissenting Shares) shall be converted automatically into the right to receive $136.50 in cash, without interest (the “Per Share Merger Consideration”). At the Effective Time, each of the Shares (other than Cancelled Shares and Dissenting Shares) shall cease to be outstanding, shall be automatically cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Cancelled Shares and Dissenting Shares) and each non-certificated Share represented by book-entry (other than Cancelled Shares and Dissenting Shares) (a “Book-Entry Share”) shall thereafter represent only the right to receive the Per Share Merger Consideration.

(b) Cancellation of Cancelled Shares. Each Cancelled Share shall cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be automatically converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation and together shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section  2.2 Treatment of Company Equity and Cash Incentive Awards.

(a) Company Stock Options. Each option to purchase Shares issued under a Company Omnibus Incentive Plan (a “Company Stock Option”) and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of Shares underlying such Company Stock Option and (ii) the excess, if any, of (A) the Per Share Merger Consideration over (B) the per-share exercise price of such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment (the “Company Stock Option Consideration”); provided that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Per Share Merger Consideration, such Company Stock Option shall be cancelled without any cash payment or other consideration being made in respect thereof. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (or the relevant employer subsidiary) to each holder of a Company Stock Option the Company Stock Option Consideration (if any) within ten (10) Business Days following the Effective Time.

(b) Company Restricted Stock Units. Each restricted stock unit granted pursuant to a Company Omnibus Incentive Plan that vests solely on the basis of time that is not a Company Deferred Stock Unit (a “Company Restricted Stock Unit”) and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the total number of Shares underlying such Company Restricted Stock Units and (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment (the “Company RSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (or the relevant employer subsidiary) to each holder of a Company Restricted Stock Unit the Company RSU Consideration within ten (10) Business Days following the Effective Time.

(c) Company Performance Stock Units. Each performance stock unit granted pursuant to a Company Omnibus Incentive Plan that vests on the basis of time and the achievement of performance targets (a “Company Performance Stock Unit”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash, without interest, (x) with respect to those Company Performance Stock Units with a performance period ending on December 31, 2019, equal to the product of (A) the total number of Shares underlying such Company Performance Stock Unit assuming achievement of the applicable performance metrics at the actual level of performance and (B) the Per Share Merger Consideration, (y) with respect to those Company Performance Stock Units other than those with a performance period ending on December 31, 2019, equal to the product of (A) the total number of Shares underlying such Company Performance Stock Unit assuming achievement of the applicable performance metrics at the target level of performance and (B) the Per Share Merger Consideration, in each case, less applicable Taxes required to be withheld with respect to such payment (the amounts in clauses (x) and (y), together, the “Company PSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (or the relevant employer subsidiary) to each holder of a Company Performance Stock Unit the Company PSU Consideration within ten (10) Business Days following the Effective Time.

(d) Company Deferred Stock Units. Each deferred stock unit granted pursuant to a Company Omnibus Incentive Plan to a non-employee director of the Company Board (a “Company Deferred Stock Unit”) that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the total number of Shares underlying such Company Deferred Stock Units and (y) the Per Share Merger Consideration (the “Company DSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to each holder of a Company Deferred Stock Unit the Company DSU Consideration within ten (10) Business Days following the Effective Time.

(e) Company Cash Incentive Awards. Except as otherwise provided in Section 2.2(e) of the Company Disclosure Schedule, each cash incentive award (including annual incentive plan and long-term incentive plan awards) granted pursuant to a Company Omnibus Incentive Plan (a “Company Cash Incentive Award”) that is outstanding immediately prior to the Effective Time shall be cancelled and converted into a right to receive an amount in cash, without interest, equal to, as determined by the Company Board or a committee thereof prior to the Effective Time, the actual level of achievement of the applicable performance metrics, with such level of achievement (x) measured during the period from and including the first day of the applicable performance period through and including the Effective Time and (y) projected for the full performance period, which resulting amount shall be prorated to reflect the period from and including the first day of the applicable performance through and including the Effective Time, less applicable Taxes required to be withheld with respect to such payment (the “Company Cash Incentive Award Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (or the relevant employer subsidiary) to each grantee of a Company Cash Incentive Award the Company Cash Incentive Award Consideration within ten (10) Business Days following the Effective Time.

(f) Section 409A. Notwithstanding anything herein to the contrary, with respect to any Company Equity Award or Company Cash Incentive Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Omnibus Incentive Plan that will not trigger a Tax or penalty under Section 409A of the Code.

(g) Cooperation. Notwithstanding anything herein to the contrary, with respect to Company Stock Options, Company Restricted Stock Units, Company Performance Stock Units and Company Deferred Stock Units (collectively, the “Company Equity Awards”) held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties shall cooperate in good faith prior to the Closing to minimize the Tax impact of the provisions set forth in this Section 2.2. In addition, between the date of this Agreement and the Effective Time and to the extent reasonably necessary to avoid or reduce such adverse Tax impact, the Company may accelerate the vesting, exercise and/or settlement, as applicable, of Company Stock Options, Company Restricted Stock Units and/or Company Performance Stock Units, and any resulting Shares shall receive the Per Share Merger Consideration in accordance with Section 2.1(a) hereof; provided that any such acceleration of the vesting, exercise and/or settlement (i) is limited to individuals who are located outside the United States, and (ii) does not result in any increased cost or liability to the Company.

(h) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Company’s Compensation, Nominating and Governance Committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.2.

Section 2.3 Surrender of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent with the Company’s prior approval, which approval shall not be unreasonably conditioned, withheld or delayed, to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II. At the Closing and concurrently with the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments under this Article II (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Subject to Section 2.3(c), to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all applicable times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Article II shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).

(b) Exchange Procedures.

(i) Transmittal Materials. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each holder of record of Shares as of immediately prior to the Effective Time (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title shall pass, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), and with respect to Certificates (if any), only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.3(f) to the Paying Agent), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Book- Entry Shares or Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.3(f)) to the Paying Agent.

(ii) Certificates. Upon surrender of a Certificate (if any) (or affidavit of loss in lieu of the Certificate as provided in Section 2.3(f)) to the Paying Agent in accordance with the terms of such transmittal materials and instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.3(f)) by (B) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(iii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the aggregate Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall upon receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence, if any, as the Paying Agent may reasonably require (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Share by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the applicable Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, a check for any cash to be exchanged upon due surrender of the Certificate or Book-Entry Share may be issued to such transferee or other Person if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes arising as a result of such unregistered transfer have been paid or are not applicable.

(v) Until surrendered as contemplated by this Section 2.3(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per Share Merger Consideration as contemplated by this Article II. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Cancelled Shares or Dissenting Shares) who has not theretofore complied with this Article II shall thereafter be entitled to look to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) upon due surrender of its Certificates (if any), or affidavits of loss in lieu of the Certificates or acceptable evidence of Book-Entry Shares, without any interest thereon in accordance with the provisions set forth in Section 2.3(b), and Parent shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of their claim for the Per Share Merger Consideration payable upon due surrender of their Certificates or Book-Entry Share. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II. The Per Share Merger Consideration paid upon the surrender of Certificates (or upon receipt by the Paying Agent of an “agent’s message”, in the case of Book-Entry Shares) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or such Book-Entry Shares.

(e) Withholding Rights. Each of Parent, the Surviving Corporation (including, for purposes of this Section 2.3(e), the relevant employer subsidiary) and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be promptly remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Equity Awards or Company Cash Incentive Awards, as applicable, in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be. Notwithstanding the foregoing, the Parties agree that (A) the Company may obtain, and that neither Parent nor the Surviving Corporation shall withhold any amounts from the consideration otherwise payable pursuant to this Agreement under Indian Tax Law if the Company delivers to Parent, a preliminary valuation or appraisal no later than forty-five (45) days prior to the Closing Date, and, if requested by Parent, a final valuation or appraisal no later than fifteen (15) days prior to the Closing Date, in each case, in form and substance reasonably acceptable to Parent, showing that, for the purposes of and in accordance with the Indian Tax Law, the shares or interests in the Company do not derive, directly or indirectly, value substantially from assets located in India (i.e., that the value of the Company’s stake in WABCO India Limited is less than 50% of the value of the Company and its subsidiaries, taken as a whole), in all instances calculated in accordance with Section 9 of the Indian Tax Law, (B) if deemed necessary by Parent, in its reasonable judgment, taking into consideration the preliminary valuation described in Section 2.3(e)(A) if delivered to Parent, the Company shall apply for necessary tax registrations in India (Permanent Account Number and Tax Deduction and Collection Number) and (C) the Parties shall cooperate to duly make a voluntary filing, within thirty (30) days of the date hereof (or as otherwise extended with permission from the competent Chinese tax authority), with the competent Chinese Tax authority to report the transaction under the Chinese Indirect Transfer rules (Bulletin of the State Administration of Taxation No. 7 of 2015), and shall cooperate to timely make any supplemental filings or provide any additional information that the competent Chinese Tax authority may request in connection with such voluntary filing.

(f) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will, issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (i) the number of Shares represented by such lost, stolen or destroyed Certificate by (ii) the Per Share Merger Consideration.

Section 2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any Shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and as to which the holders thereof have properly perfected a demand for appraisal rights in accordance with Section 262 of the

DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL, at which time such Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 2.1(a), without interest and after giving effect to any required Tax withholdings pursuant to Section 2.3(e) and such Shares shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Shares. Each holder of Dissenting Shares shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company or any of its Representatives relating to stockholders’ rights of appraisal and Parent shall be entitled to participate in all negotiations and proceedings with respect to any demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or offer to settle or settle any such demands, except as required by applicable Law.

Section 2.5 Adjustments. In the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted; provided, however, that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, subject to Section 9.18 and except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC prior to the date of this Agreement (excluding any disclosures set forth in any Risk Factor section or in any other section to the extent they are forward-looking statements or to the extent they are cautionary, predictive or forward-looking in nature) or (ii) as set forth in the corresponding sections or subsections of the disclosure schedules delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent:

Section  3.1 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.1(a) of the Company Disclosure Schedule contains a correct and complete list of each jurisdiction where the Company and its subsidiaries are organized. Section 3.1(b) of the Company Disclosure Schedule sets forth (i) each of the Company’s subsidiaries and the ownership interest of the Company in each such subsidiary, as well as the ownership interest of any other Person or Persons in each such subsidiary and the jurisdiction of organization thereof of each such subsidiary and (ii) the Company’s or its subsidiaries’ direct or indirect ownership interest in any other Person other than securities consisting of less than five percent of the outstanding capital stock of such Person.

Section 3.2 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a correct and complete copy of the amended and restated certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and the amended and restated by-laws, as amended to date (the “Bylaws”), of the Company as currently in effect. The Certificate of Incorporation and the Bylaws are in full force and effect. The Company has made available to Parent on or prior to the date of this Agreement complete and correct copies of the certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement of each of its Selected Subsidiaries, and each as so delivered is in full force and effect.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 400,000,000 shares of Common Stock, and (ii) 4,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on March 25, 2019 (the “Capitalization Date”):

(i) 51,231,137 shares of Common Stock were issued and outstanding;

(ii) no shares of Preferred Stock were issued or outstanding;

(iii) 27,891,070 shares of Common Stock were held by the Company in its treasury; and

(iv) there were (A) 34,977 shares of Common Stock underlying outstanding Company Stock Options, (B) 150,761 shares of Common Stock underlying Company Restricted Stock Units, (C) 177,896 shares of Common Stock underlying outstanding Company Performance Stock Units, assuming settlement at the target level of performance and (D) 27,815 shares of Common Stock underlying outstanding Company Deferred Stock Units, in each such case as granted under the WABCO Amended and Restated 2009 Omnibus Incentive Plan (including any predecessor plans, the “Company Omnibus Incentive Plans”).

(b) From the close of business on the Capitalization Date through the date of this Agreement, no options or other rights to purchase Shares have been granted and no Shares or shares of Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Company Stock Options, the vesting of Company Restricted Stock Units or Company Performance Stock Units, or the settlement of Company Deferred Stock Units, in each case that were outstanding on the Capitalization Date and in accordance with the terms of the Company Omnibus Incentive Plans. Except as set forth in Section 3.3(a) or Section 3.3(b) of the Company Disclosure Schedule, as of the date of this Agreement, (i) there are no outstanding or authorized (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options, warrants, calls, phantom stock or other rights to acquire from the Company, or obligations of the Company to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of the Company (collectively, “Company Securities”), and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. All outstanding Shares, and all Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights. Each of the outstanding shares of capital stock or other voting securities of each of the Company’s subsidiaries is (i) duly authorized, validly issued, fully paid and nonassessable, (ii) owned by the Company or another subsidiary of the Company or, to the knowledge of the Company, by the other Person or Persons set forth in Section 3.1(b) of the Company Disclosure Schedule and (iii) owned free and clear of all Liens, other than Permitted Liens. Except as set forth in Section 3.3(a) or Section 3.3(b) of the Company Disclosure Schedule, there are no outstanding or authorized (A) shares of capital stock or other voting securities of the Company’s subsidiaries, (B) securities of any of the Company’s subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any such subsidiary or (C) preemptive rights, options, warrants, calls, phantom stock, conversion rights, redemption rights, repurchase rights or other rights to acquire from the Company or any of the Company’s subsidiaries or obligations of the Company or any of the Company’s subsidiaries to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of the Company or any such subsidiary.

(c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 3.4 Authority. The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger, subject only to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of Common Stock entitled to vote thereon at the Stockholders Meeting, or any adjournment or postponement thereof, to adopt this Agreement (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”). The Company Board, at a duly called and held meeting, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, approved this Agreement and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement (the “Recommendation”) and (b) directed that this Agreement be submitted to the stockholders of the Company for their adoption. The only vote of the stockholders of the Company required to adopt and approve this Agreement and the transactions contemplated hereby is the Company Requisite Vote.

Section 3.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) conflict with or violate the Certificate of Incorporation or Bylaws or the comparable governing documents of any subsidiary of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of or, other than in connection with the Financing, result in the creation of a Lien (except a Permitted Lien) on any of the material assets of the Company or any of its subsidiaries pursuant to any Contract (other than any Contract that (x) is a Company Plan or Company Omnibus Incentive Plan or (y) that may be canceled without payment or penalty to the Company or any of its subsidiaries upon ninety (90) days’ notice or less) to which the Company or any of its subsidiaries is party or by which the Company or any of its subsidiaries is bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Company.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, quasi-governmental or regulatory (including any stock exchange or other self-regulatory organizations) authority, agency, court, commission or other governmental body, whether supranational, foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger “Notification and Report Form” by the Company under the HSR Act and the expiration of any applicable waiting period under the HSR Act, (iii) the applicable requirements of the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) CFIUS Clearance, (vi) the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law of any jurisdiction or investment Laws relating to foreign ownership (“Non-U.S. Antitrust Laws”) set forth in Section 3.5(b)(i) of the Company Disclosure Schedule, (vi) all consents, approvals, authorizations, permits, actions, filings or notifications set forth on Section 3.5(b)(ii) of the Company Disclosure Schedule and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to (A) prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Company or (B) individually or in the aggregate, have a Material Adverse Effect.

Section  3.6 Compliance.

(a) The business of the Company and its subsidiaries has not been, since the Applicable Date, and is not being, conducted in violation of any Law applicable to the Company or any of its subsidiaries, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and the Company and its subsidiaries have not received any written notice or communication from a Governmental Entity of any material noncompliance with any such Laws, except for any such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of the Company, neither the Company nor any of its subsidiaries or any other Person acting on behalf of the Company or any of its subsidiaries, including any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries has since January 1, 2016, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official political or governmental action, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or government employee from corporate funds for the purpose of influencing such individual’s actions or decisions in his or her official capacity or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to influence official political or governmental action.

(c) To the knowledge of the Company, neither the Company nor any of its subsidiaries is in material violation of any applicable provision of: (A) the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”); (B) the U.K. Bribery Act 2010 (c.23) (the “UKBA”); or (C) any other applicable similar anticorruption Law. The Company and its subsidiaries have instituted and maintained policies and procedures designed to ensure compliance with the FCPA and the UKBA, and conduct their businesses in material compliance with all of the applicable provisions thereof.

(d) Each of the Company and its subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Neither the Company nor any of its subsidiaries or, to the knowledge of the Company, any other Person acting on behalf of the Company or any of its subsidiaries has since January 1, 2016 taken any action that would constitute a material violation of any applicable Laws pertaining to export controls, customs and imports, and trade or economic sanctions Laws or anti-boycott Laws of the United States or any other jurisdiction (collectively, “Trade Controls”), except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2016 through the date of this Agreement, there have been no claims, complaints, charges, investigations, voluntary disclosures or proceedings under Trade Controls, and there are no pending or, to the knowledge of the Company, threatened investigations involving suspected or confirmed violations thereof, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Except with respect to regulatory matters covered by Section 6.2 and Section 6.4, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.2 and Section 6.4, neither the Company nor any of its subsidiaries has since January 1, 2016 through the date of this Agreement been charged in writing by any Governmental Entity with, or to the knowledge of the Company, investigated for, a material violation of any Antitrust Law applicable to the Company or any of its subsidiaries or entered any written settlement, memorandum of understanding or similar written agreement with a Governmental Entity in respect of a material violation or alleged material violation of any such Antitrust Law. Except with respect to regulatory matters covered by Section 6.2 and Section 6.4, to the knowledge of the Company, as of the date of this Agreement no investigation or review by any Governmental Entity under any Antitrust Law or any written settlement agreement in respect of a material violation or alleged material violation thereof with respect to the Company or any of its subsidiaries is pending or threatened, nor has any Governmental Entity notified the Company or any of its subsidiaries in writing of an intention to conduct any such investigation or review since January 1, 2016 through the date of this Agreement.

Section 3.7 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or otherwise transmitted or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2018 (the “Applicable Date”) (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, and those filed or furnished subsequent to the date hereof, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied or will comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement. Since the Applicable Date through the date of this Agreement, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(b) The audited consolidated financial statements of the Company (including all notes thereto) and its subsidiaries included in the SEC Reports filed prior to the date of this Agreement have been prepared, or, in the case of SEC Reports filed after the date of this Agreement, will be prepared, in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, or, in the case of SEC Reports filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of earnings, comprehensive earnings, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the SEC Reports filed prior to the date of this Agreement have been prepared, or, in the case of SEC Reports filed after the date of this Agreement, will be prepared, in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, or, in the case of SEC Reports filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of earnings, comprehensive earnings, cash flows and stockholders equity for the periods indicated (subject to normal period-end adjustments).

(c) The Company maintains disclosure controls and procedures required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in reports that it files under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient in all material respects to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes, in each case, in accordance with GAAP. Since the Applicable Date, the Company’s chief executive officer and chief financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (A) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 13a-15(f) of the Exchange Act. To the knowledge of the Company, since the Applicable Date through the date of this Agreement, no complaints or concerns that would be material to the Company and its subsidiaries taken as a whole have been made through the Company’s whistleblower hot line or equivalent system regarding alleged violations of Law or improper auditing or accounting matters. Since the Applicable Date through the date of this Agreement, no attorney representing the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, has reported information that on its face would lead a reasonable Person to conclude there was reasonably likely to be a material violation of securities Laws, material breach of fiduciary duty or similar material violation by the Company or any of its officers, directors, or employees to the Company’s chief legal officer, the Company Board or the audit committee (or other committee designated for the purpose) of the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act.

(d) Except (i) as reflected, accrued or reserved against in the financial statements (including all notes thereto) of the Company and its subsidiaries included in the SEC Reports filed prior to the date of this Agreement, (ii) for liabilities or obligations incurred in the ordinary course of business since December 31, 2018, and (iii) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), which are required to be recorded or reflected on a consolidated balance sheet of the Company and its subsidiaries, including the notes thereto, under GAAP, other than those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Contracts.

(a) Except (i) for this Agreement, (ii) for the Contracts filed as exhibits (or incorporated by reference and available on the SEC’s Electronic Data Gathering Analysis and Retrieval System) to the SEC Reports filed prior to the date of this Agreement, (iii) for the Company Plans and Company Omnibus Incentive Plans and (iv) as set forth in Section 3.8 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is party to or bound by any Contract that:

(i) is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) contains covenants binding upon the Company or any of its subsidiaries in each case that are material to the Company and its subsidiaries taken as a whole, that (A) restrict the ability of the Company or any of its subsidiaries to compete in any business or with any Person or in any geographic area or that would require the disposition of any material assets or line of business of the Company and its subsidiaries or, in each case, after the Effective Time, Parent or its subsidiaries, (B) grant “most favored nation” status that, following the Merger, would purport to apply to Parent or any of its subsidiaries, or (C) include “take or pay” requirements or similar provisions obligating a Person to obtain a minimum quantity of goods or services from another Person, except, in each case, any such Contract that may be canceled without payment or penalty to the Company or any of its subsidiaries upon ninety (90) days’ notice or less;

(iii) other than with respect to any partnership or limited liability company that is wholly owned by the Company or any of its subsidiaries, is a joint venture, partnership, limited liability, or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any joint venture or partnership with a third party, in each case, that is otherwise material to the Company’s and its subsidiaries’ respective businesses taken as a whole;

(iv) is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond or other Contract, in each case, evidencing indebtedness for borrowed money, in each case, whether incurred, assumed, guaranteed or secured by any asset and in excess of $15,000,000, other than any such Contract between or among any of the Company and any of its wholly owned subsidiaries;

(v) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries, prohibits the pledging of the capital stock of the Company or any subsidiary of the Company, prohibits the issuance of guarantees by the Company or any subsidiary of the Company or grants any rights of first refusal or right of first offer or similar right or that limits or proposes to limit the ability of the Company or any of its subsidiaries or affiliates to sell, transfer, pledge or otherwise dispose of any material businesses or product lines;

(vi) has resulted in payments by the Company and its subsidiaries of more than $30,000,000 in the aggregate for the 12-month period ended on December 31, 2018 or by its express terms requires, as of the date hereof, payments by the Company and its subsidiaries under such Contract of more than $30,000,000 in the aggregate for any twelve month period following the date of December 31, 2018 (other than this Agreement, Contracts subject to clause (iii) above, purchase orders for the purchase of materials, supplies, goods, services, equipment or other assets entered into in the ordinary course of business, leases or contracts with wholly-owned subsidiaries);

(vii) has resulted in payments to the Company and its subsidiaries of more than $30,000,000 in the aggregate for the 12-month period ended on December 31, 2018 (other than purchase orders for the purchase of materials, supplies, goods, services, equipment or other assets entered into in the ordinary course of business);

(viii) with respect to any acquisition and divestiture pursuant to which the Company or any of its subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments during any calendar year in excess of $10,000,000;

(ix) is between the Company or any of its subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares, or any of their respective Affiliates, on the other hand, except for (a) any Company Plan and (b) with respect to any Person beneficially owning five percent or more of the outstanding Shares, any Contracts entered into on arm’s length terms in the ordinary course of business;

(x) is an exclusive license (except to the Company or a wholly owned subsidiary of the Company) (A) with respect to a material trademark or patent owned by the Company or its subsidiaries which is material to the Company and its subsidiaries taken as a whole or (B) that obligates the Company or any of its Affiliates to license any material patents owned by any of them on reasonable and non-discriminatory terms;

(xi) is between the Company or any of its subsidiaries and a Governmental Entity that is material to the Company and its subsidiaries taken as a whole; or

(xii) contains a put, call or similar right pursuant to which the Company or any of its subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets in each case with a value in excess of $10,000,000.

Each Contract set forth or required to be set forth in Section 3.8(a) of the Company Disclosure Schedule, filed as an exhibit (or incorporated by reference) to the SEC Reports filed prior to the date of this Agreement as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, or disclosed after the

Applicable Date by the Company on a Current Report on Form 8-K as a “material contract” (and to the extent so disclosed as a “material contract” under Regulation S-K or on Form 8-K in force as of the date hereof) is referred to herein as a “Material Contract”.

(b) A copy of each Material Contract set forth in Section 3.8(a) of the Company Disclosure Schedule has been made available to Parent (or its Representatives) on or prior to the date of this Agreement. Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires (or has expired) in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) as of the date hereof, neither the Company nor any of its subsidiaries have received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Material Contract (except in accordance with the terms thereof) and (y) there is no default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries.

Section 3.9 Absence of Certain Changes and Events. Except in connection with the entry into this Agreement and the consummation of the transactions contemplated by this Agreement, since December 31, 2018 through the date of this Agreement (a) the Company and its subsidiaries have conducted their business in all material respects in the ordinary course and have not taken any action that if occurred after the date hereof would require the consent of Parent pursuant to the terms of Section 5.1 hereof (other than with respect to Section 5.1(b)(xiii)) and (b) there have not occurred any events, developments, changes, effects or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect.

Section 3.10 Absence of Litigation. There are no civil, criminal or administrative actions, suits, claims, proceedings, or arbitrations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, proceeding, or arbitration that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its subsidiaries nor any of their respective material properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Company. As of the date of this Agreement, there are no SEC inquiries or investigations or other inquiries or investigations by a Governmental Entity pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by any executive officer of the Company, in each case, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule includes a list, as of the date hereof, of each Company Plan that (i) is a defined benefit pension plan, (ii) is the Company Omnibus Incentive Plan or a Company Plan that otherwise provides for equity compensation, or compensation based on the share price of the Company or any of its subsidiaries, (iii) is a bonus plan or program based on performance metrics that are measured upon the Company’s performance in which any director or officer of the Company participates or (iv) provides severance to any director or officer of the Company (each, a “Material Company Plan”). For purposes of this Agreement, “Company Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA) and each other director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, and compensation, severance or employment agreement contributed to, sponsored or maintained by the Company or any of its subsidiaries as of the date of this Agreement for the benefit of any current, former or retired employee or director of the Company or any of its subsidiaries. The Company has delivered or made available to Parent true and accurate copies of the following documents, to the extent applicable, with respect to each Material Company Plan (other than as set forth on Section 3.11(a) of the Company Disclosure Schedule): (i) the plan document and material amendments thereto; (ii) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports; (iii) the trust or other funding agreement and amendments thereto; (iv) the most recent Internal Revenue Service determination letter; (v) the most recent summary plan description; and (vi) for each such plan that is an International Benefit Plan, any documents that are substantially comparable to those set forth in this sentence (each, a “Plan Document”). Except as provided in the preceding sentence, the Company will deliver or make available to Parent within thirty (30) days of the date of this Agreement true and accurate copies of the Plan Documents, to the extent applicable, with respect to each material Company Plan.

(b) During the previous six (6) years, neither the Company, any of its subsidiaries nor any of their respective ERISA Affiliates has maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) an employee benefit plan subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code. For purposes of this Agreement, (x) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and (y) “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its subsidiaries as of the date of this Agreement as a “single employer” within the meaning of Section 414 of the Code.

(c) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) each Company Plan is in compliance with all applicable Laws;

(ii) neither the Company nor any of its subsidiaries has received notice of and, to the knowledge of the Company, there are no audits or investigations by any Governmental Entity with respect to, or other Proceedings against or involving any Company Plan or asserting rights or claims to benefits under any Company Plan (other than routine claims for benefits payable in the normal course);

(iii) each Company Plan intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service to such effect (or has submitted, and is awaiting receipt of a response, or is within the remedial amendment period for submitting an application for a determination letter with the Internal Revenue Service);

(iv) each Company Plan established or maintained outside of the United States primarily for the benefit of any current or former director, officer or employee of the Company or its subsidiaries residing outside the United States (an “International Benefit Plan”), (A) if intended to qualify for special Tax treatment, meets all applicable requirements, and if required to be funded, book-reserved or secured by an insurance policy, is so funded, book-reserved or secured, based on reasonable actuarial assumptions (B) there are no material (x) Taxes, penalties or fees that are owing or assessable under or against any International Benefit Plan; (y) going-concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies, contribution holidays, withdrawals of assets or transfers of assets from any International Benefit Plan, and (z) the transactions contemplated hereby could not reasonably be expected to result in the requirement of or negotiation with any Governmental Entity or the trustee of any Material Company Plan that is an International Benefit Plan regarding the funding of any such International Benefit Plan;

(v) each International Benefit Plan which provides for pension, retirement, life insurance, death or disability arrangements (the “Pension Commitments”) has been made and, where applicable, changed, amended, replaced, closed or terminated, in compliance with all applicable requirements of all applicable laws, including anti-discrimination laws, and has been administered in all respects in accordance with their terms and such laws, including tax laws, and all obligations under or in connection with the Pension Commitments, including pension contributions and obligations arising by operation of law that become due before the Closing Date, have been fulfilled by the Company or the respective subsidiary;

(vi) in the past all pensions provided by the Company or any subsidiary in Germany have been, to the extent required by Law or contractual provisions, adjusted regularly, and no backlog adjustments are required to be made for periods until the Closing Date; and

(vii) except to the extent required under Section 4980B of the Code, no Company Plan provides for post-retirement medical, group health, disability or retiree life insurance benefits to any Company employee.

(d) Except as provided herein, neither the execution of this Agreement nor the consummation of the Merger (either alone or in combination with another event) will result in: (i) acceleration of the time of payment or vesting or increase in benefits or the amount payable under any Material Company Plan; (ii) any amount failing to be deductible by reason of Section 280G of the Code; or (iii) the provision of any reimbursement of excise Taxes under Section 4999 of the Code.

(e) Section 3.11(e) of the Company Disclosure Schedule sets forth the maximum amount of Company Cash Incentive Awards payable pursuant to Section 2.2(e), assuming the Closing Date occurs on December 31, 2019.

Section 3.12 Labor and Employment Matters. The Company will deliver or make available to Parent, within thirty (30) days of the date of this Agreement, true and accurate copies of each material collective bargaining agreement with any labor organization or other representative of any employees of the Company or any Selected Subsidiary and, at Parent’s request, any other subsidiary. As of the date hereof, there are no material strikes, work stoppages, slowdowns, lockouts or similar material labor disputes pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, there are no, to the knowledge of the Company, union organizing efforts regarding any employees of the Company of any subsidiary of the Company.

Section  3.13 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all insurance policies of the Company and its subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in the industries in which the Company and its subsidiaries operate and (b) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof.

Section 3.14 Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a subsidiary of the Company owns and has good, marketable and valid title to, or holds valid, legally binding, enforceable rights, which are in full force and effect to lease, sublease or otherwise lawfully use, all items of real and personal property that are material to the Company and its subsidiaries taken as a whole, in each case free and clear of all liens, encumbrances, pledges, security interests, claims and defects, covenants, imperfections and other restrictions of title (“Liens”) (except in all cases for (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, Liens, charges, easements, covenants and other restrictions or encumbrances as do not materially affect the use or marketability of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (C) easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report and any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection, (D) encumbrances for current Taxes or other governmental charges not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided,

(E) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (F) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business, (G) Liens created by or through Parent or Merger Sub, (H) non-exclusive licenses and other grants made in the ordinary course of business with respect to Intellectual Property, and (I) liens, mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company or, for the avoidance of doubt, under the Existing Facilities (items in clauses (A) through (I) referred to herein as “Permitted Liens”); provided that no representation is made under this Section 3.14 with respect to any Intellectual Property. Section 3.14 of the Company Disclosure Schedule contains a true and complete list of all owned real property which is material to the Company and its subsidiaries taken as a whole, including such information as is reasonably necessary to identify each such parcel of owned real property.

Section 3.15 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and each of its subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) have paid or accrued for all Taxes (as defined below) that are required to be paid (whether or not shown as due on such filed Tax Returns) or that the Company or any of its subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b) There are not pending, or threatened in writing, any audits, examinations, investigations or other proceedings with respect to the Taxes of the Company or any of its subsidiaries.

(c) There are no material Liens on any of the assets of the Company or any subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, other than for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided.

(d) Neither the Company nor any of its subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

(e) Neither the Company nor any of its subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (B) is a party to or bound by any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than Tax gross-ups to employees, employee ex-patriate agreements, any other commercial agreements or contracts not primarily related to Tax or any agreement among or between only the Company and/or any of its subsidiaries) or any “gain recognition agreement” within the meaning of Treasury Regulations Section 1.367(a)-8, or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement.

(f) No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(g) No closing agreements, private letter rulings, technical advice memoranda, advance rulings or similar agreements or rulings have been entered into or issued by any Tax authority with respect to the Company or any subsidiary.

(h) Neither the Company nor any of its subsidiaries are or have been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the period as set forth in Section 897(c)(1)(A)(ii)(II).

(i) For purposes of this Agreement:

(i) “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; and

(ii) “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority.

Section 3.16 Intellectual Property and Information Technology. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Company and its subsidiaries exclusively own their trademark registrations, copyright registrations and patents, including any applications therefor (collectively, “Registered IP”), free and clear of all Liens except Permitted Liens, and own or have the right to use all patents, inventions, processes, copyrights and copyrighted works, software, trademarks, service marks, domain names, corporate names, logos, social media names, trade dress, trade secrets and all other intellectual property and proprietary rights of any kind or nature (“Intellectual Property”) as are necessary to conduct their businesses as currently conducted; (b) the Company and its subsidiaries’ conduct of their businesses has not, in the past three (3) years (or earlier, if not resolved), and does not, infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third party; (c) the Intellectual Property owned by the Company and its subsidiaries is not being infringed, diluted, misappropriated or otherwise violated by any third party; (d) the Company and its subsidiaries make commercially reasonable efforts to protect and maintain the confidentiality of their trade secrets and other material confidential information; (e) all former and current employees and independent contractors of the Company and its subsidiaries who have contributed to or participated in the conception and development of Intellectual Property for the Company or its subsidiaries have entered into valid and binding proprietary rights agreements assigning or otherwise vesting ownership of such Intellectual Property in the Company or its subsidiaries; (f) the Registered IP owned by the Company and its subsidiaries is subsisting and unexpired and is valid and enforceable; (g) the Company and its subsidiaries are not a party to any claim, suit or other action, and no claim, suit or other action is threatened in writing (including “cease and desist” letters) against any of them, in each case, that challenges the validity, enforceability or ownership of, or the right to use, sell or license their Intellectual Property; (h) the computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment of the Company and its subsidiaries (the “IT Assets”) operate in accordance with their documentation and functional specifications and otherwise as required by the Company and its subsidiaries; and (i) to the knowledge of the Company, there has been no security breach of or unauthorized access to the IT Assets, which resulted in unauthorized use, disclosure, loss, modification, corruption or encryption of any data or information contained therein. Section 3.16 of the Company Disclosure Schedule identifies as of the date of this Agreement, a materially complete list of all registered Intellectual Property and applications to register Intellectual Property owned by the Company or its subsidiaries, indicating for each item the registration or application number, the record owner, the date filed or issued and the applicable filing jurisdiction.

Section 3.17 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its subsidiaries is in violation of or has incurred since January 1, 2016, any liability as a result of noncompliance with any Environmental Law, (ii) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws to carry on their businesses as presently conducted and are in compliance with the requirements of such permits, (iii) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law, including, for the avoidance of doubt, claims, liens, notices of noncompliance or violation, investigations or proceedings related to asbestos liabilities, against the Company or any of its subsidiaries, (iv) to the knowledge of the Company, there are no events or circumstances, including contamination at current, former and third-party sites, that would reasonably be expected to (A) result in liability for, or (B) form the basis of an order for cleanup or remediation, or an action suit or proceeding by any private party or governmental body or agency against, the Company or any of its subsidiaries under any Environmental Laws, including, for the avoidance of doubt, any events or circumstances related to asbestos liabilities or other environmental liabilities contractually assumed by the Company; and (v) the Company has made available all material written environmental assessments, reports and studies (or summaries thereof) on all matters that could reasonably be expected, individually or in the aggregate to have a Material Adverse Effect.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” means Laws relating to the protection of the environment or natural resources or the protection of human health and safety from the presence of Hazardous Materials, including the release or threatened release of Hazardous Materials or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, Hazardous Materials.

“Hazardous Materials” means any substance regulated due to a potential for harm under applicable Laws relating to the protection of the environment or natural resources or human health and safety, including chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, asbestos-containing materials, PCBs, petroleum or petroleum products.

Section 3.18 Opinion of Financial Advisor. Goldman, Sachs & Co. (the “Financial Advisor”) has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Common Stock (other than Parent and its Affiliates), a copy of which opinion will be delivered to Parent promptly following the date of this Agreement.

Section 3.19 Brokers. Except as set forth in Section 3.19 of the Company Disclosure Schedule, no broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company, any of its subsidiaries or any of their respective officers, directors or employees.

Section 3.20 Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under any Laws applicable to the Company or any of its subsidiaries is applicable to this Agreement or the transactions contemplated hereby, including the Merger.

Section 3.21 Customers and Suppliers. From January 1, 2019 through the date of this Agreement, to the knowledge of the Company, (a) no Significant Customer has notified the Company in writing that it intends to (i) terminate its relationship with the Company or its subsidiaries or (ii) terminate any purchase orders relating to one or more platforms which, when taken together, would result in a reduction in an excess of 10% of the aggregate annual revenue to be received by the Company and its subsidiaries, taken as a whole, as compared to the 12-month period ended on December 31, 2018 from sales to such Significant Customer (taking into account sales to such Significant Customer’s group), and (a) no Significant Supplier has notified the Company in writing that it intends to (i) terminate its relationship with the Company or its subsidiaries or (ii) take any action that would result in an increase in excess of 10% of the aggregate annual gross spend (or value added spend in the case of third party services or modules providers) by the Company and its subsidiaries in procuring the products supplied by such Significant Supplier as compared to the 12-month period ended on December 31, 2018.

Section 3.22 Quality and Safety of Products.

(a) Since the Applicable Date through the date of this Agreement, neither the Company nor any of its subsidiaries has received written notice from (i) any of its customers that such customer has, (A) received any written notice or allegation from a Governmental Entity, (B) been a party or subject to any action, suit, investigation or proceeding brought or initiated by a Governmental Entity or (C) been threatened in writing by a Governmental Entity with any action, suit, investigation or proceeding or (ii) a Governmental Entity that contained allegations or threatened or stated a basis for initiating an action, suit, investigation or proceeding, in each of the foregoing clauses (i) and (ii), with respect to the failure or alleged failure of any product produced, sold or distributed by or on behalf of the Company or any of its subsidiaries to meet applicable manufacturing, quality or labeling standards established by Law, except, in each case, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Since the Applicable Date through the date of this Agreement, (i) there have been no recalls of any product of the Company or any subsidiary, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any subsidiary, and (ii) the Company has not received any written notice from any customer or Governmental Entity in connection with a claim or allegation against the Company or its subsidiaries, in each case related to any such recall, except in each of the foregoing clauses (i) and (ii) for any such recalls that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.23 Privacy and Data Protection. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, during the twenty-four (24) months prior to the date hereof: (a) the Company and its subsidiaries have had in effect and implemented appropriate Company Privacy Policies; (b) each of the Company and its subsidiaries is in compliance, and has complied, with all applicable Privacy Legal Requirements; (c) to the knowledge of the Company, neither the Company nor any of its subsidiaries has experienced a personal data breach; (d) each of the Company and its subsidiaries have taken commercially reasonable measures (including implementing and monitoring technical and physical security) designed to ensure that Company personal data is protected against personal data breaches; and (e) neither the Company nor any of its subsidiaries has received any written notice, complaint or claim from any Person regarding any actual or alleged infringement or violation of any Privacy Legal Requirement or otherwise with respect to the processing of Company personal data. For the purposes of this Section 3.23, the terms “personal data”, “personal data breach” and “processing” shall have the meaning given to them in the GDPR or, where applicable, such meaning as given to those or similar terms in any other Privacy Legal Requirement.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives (in the Data Room or management presentations in expectation of the transactions contemplated by this Agreement, including with respect to the completeness, accuracy or currency of any such information, or otherwise). Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other materials made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available to Parent, Merger Sub or their Representatives or Affiliates in the Data Room for purposes of the transactions contemplated by this Agreement, or any teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” or “expert” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is contained in a representation or warranty contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that, except as set forth in the corresponding sections or subsections of the disclosure schedules delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent:

Section 4.1 Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of (i) the articles of association of Parent, the by-laws (Geschäftsordnung) of its management board (Vorstand) and the by-laws of its supervisory board, which documents are the sole governing documents of Parent and (ii) the certificate of incorporation and bylaws of Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority, and, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the board of directors, the management board and the supervisory board of Parent (including the approval of this Agreement and the transactions contemplated hereby by Parent’s supervisory board and management board) and Merger Sub and immediately following execution and delivery of this Agreement, Parent will, in its capacity as the sole stockholder of, Merger Sub, adopt this Agreement and the transactions contemplated hereby, including the Merger in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub and promptly deliver a copy of such sole stockholder consent to the Company, and no other corporate proceedings or stockholder or similar action on the part of Parent or Merger Sub or any of their Affiliates (including any stockholder, supervisory board, management board or foundation which owns or controls, in any respect, directly or indirectly, any portion of the equity, actions or assets of Parent or Merger Sub) are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby, including the Financing and the ownership and operation of the Company and its subsidiaries following the Effective Time, and the compliance with the provisions of this Agreement will not (i) conflict with or violate the articles of association or other governing documents of Parent, the certificate of incorporation or bylaws of Merger Sub or the comparable governing instruments of any of their respective subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, or any of their subsidiaries, is a party or by which Parent or Merger Sub or any of their subsidiaries or its or their respective properties are bound, except in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by Parent or Merger Sub.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger “Notification and Report Form” by Parent and Merger Sub under the HSR Act and the expiration of any applicable waiting period under the HSR Act, (iii) the applicable requirements of the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) CFIUS Clearance, (vi) the applicable requirements of Non-U.S. Antitrust Laws in the jurisdictions set forth in Section 4.3(b)(i) of the Parent Disclosure Schedule, (vii) all consents, approvals, authorizations, permits, actions, filings or notifications set forth on Section 4.3(b)(ii) of the Parent Disclosure Schedule and (viii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby by Parent or Merger Sub.

Section  4.4 Absence of Litigation. As of the date of this Agreement, there are no civil, criminal, administrative or other suits, claims, actions, proceedings or arbitrations pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not or would not reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby by Parent or Merger Sub. Neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby by Parent or Merger Sub.

Section 4.5 Operations and Ownership of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, one of which is validly issued and outstanding as of the date hereof. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby (including the Financing) and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than those incident to its formation pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.6 Brokers. No broker, finder or investment banker (other than J.P. Morgan Limited, whose fees shall be paid by Parent and Lazard Frères & Co. LLC, whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fees or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub for which the Company could have any liability in a circumstance where the Merger is not consummated.

Section  4.7 Financing. Parent has delivered to the Company true, complete and correct copies of the executed Credit Facilities Agreement, dated as of the date of this Agreement, between, among others (including their successors or assigns, the “Financing Sources”), Parent, J.P. Morgan Securities Plc and J.P. Morgan Europe Limited (the “Financing Commitments”), with only fee amounts and other customary threshold amounts redacted (provided that Parent represents and warrants that no redacted provisions of the Financing Commitments permit the imposition of any new conditions (or the expansion of any existing conditions) with respect to the availability of the Financing or any reduction in the amount of the Financing), pursuant to which the lenders thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Financing”) for the purposes of funding the transactions contemplated by this Agreement, and related fees and expenses and the refinancing of certain outstanding indebtedness of the Company. None of the Financing Commitments has been amended, modified or supplemented prior to the date of this Agreement, as of the date of this Agreement no such amendment, modification or supplement is contemplated by Parent or, to the knowledge of Parent, any other party thereto, and as of the date of this Agreement the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except for fee letters (complete copies of which have been provided to the Company, with only fee amounts and market flex provisions and other customary threshold amounts redacted; provided that Parent represents and warrants that the market flex provisions in such fee letters do not permit the imposition of any new conditions (or the expansion of any existing conditions) with respect to the availability of the Financing or any reduction in the amount of the Financing) and engagement letters with respect to the Financing, as of the date hereof there are no side letters or Contracts to which Parent or Merger Sub is a party related to the funding or investing, as applicable, of the Financing that would reasonably be expected to adversely affect the availability of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. Parent has paid all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and as of the date hereof the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto, in each case subject to the Bankruptcy and Equity Exception. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the date hereof, assuming the accuracy of the representations and warranties of the Company set forth herein, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other party thereto under any of the Financing Commitments. As of the date hereof, assuming the accuracy of the representations and warranties of the Company set forth herein, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments applicable to it will not be satisfied. Assuming the Financing is funded in accordance with the Financing Commitments (and, for the avoidance of doubt, regardless as to whether any Financing Commitments are cancelled in accordance with Clause 8.3 of the Credit Facilities Agreement or otherwise), Parent and Merger Sub will have at and after the Closing, together with the Company’s cash on hand at the Closing, funds sufficient to (i) pay the aggregate Per Share Merger Consideration and to pay the amounts required in connection with the Indian Offer, (ii) pay the fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger, the transactions contemplated hereby, and the Financing and (iii) pay for any refinancing of any outstanding indebtedness of the Company required to be made in connection with the Merger.

Section 4.8 Ownership of Shares. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger

Sub, or any of their respective subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Shares, in any case without regard to whether (i) such derivative conveys any voting rights in such securities to such Person, (ii) such derivative is required to be, or capable of being, settled through delivery of securities or (iii) such Person may have entered into other transactions that hedge the economic effect of such derivative.

Section 4.9 Solvency. Assuming (a) the accuracy of the representations and warranties of the Company set forth herein and (b) that the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 (Conditions to Obligation of Each Party to Effect the Merger) and Section 7.2 (Conditions to Obligations of Parent and Merger Sub) have been satisfied or waived, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate consideration to which the stockholders of the Company are entitled under Article II, funding of the Indian Offer, funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of: (A) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; and (B) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged as of such date and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they become due. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No insolvency or similar proceedings have been, or to the knowledge of Parent’s, have been threatened to be, opened over the assets of Parent. Parent is neither illiquid (zahlungsunfähig) nor over-leveraged (überschuldet). The execution and consummation of this Agreement is not subject to challenge (Anfechtung) by any third party on the basis of any creditor protection laws.

Section 4.10 Access to Information. Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition, and prospects of the Company and its subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Company and its subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Company to discuss the foregoing, and that it and its Representatives have not relied on any representation, warranty, or other statement by any Person on behalf of the Company or any of its subsidiaries, other than the representations and warranties expressly set forth in Article III of this Agreement.

Section  4.11 Parent and Merger Sub Acknowledgements. Except for the representations and warranties contained in Article III or in any certificate delivered by the Company to Parent and Merger Sub (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), each of Parent and Merger Sub acknowledges that (x) none of the Company, the Company subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and Parent and Merger Sub are not relying on any representation or warranty, express or implied, of any Person except for those set forth in this Agreement and (y) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties. Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation of the condition, operations and business of the Company and in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied solely on the results of its own independent investigation and the terms of this Agreement and has not relied on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company.

Section 4.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger.

(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, as required by applicable Laws, or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), and subject to Section 9.18, (i) the Company and its subsidiaries shall use commercially reasonable efforts to conduct the business of the Company and its subsidiaries in the ordinary course of business consistent with past practice and (ii) the Company shall use its commercially reasonable efforts, and cause its subsidiaries to use their respective commercially reasonable efforts, to preserve substantially intact their respective existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, and employees.

(b) Subject to the exceptions set forth in Section 5.1(a) and Section 9.18, the Company agrees with Parent that between the date hereof and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, without the prior written consent (which may be by email) of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its subsidiaries shall:

(i) amend or otherwise change its Certificate of Incorporation or Bylaws or other applicable governing instruments, in the case of subsidiaries, in any material respect;

(ii) make any acquisition of (whether by merger, consolidation, acquisition of stock or assets or otherwise), or make any investment in any interest in, any assets or any Person (other than wholly owned subsidiaries of the Company or pro rata investments in the ordinary course of business in non-wholly owned subsidiaries or joint ventures of the Company), in each case, except for (A) purchases of inventory and other assets in the ordinary course of business or pursuant to an existing Contract or (B) acquisitions of or investments in suppliers that do not exceed $10,000,000 in the aggregate in purchase price and assumed indebtedness in the case of any individual supplier;

(iii) issue, sell, or dispose of (or authorize the issuance, sale or disposition of), any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for (A) awards under Company Omnibus Incentive Plans as permitted by Section 5.1(b)(xiii)), (B) issuances of Shares as required to be issued upon exercise or settlement of Company Equity Awards under any Company Omnibus Incentive Plan which are outstanding as of the date hereof or as otherwise permitted to be granted by Section 5.1(b)(xiii) and (C) any issuance, sale or disposition to the Company or a wholly owned subsidiary of the Company by any subsidiary of the Company);

(iv) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except (A) for the exercise and settlement of outstanding Company Equity Awards under any Company Omnibus Incentive Plan or (B) in connection with the final settlement of a share repurchase program in effect as of the date hereof), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(v) create or incur any Lien, other than Permitted Liens, Liens securing indebtedness permitted pursuant to Section 5.1(b)(xii), or other Liens on any assets of the Company or its subsidiaries which other Liens, in the aggregate, would be immaterial in scope and amount;

(vi) make any loans or advances to any Person (other than wholly owned subsidiaries of the Company or pro rata loans or pro rata advances in the ordinary course of business to non-wholly owned subsidiaries and joint ventures of the Company) other than to suppliers in the ordinary course of business not in excess of $10,000,000 in the case of any individual supplier;

(vii) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any assets or any corporation, partnership or other business organization or division thereof or otherwise sell, assign, exclusively license, allow to expire, or abandon or dispose of any assets, rights or properties other than (A) sales, dispositions or licensing of equipment, tooling and/or inventory and other assets in the ordinary course of business or pursuant to an existing Contract or (B) other sales, assignments, non-exclusive licenses, expirations or dispositions of assets, rights or properties of the Company or any subsidiary of the Company with a value of less than $25,000,000 in the aggregate;

(viii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution (A) by a subsidiary of the Company to the Company or a wholly owned subsidiary of the Company or (B) in the ordinary course, by a joint venture governed by a Contract listed on Section 3.8(a)(iii) of the Company Disclosure Schedule to a subsidiary of the Company and the relevant third-party partner in such joint venture; provided that such distribution or dividend is paid pro rata based on each such Person’s ownership interest in such joint venture) or otherwise pursuant to the joint venture Contract governing the terms of such distributions;

(ix) commit, make or authorize any capital expenditures in excess of $50,000,000 in the aggregate during any 12-month period, except as set forth in the budget set forth in Section 5.1(b)(ix) of the Company Disclosure Schedule; provided that any expenditures individually in excess of $5,000,000 and not set forth on such budget may be committed, made or authorized only after reasonable consultation with Parent;

(x) other than in the ordinary course of business or as required by Law, extend, modify or fail to perform the terms of any Material Contract in any material respect or terminate any Material Contract;

(xi) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than Contracts with customers or suppliers in the ordinary course of business or Contracts the subject matter of which is expressly permitted pursuant to another exception or qualification to this Section 5.1;

(xii) except for (A) borrowings under the Company’s and its subsidiaries’ credit facilities listed on Section 5.1(b)(xii) of the Company Disclosure Schedule (the “Existing Facilities”) and (B) borrowings under new credit facilities (so long as the aggregate amount of indebtedness described in the foregoing clause (A) and this clause (B) does not at any time exceed $1,500,000,000); provided that, such new credit facilities shall be on terms no less favorable to the Company and its subsidiaries in the aggregate than the Existing Facilities and shall not include any premium or penalty upon repayment thereof (other than customary interest breakage costs for prepayments during an interest period) and (C) intercompany loans between the Company and any of its wholly owned subsidiaries or between any wholly owned subsidiaries, incur indebtedness for borrowed money in excess of $25,000,000, or modify in any material respect in a manner adverse to the Company the terms of any such indebtedness for borrowed money, or assume, guarantee or endorse the obligations of any Person (other than a subsidiary of the Company), in each case, in excess of $25,000,000, other than (x) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced and not in an aggregate principal amount of the indebtedness being refinanced, (y) guarantees by the Company of indebtedness of subsidiaries of the Company incurred in compliance with this Section 5.1 by the Company or (z) any commodity, currency, sale or hedging agreements which can be terminated on or sold with ninety (90) days’ or less notice, without penalty (which, for the avoidance of doubt, shall not include customary settlement costs), entered into in the ordinary course of business for bona fide risk mitigation purposes and not for speculative purposes;

(xiii) (A) adopt, amend, modify or terminate any material Company Plan, (B) increase the compensation or benefits payable or to become payable to any current or former director or officer of the

Company or its subsidiaries, except for (I) grants of equity awards set forth on Section 5.1(b)(xiii) of the Company Disclosure Schedule and (II) merit or promotion-based increases in base salary or grants or payments of bonus awards in the ordinary course of business consistent with past practice, (C) increase the compensation and benefits payable or to become payable to any current or former employee of the Company or its subsidiaries (other than officers and directors), provided, however, that for each calendar year the Company shall be permitted to increase compensation and benefits to such employees in an amount set forth in Section 5.1(b)(xiii) of the Company Disclosure Schedule, (D) grant or increase any severance or termination pay not provided for under any Company Plan (except in the ordinary course of business consistent with past practice with respect to employees who are not directors or executive officers), (E) terminate (other than for “cause”, as such term is defined in the Change of Control Severance Plan) any individual who is a participant in the Change of Control Severance Plan, (F) enter into any employment, consulting or individual severance agreement or arrangement with any of its present or former directors, officers or other employees, except for offers of employment or new consulting arrangements (and severance agreements or arrangements with such newly hired individuals) (x) with employees or consultants who are not directors or officers or (y) in connection with a replacement hiring or promotion of an employee, in each case in the ordinary course of business consistent with past practices; provided, however, that the Company or any of its subsidiaries may take any such action set forth in clauses (A) through (F) above to the extent required by the terms of a Contract or Company Plan disclosed on the Company Disclosure Schedule or delivered or made available to Parent within thirty (30) days of the date of this Agreement in accordance with Section 3.11(a); or (G) enter into any pension indemnification agreement referred to in Item 21 of Section 5.1(b)(xiii) of the Company Disclosure Schedule;

(xiv) other than as required by applicable Law or GAAP (or as required to conform to any changes in statutory, or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto)), (A) make any material change to any method of financial or tax accounting (or accounting principles in connection therewith), (B) make or change any material Tax election, (C) surrender any material claim for a refund of Taxes, (D) amend any material Tax Return or (E) enter into any agreement (including a settlement agreement with a Tax authority) materially affecting Taxes, in each case which would be considered material to the Company and its subsidiaries taken as a whole;

(xv) other than in the ordinary course of business or as required by applicable Law, enter into or amend in any material respect any material collective bargaining agreement with any labor organization or other representative of any Company Employees;

(xvi) other than Transaction Litigation, which is addressed in Section 6.12, settle or compromise any material litigation, other than settlements or compromises of litigation where the amount paid does not exceed $10,000,000 individually or $20,000,000 in the aggregate; or

(xvii) agree, authorize or commit to do any of the foregoing actions described in Section 5.1(b)(i) through Section 5.1(b)(xvi).

Section 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, it shall not, and it shall cause each of its Affiliates not to, directly or indirectly, take any action with respect to the Financing or any Alternative Financing (including the proceeds thereof) that would, or would reasonably be expected to (assuming in each case (a) the accuracy of the representations and warranties of the Company set forth herein and (b) that the Company complies with all of its obligations set forth and otherwise contemplated herein), individually or in the aggregate, cause Parent to fail at Closing to have funds sufficient to (i) pay the aggregate Per Share Merger Consideration and pay the amounts required in connection with the Indian Offer, (ii) pay the fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger, the Indian Offer, the transactions contemplated hereby, and the Financing and (iii) pay for any refinancing of any outstanding debt contemplated to be repaid pursuant to the Financing Commitments. For the avoidance of doubt, Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any Alternative Financing or other financing, is not a condition to Closing.

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Acquisition Proposals; Change of Recommendation.

(a) From and after execution and delivery of this Agreement, the Company shall not, and shall cause its subsidiaries, directors, officers, and employees not to, and shall direct and use its reasonable best efforts to cause the attorneys, investment bankers and other advisors or representatives of the Company and its subsidiaries (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or otherwise knowingly facilitate any inquiries with respect to, or the making of, any Acquisition Proposal or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal, (ii) engage, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to an Acquisition Proposal or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (except for Acceptable Confidentiality Agreements as and to the extent permitted by Section 6.1(a)) or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations under this Section 6.1, (v) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries (provided, however, that the Company Board shall be permitted to waive any such standstill or similar agreement, in response to an unsolicited request for such waiver received from a counterparty to such standstill or similar agreement, solely to permit such counterparty to submit on a confidential basis an Acquisition Proposal to the Company Board, if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law), (vi) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, and the Company shall not resolve or agree to do any of the foregoing, except in the case of clause (vi), to the extent any such action is taken in connection with a Change of Recommendation or termination of this Agreement permitted pursuant to this Agreement. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any (x) subsidiary of the Company or (y) Representatives of the Company (acting on behalf of the Company) shall be deemed to be a breach of this Section 6.1 by the Company. The Company shall, and shall cause its subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations or other activities with any Person (other than the Parties) in connection with an Acquisition Proposal. The Company also agrees that it will promptly request each Person (other than the Parties) that has, prior to the date hereof, executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof. The Company shall promptly (and in any event within 24 hours of (i) the Company (or any of its directors or officers) obtaining knowledge thereof or (ii) within 24 hours of the Company obtaining knowledge of such receipt by any other Representative) notify Parent orally and in writing of the receipt of any inquiries, proposals or offers, any requests for information, or any requests for discussions or negotiations with the Company or any of its Representatives, in each case with respect to an Acquisition Proposal or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal after the date hereof, which notice shall include a summary of the material terms of, and the identity of the Person making, such Acquisition Proposal (including, if applicable, copies of any such written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis, of any material developments related to the terms, conditions and process associated with such proposals and offers.

(b) Notwithstanding anything to the contrary in Section 6.1(a) or Section 6.3, nothing contained herein shall prevent the Company or the Company Board (or a committee thereof) from:

(i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer, in each case, to the extent legally required, or from making any other legally required disclosure to stockholders with regard to any Acquisition Proposal (provided that neither the Company nor the Company Board may recommend any Acquisition Proposal unless expressly permitted by Sections 6.1(c) and 6.3), and provided, further, that if any such disclosure that is contained in a press release or SEC filing by the Company does not reaffirm the Recommendation, such disclosure shall be deemed to be a Change of Recommendation); provided, further, that the issuance of a “stop, look and listen” communication by the Company Board to stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to its stockholders) in which the Company indicates that the Company Board has not changed the Recommendation shall not constitute a Change of Recommendation;

(ii) prior to, but not after, obtaining the Company Requisite Vote, providing access to its properties, books and records and providing information or data in response to a request therefor by a Person or group who has made (and not withdrawn) a bona fide Acquisition Proposal that was not initiated, solicited, encouraged (in any material respect) or facilitated (in any material respect) in violation of this Agreement, if the Company Board (A) shall have determined in good faith, after consultation with its legal counsel and financial advisor, that such Acquisition Proposal would reasonably be expected to constitute, result in or lead to a Superior Proposal and (B) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that any such access, information or data has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time such access, information or data is provided to such Person or group;

(iii) prior to, but not after, obtaining the Company Requisite Vote, contacting and engaging in any negotiations or discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal that was not initiated, solicited, encouraged (in any material respect) or facilitated (in any material respect) in violation of this Agreement if the Company Board shall have determined in good faith, after consultation with its legal counsel and financial advisor, that such Acquisition Proposal would reasonably be expected to constitute, result in, or lead to a Superior Proposal;

(iv) prior to, but not after, obtaining the Company Requisite Vote, making a Change of Recommendation (but only if permitted by Section 6.3); or

(v) resolving or agreeing to take any of the foregoing actions, to the extent such actions would be permitted by the foregoing clauses (i) through (iv) of this Section 6.1(b).

(c) Notwithstanding anything in Section 6.1(a) to the contrary, if, at any time prior to, but not after, obtaining the Company Requisite Vote, the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, in response to a bona fide Acquisition Proposal that was not initiated, solicited, encouraged (in any material respect) or facilitated (in any material respect) in violation of this Agreement, that such Acquisition Proposal constitutes a Superior Proposal, the Company or the Company Board may (and may resolve or agree to) (i) terminate this Agreement pursuant to Section 8.1(d)(ii) (Superior Proposal) to enter into a definitive agreement with respect to such Superior Proposal or (ii) effect a Change of Recommendation in accordance with clause (x)(A) of Section 6.3; provided, however, that, if the Company terminates the Agreement pursuant to Section 8.1(d)(ii) (Superior Proposal), the Company pays to Parent the Termination Fee required to be paid pursuant to Section 8.2(b)(i) concurrently with or prior to such termination; provided, further that the Company will not be entitled to enter into such definitive agreement and to terminate this Agreement in accordance with Section 8.1(d)(ii) or effect a Change of Recommendation pursuant to clause (x)(A) of Section 6.3 unless (x) the Company delivers to Parent a written notice (a “Company Notice”), advising Parent that the Company Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board (including the identity of the party making such Superior Proposal and copies of any written proposals or offers, including proposed agreements) and (y) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which the Company delivered the Company Notice, the “Notice Period”), the Company Board (or a committee thereof) reaffirms in good faith (after consultation with its outside counsel and financial advisor) that such Acquisition Proposal continues to constitute a Superior Proposal. If requested by Parent, the Company will, and will cause its Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal. The Company agrees to notify Parent promptly if it determines during such Notice Period not to terminate this Agreement and enter into the definitive agreement referred to in the Company Notice. Any material amendment to the terms of a proposed agreement relating to a Superior Proposal will be deemed to be a new proposal or proposed agreement relating to a Superior Proposal for purposes of this Section 6.1(c), including with respect to the Notice Period (except that references to the five (5) Business Day period above shall be deemed to be references to a three (3) Business Day period; provided that such new Notice Period shall in no event shorten the original Notice Period).

(d) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to, (A) any merger, consolidation, dissolution, liquidation, recapitalization, reorganization, spin off, share exchange, business combination, purchase, or similar transaction involving the Company that would result in any Person or “group” beneficially owning twenty percent (20%) or more of the outstanding equity interests of the Company or any successor or parent company thereto; (B) any sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company subsidiary or otherwise) of any business or assets of the Company or the subsidiaries of the Company representing 20% or more of the consolidated revenues, net income or assets of the Company and the subsidiaries of the Company, taken as a whole; (C) any issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or “group” of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; (D) any transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

(ii) “Superior Proposal” means an Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to fifty percent (50%)) that the Company Board in good faith determines (after consultation with outside legal counsel and financial advisor) to be more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby, in each case after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement irrevocably proposed in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(c).

Section 6.2 Proxy Statement. The Company shall, with the assistance of Parent as provided by this Section 6.2, prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within twenty (20) Business Days after the date of this Agreement, assuming the Company has timely received all required information from Parent, a preliminary proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”). Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Parent, Merger Sub and the Company agrees that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date that it (and any amendment or supplement thereto) is first published, sent or given to the stockholders of the Company or at the time of the Stockholders Meeting, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and to correct any information provided by it or on its behalf for use in the Proxy Statement which shall have become false or misleading. The Company agrees, as to itself and its subsidiaries, that the Proxy Statement will, at the date that it (and any amendment or supplement thereto) is first published, sent or given to the stockholders of the Company and at the time of the Stockholders Meeting, comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and shall promptly notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. Unless the Company Board has made a Change of Recommendation in accordance with Section 6.3, the Recommendation shall be included in the Proxy Statement.

Section 6.3 Stockholders Meeting. The Company, acting through the Company Board (or a committee thereof), shall, as soon as reasonably practicable, following confirmation by the SEC that the SEC has no further comments on the Proxy Statement, take all reasonable action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Stockholders Meeting”) and shall not postpone, recess or adjourn such meeting; provided, that in no event shall the Company be required to give notice of the Stockholders Meeting earlier than May 23, 2019, or hold the Stockholders Meeting on a date prior to June 27, 2019; and further provided that the Company may postpone, recess or adjourn such meeting (i) to the extent required by applicable Law, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, (iii) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting to the extent so determined to be necessary; provided, further, that the Stockholders Meeting shall not be postponed, recessed or adjourned pursuant to this proviso to a date that is more than forty-five (45) days after the date on which the Stockholders Meeting was originally scheduled without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company, acting through the Company Board (or a committee thereof), shall (a) subject to Section 6.1(c), include in the Proxy Statement the Recommendation, (b) include the written opinion of the Financial Advisor, dated as of the date of this Agreement, that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock (other than Parent and its affiliates) and (c) subject to Section 6.1(c), use its reasonable best efforts to obtain the Company Requisite Vote, including to actively solicit proxies necessary to obtain the Company Requisite Vote; provided that the Company Board may (1) fail to include the Recommendation in the Proxy Statement or withdraw, modify or change the Recommendation or formally resolve to effect or publicly propose to effect any of the foregoing or (2) fail to recommend against acceptance of any tender offer or exchange offer for the Common Stock within ten (10) Business Days after the commencement of such offer (any of the foregoing, a “Change of Recommendation”) and, following such Change of Recommendation, shall no longer be obligated to use its reasonable best efforts to obtain the Company Requisite Vote (including no longer being obligated to actively solicit proxies necessary to obtain the Company Requisite Vote; provided that, the Company shall provide Parent with such information and cooperation to permit Parent to solicit such proxies and; provided, further, that the Company shall take all reasonable action necessary to duly call, give notice of, convene and hold the Stockholders Meeting), if (x) (A) a bona fide Acquisition Proposal that was not initiated, solicited, encouraged (in any material respect) or facilitated (in any material respect) in violation of this Agreement is made to the Company and the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal constitutes a Superior Proposal or (B) there exists any event, development, change, effect or occurrence that was not known by the Company Board or, if known, the consequences of which were not known or reasonably foreseeable, as of the date of this Agreement, (y) if it shall have determined in good faith, after consultation with outside legal counsel to the Company, that the failure of the Company Board to effect a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law and (z)(A) if such Change of Recommendation is made in response to an Acquisition Proposal, the Company complies with the provisions of Section 6.1(c) or (B) if such Change of Recommendation is not made in response to an Acquisition Proposal, the Company delivers to Parent a written notice informing Parent that the Company Board proposes to take such action and the basis of the proposed action no less than three (3) Business Days before taking such action. Notwithstanding anything to the contrary contained in this Agreement, (a) the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated in accordance with its terms and (b) even if subsequent to the date of this Agreement the Company Board makes a Change of Recommendation, the Company nevertheless shall submit this Agreement to the holders of Shares for approval and adoption at the Stockholders Meeting unless and until this Agreement is terminated in accordance with its terms.

Section 6.4 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, including the other subsections of this Section 6.4, each Party will use its reasonable best efforts to (and, in the case of Parent, cause each of its subsidiaries (collectively, (the “Parent Group”) to) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, but subject to the other subsections of this Section 6.4, each Party hereto agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and the other transactions contemplated hereby as promptly as practicable and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as reasonably practicable, (y) perform the actions with respect to CFIUS described in Section 6.4(c) below, and (z) make any filings, notifications or reports required, or where reasonably practicable informal pre-notification contacts, in connection with the Non-U.S. Antitrust Laws applicable in the jurisdictions set forth on Section 3.5(b)(i) of the Company Disclosure Schedule with respect to the Merger and the other transactions contemplated hereby as promptly as reasonably practicable after the date hereof and to take all other actions necessary, proper or advisable to cause the expiration or termination of any applicable waiting periods or the receipt, issuance or publication of any decision, decree, order, ruling, judgment or notice required under such Non-U.S. Antitrust Laws to permit consummation of the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable after the date hereof.

(b) Each Party shall (and shall cause its subsidiaries to), in connection with the efforts referenced in Section 6.4(a) to obtain all requisite approvals, orders, decisions, decrees or other authorizations or expiration of any waiting periods under the HSR Act or any other Antitrust Law required for the consummation of the Merger and the other transactions contemplated by this Agreement, (i) reasonably cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or non-U.S. Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby; and (iii) permit the other Party to review any communication given by it to, and reasonably consult with each other in advance of any communication, meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other Party the opportunity (including by providing reasonable advance notice) to attend and participate in such meetings, conferences and other communications (including, to the extent reasonably practicable, substantive telephone calls and video conferences). For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, any Non-U.S. Antitrust Laws and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) Each Party shall (and shall cause its affiliates to) use its respective reasonable best efforts to obtain CFIUS Clearance. Such reasonable best efforts shall include, without limitation, (i) within twenty-five (25) Business Days after the date of this Agreement, unless otherwise agreed by the Parties, (A) engaging in the pre-notice consultation process with CFIUS and (B) submitting a draft notice to CFIUS, in accordance with the DPA, of the transactions contemplated by this Agreement; (ii) as promptly as practicable and, in any event, within ten (10) Business Days after receipt by the parties of CFIUS notification (including by telephone or by email) that CFIUS has no further comment on the draft notice, filing with CFIUS a final notice of the transactions contemplated by this Agreement in accordance with the DPA (the “Joint Notice”); (iii) promptly and, in all events, within the timeframes set forth in the DPA, providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS assessment, review or investigation of the transactions contemplated by this Agreement; (iv) cooperating with each other in connection with any filing or other information submitted to CFIUS (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith); (v) furnishing to each other Party all information required for any filing or other information submitted to CFIUS pursuant to the DPA and promptly informing the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings, to the extent permitted by applicable Law. Subject to applicable Law, the Parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to obtaining CFIUS Clearance; and subject to Section 6.4(d), taking such actions and agreeing to such conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, obtaining CFIUS Clearance; provided, however, that neither Party shall be required to agree to any term or take any action in connection with obtaining the CFIUS Clearance that (A) is not conditioned upon consummation of the Merger, or (B) would reasonably be expected to have a material adverse effect on the business of the Company and its subsidiaries, taken as a whole. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, if CFIUS Turndown shall have occurred, either Party may request a withdrawal of the Joint Notice and neither Party shall have any further obligation to seek CFIUS Clearance.

(d) In furtherance of the covenants of the Parties contained in Section 6.4(a), and Section 6.4(b), and except as otherwise provided by Section 6.4(e) with respect to the Specified Business, if any objections are asserted or any administrative or judicial action or proceeding is instituted (or threatened to be instituted) with respect to the Merger or the other transactions contemplated hereby in connection with any Antitrust Law or non-U.S. national security or foreign ownership Laws or if any suit is instituted or decision, order or injunction, whether preliminary, temporary or permanent, is issued (or threatened to be instituted or issued) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging or objecting to any of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall, and the Company shall cause each of its subsidiaries to, and Parent shall cause each member of the Parent Group to, cooperate reasonably with each other and use reasonable best efforts to contest, resist, defend and take any and all such further actions required to resolve any such objections or suits or prevent the issuance of any such decisions or orders so as to permit consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable (but subject to the right of the Parent Group to, and taking into account the time reasonably necessary or advisable for the Parent Group to, negotiate with, contest, and litigate against, any such Governmental Entity solely to the extent any such actions are deemed reasonable based on legal assessment to be agreed between external counsel of the Company and Parent, and not reasonably expected to delay the Effective Time beyond the date that is twelve (12) months after the date of this Agreement), including by (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement as promptly as practicable, (ii) taking any and all other actions necessary in order to ensure that (A) no requirement for any non-action by, or consent or approval of, any Governmental Entity with respect to any Antitrust Laws, (B) no decree, judgment, injunction, temporary restraining order or any other Order in any suit or proceeding with respect to any Antitrust Laws and (C) no other matter relating to any Antitrust Laws would preclude consummation of the transactions contemplated hereby by the End Date; and (iii) agreeing and committing to litigate or participate in the litigation of any action involving the FTC, the Antitrust Division or any other Governmental Entity, whether judicial or administrative, in order to: (A) oppose or defend against any action by any such Governmental Entity to prevent or enjoin the consummation of the transactions contemplated by this Agreement or (B) overturn any regulatory action by any such Governmental Entity to prevent consummation of the transactions contemplated by this Agreement, including by defending any action brought by any such Governmental Entity in order to avoid the entry of, or to have vacated, overturned, terminated or appealed, any Order; provided, however, that neither the Company nor its subsidiaries shall be permitted, without the express prior written consent of Parent (in its sole discretion), to commit, agree, or submit (or offer to commit, agree, or submit) to any such actions, terms or conditions with any Governmental Entity, or effect any such actions, in each case in connection with any Antitrust Law or non-U.S. national security or foreign ownership Laws. Notwithstanding the foregoing or any other provision of this Agreement, (x) neither the Company nor Parent nor any of their respective subsidiaries shall be required to commit, agree, or submit (or offer to commit, agree, or submit) to any action, term or condition in connection with its obligations under this Section 6.4 that is not conditioned upon consummation of the Merger, (y) except with respect to the divestiture of the Specified Business in accordance with Section 6.4(e) of this Agreement, neither Parent nor Merger Sub shall be required to take any action, agree to take any action or consent to the taking of any action (including in respect of the divestiture of assets related to the Specified Business not covered in the definition thereof) if such action would result in, or reasonably be expected to result in, individually or in the aggregate, a material adverse effect on Parent, the Company and their respective subsidiaries, taken as a whole, after giving effect to the Merger and (z) in no event shall Parent, Merger Sub or any of their Affiliates be required to sell, transfer, license, hold separate or otherwise dispose or divest all or any portion of the Parent Retained Business (or agree, approve, submit, propose, consent to, commit to, effect or otherwise authorize any such sale, transfer, license, holding separate, disposition or divestiture).

(e) In furtherance, and not in limitation, of the foregoing, promptly following the date hereof, Parent and the Company shall work together and use reasonable best efforts to cause the Company to divest the Specified Business on terms and conditions that have been approved in advance and in writing by Parent, and otherwise in accordance with this Section 6.4(e). Without limiting the generality of the foregoing, the Company and Parent shall use reasonable best efforts to (i) propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, or disposition of the Specified Business and (ii) create or terminate relationships, ventures, contractual rights, or obligations of the Company or its subsidiaries related to the Specified Business, in each case as may be required in order to obtain all required actions or nonactions, waivers, authorizations, expirations, or terminations of waiting periods, clearances, consents and approvals for such divesture. In addition, upon the request of Parent, the Company shall, and shall cause its subsidiaries and

Representatives to, reasonably cooperate with and assist Parent and its Representatives, in a timely manner, in connection with the potential sale, divestiture or disposition of the Specified Business (the “Potential Disposition”), including by taking the following actions: (i) timely providing, or causing to be provided, to Parent, as well as potential buyers and their Representatives, such information with respect to the Specified Business and its operations, financial condition and projections as may be reasonably requested by Parent or the potential buyers and their Representatives; (ii) reasonably cooperating with Parent in its preparation for potential buyers and their Representatives of a customary confidential information memorandum (the “Confidential Information Memorandum”) and other customary marketing materials related to the Specified Business and the Potential Disposition (and the Company hereby consents to the use of the logos of the Company and its subsidiaries in connection with the Potential Disposition (provided that such logos are used solely in a manner that is not intended to or is not reasonably likely to harm or disparage the Company or any of its subsidiaries)); (iii) timely providing, or causing to be provided, customary commercial, financial, accounting, legal and other due diligence information to potential buyers and their Representatives related to the Specified Business, in an electronic data room or other customary form; (iv) reasonable participation by officers and other management-level employees in marketing efforts related to the Specified Business and the Potential Disposition, including participation during normal business hours in customary due diligence sessions, management presentations and other meetings with potential buyers and their representatives; (v) timely providing, or causing to be provided, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries related to the Specified Business and to the books and records thereof, in each case, for customary due diligence purposes; (vi) using reasonable best efforts to obtain customary consents, landlord waivers and estoppels, non-disturbance agreements, surveys and title insurance, engineering reports, environmental Phase I reports (excluding Phase II reports or any environmental sampling or testing), and other documentation and items relating to the Specified Business as reasonably requested by Parent or the potential buyers; (vii) using its reasonable best efforts to cause its independent auditors to cooperate with potential buyers as may be reasonably requested by Parent or potential buyers; (viii) reasonable participation by the executive officers of the Company in the negotiation, execution and delivery of definitive documentation related to the Potential Disposition; (ix) not entering into engagements with financial or other professional advisors with respect to the Potential Disposition without the prior written consent of Parent; and (x) taking such actions as are reasonably requested by Parent or the potential buyer to facilitate the timely satisfaction of all conditions to closing of the Potential Disposition; provided, however, that, notwithstanding the above, (A) the Company shall not be required to provide any information to any potential buyer or other third party pursuant to this Section 6.4(e) prior to receipt of an executed confidentiality agreement in customary form reasonably acceptable to the Company with respect to such information; and (B) neither the Company nor any of its subsidiaries shall be required to agree to any contractual obligation relating to the Potential Disposition (except for the confidentiality agreements contemplated by clause (A) above) that is not conditioned upon the Closing and that does not terminate without liability to the Company or its subsidiaries upon the termination of this Agreement in accordance with its terms. Parent shall promptly, upon written request, reimburse the Company for reasonable documented expenses and costs incurred in connection with its obligations under this Section 6.4(e). Parent shall indemnify and hold harmless the Company and its subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the Potential Disposition or any assistance or activities provided in connection therewith; provided, however, that the foregoing shall not apply in the Company’s, its subsidiaries’ or any of their respective representative’s willful misconduct or gross negligence.

(f) Neither Parent nor Merger Sub shall, and Parent shall cause each member of the Parent Group not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or enter into or agree to enter into a joint venture or strategic alliance, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation or joint venture or strategic alliance would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 6.5 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (b) any actions commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to this Agreement, the Merger or the other transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice.

Section 6.6 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice from Parent, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent (including the Financing Sources and their representatives) reasonable access, consistent with applicable Law, during normal business hours to its officers, employees, properties, offices and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the normal business or operations of the Company or its subsidiaries and shall not include any environmental sampling or invasive environmental testing without prior permission of the Company. Neither the Company nor any of its subsidiaries shall be required to provide access or to disclose (i) individual performance or evaluation records or medical histories, (ii) information that is subject to attorney-client privilege or other privilege, (iii) information that in the reasonable opinion of the Company would result in a material breach of a Contract to which the Company or any of its subsidiaries are bound prior to the date of this Agreement (provided, that the Company shall use commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the foregoing clauses (ii) or (iii) would apply), (iv) customer personally identifiable information or (v) information related to the Company’s sale process, including any information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other third parties relating to any competing or alternative transactions and the actions of the Company Board (or any committee thereof) with respect to any of the foregoing, whether prior to or, subject to Section 6.1, after execution of this Agreement; provided, further, that such access shall comply with all applicable Laws. All requests for information made pursuant to this Section 6.6 shall be directed to the chief executive officer or other Person designated by the Company.

(b) Each of Parent and Merger Sub will comply with the terms and conditions of the Non-Disclosure Agreement, dated March 2, 2017, and amended January 17, 2019, between the Company and Parent (including in connection with any clean team arrangements related thereto) (such agreements, as may be amended, supplemented or otherwise modified, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective directors, officers, employees, attorneys, financial advisors, financing sources and other representatives to hold and treat, in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.7 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Corporation of the Shares from the New York Stock Exchange and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.8 Publicity. The initial press release(s) announcing the execution of this Agreement shall be in a form mutually agreed upon by Parent and the Company. Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any other press release or other public announcements with respect to this Agreement or the Merger, and neither the Company nor Parent (nor any of their respective Affiliates) shall issue any such press release or make any such other public announcement prior to such consultation; provided that each Party may issue any such press release or make such public announcement it determines in good faith (after consultation with outside legal counsel) it is required to make under applicable Law, Order, court process or any applicable rule or regulation promulgated by any applicable securities exchange to which such Person is subject, in which case the disclosing Party shall use its reasonable efforts to advise and consult in good faith with the other Party regarding any such press release or other announcement prior to making any such disclosure. Without limiting the foregoing, each Party shall consult with the other Party prior to issuing a press release or public announcement regarding an Acquisition Proposal or a proposed Change of Recommendation. Notwithstanding any other provision of this Agreement, (a) neither Party will be required to consult with the other Party in connection with any such press release or public announcement if the Company Board has effected any Change of Recommendation and (b) the requirements of this Section 6.8 shall not apply to any disclosure by the Company or Parent in respect of any information concerning this Agreement or the Merger in connection with any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated by this Agreement.

Section 6.9 Employee Matters.

(a) Employees of the Company or its subsidiaries immediately prior to the Effective Time who continue their employment with Parent, the Surviving Corporation or any of their respective subsidiaries following the Effective Time are hereinafter referred to as the “Company Employees”. From the Effective Time until the twenty-four (24) month anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective subsidiaries to, provide for each Company Employee, (i) at least the same base salary and wage rate, (ii) incentive compensation opportunities (including annual and long-term incentive cash awards, but excluding equity awards) that are no less favorable in the aggregate than the incentive compensation opportunities (annual and long-term incentive cash awards, but excluding equity awards) provided to each such Company Employee immediately prior to the Effective Time and (iii) employee benefits (not including equity compensation) which are no less favorable in the aggregate (including with respect to the proportion of employee cost) to the employee benefits provided to such Company Employee immediately prior to the Effective Time. Promptly following the Effective Time, Parent shall establish a cash-based retention bonus program for each Company Employee in respect of the value and in the manner specified in Section 6.9(a) of the Company Disclosure Schedule. Without limiting the generality of the foregoing, Parent shall provide, or shall cause the Surviving Corporation or any of their respective subsidiaries to provide, from the Effective Time until the twenty-four (24) month anniversary of the Effective Time, severance payments and benefits to each Company Employee whose employment is terminated during such period that are no less favorable than the severance payments and benefits that such Company Employee is eligible to receive under any applicable severance plan, policy, practice or arrangement sponsored or maintained by the Company or any of its subsidiaries in accordance with the terms of such arrangement as in effect immediately prior to the Effective

Time or, if greater, the severance payments and benefits that are provided to similarly situated employees of Parent and its subsidiaries at the time of such termination.

(b) Parent hereby acknowledges that consummation of the Merger will constitute a “change in control” (or similar term) of the Company under the terms of the Material Company Plans, as applicable.

(c) For all purposes (including purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual or other plan providing for post-employment benefits) under the employee benefit plans of Parent and its subsidiaries (exclusive of the Company and its subsidiaries) providing benefits to any Company Employee after the Closing Date (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing Date; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall, or shall cause its subsidiaries to, use commercially reasonable efforts to cause (x) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its subsidiaries in which such Company Employee participated immediately prior to the Closing Date and (y) any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Unless otherwise provided in a collective bargaining agreement, immediately prior to the Effective Time, the Company may, in its discretion, pay to each participant in an annual bonus plan or program maintained by the Company or any of its subsidiaries for the year in which the Closing occurs (other than as provided in Section 2.2(e) with respect to a Company Cash Incentive Award) a cash bonus in an amount equal to the greater of (i) the target level of performance for the applicable performance criteria and (ii) the level of achievement of the applicable performance criteria as of the Effective Time as determined by the Company Board or a committee thereof prior to the Effective Time, in each case, pro-rated based on the number of days in the applicable performance period that have elapsed as of the Effective Time; provided that notwithstanding the foregoing, Company Cash Incentive Awards shall be treated in accordance with Section 2.2(e).

(e) Parent shall cause the Surviving Corporation to honor the terms of each collective bargaining agreement or other labor agreement to which the Company or any subsidiary of the Company is a party as of the Closing Date until each such collective bargaining agreement or other labor agreement otherwise expires pursuant to its terms or is modified by the parties thereto. As promptly as practicable following the execution and delivery of this Agreement, the Company and its subsidiaries shall undertake as soon as practicable following the date hereof all necessary notifications to and consultations with any works councils or unions as required by applicable Law or the applicable labor agreement (the “Consultation Processes”). The Company shall keep Parent regularly informed of the status of the Consultation Processes and to promptly provide Parent in advance, to the extent reasonably practicable and legally permissible, with any material written communications to be provided by the Company or any of its subsidiaries to the relevant trade unions, works’ councils and other bodies, if any, and shall consult with Parent in connection with any such communications, and give Parent a reasonable opportunity to comment on them and take into account in good faith any comments that Parent may make thereon. Neither the Company nor any of its subsidiaries shall, without the Parent’s prior written consent, enter into any agreement or understanding with, or make any commitment to, any trade unions, works’ councils and other bodies that would impose any material obligations on Parent or any of its Affiliates following the Closing (including with respect to the terms of employment and employment benefits granted to employees). Parent shall cooperate with the Company and its subsidiaries in connection with any such provision of information or consultation.

(f) Nothing contained in this Section 6.9, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Plan or any employee benefit plan maintained by Parent or any of its subsidiaries (each, a “Parent Plan”) or constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Company Plan or Parent Plan, (ii) give any current or former employee, director or other independent contractor of the Company and its subsidiaries (including any beneficiary or dependent thereof), or any labor organization, union, works council, employee association, trade union, other similar employee representative body, any third-party beneficiary or other rights or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular Company Plan or Parent Plan or (B) retain the employment or services of any current employee, officer, director or other independent contractor of the Company and its subsidiaries.

Section 6.10 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, litigation, arbitration, hearing or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company and its subsidiaries would have been permitted under Delaware Law and its Certificate of Incorporation or Bylaws (or comparable organizational documents) in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law) (including in connection with this Agreement and the transactions and actions contemplated hereby); provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In the event of any such Proceeding, (x) neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed), and (y) the Surviving Corporation shall cooperate in the defense of any such matter. In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.10, (i) Parent and the Surviving Corporation shall have the right to control the defense thereof after the Effective Time and Parent and the Surviving Corporation shall not be liable to any Indemnified Parties for any legal expenses of other counsel or any other expenses incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this clause (i) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party, except to the extent such failure materially prejudices the indemnifying Party.

(c) From and after the Effective Time, the provisions in the Surviving Corporation’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s Certificate of Incorporation and Bylaws in effect as of the date hereof.

(d) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in Section 6.10 of the Company Disclosure Schedule. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to purchase comparable D&O Insurance for such 6-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance and; provided, further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.10. Parent agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, all indemnification agreements entered into by the Company or any of its subsidiaries with any Indemnified Party.

(e) The provisions of this Section 6.10 (other than Section 6.10(g)) (i) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs, successors and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(f) The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or Bylaws of the Company or under any applicable Contracts or Laws.

(g) From and after the Effective Time, Parent shall not take any action to prevent the Company’s subsidiaries from complying with any obligations or rights to indemnification, advancement of expenses and exculpation (as applicable) for periods prior to the Closing Date as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) as in effect on the date of this Agreement.

(h) From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Corporation and the Company’s subsidiaries under this Section 6.10.

Section 6.11 Parent Financing.

(a) Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments (including complying with any request exercising so-called “flex” provisions), including using reasonable best efforts to satisfy on a timely basis all conditions to funding in the Financing Commitments, in each case to the extent necessary to consummate the Merger, to pay the amounts required in connection with the Indian Offer and make the other payments required by Parent, Merger Sub and the Surviving Corporation hereunder or otherwise contemplated in connection herewith and repay or refinance the debt contemplated to be repaid pursuant to the Financing Commitments. To the extent requested by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to consummate the Financing (or Alternative Financing). In the event any portion of the Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Financing Commitments for any reason, including, without limitation, resulting from any cancellation pursuant to Clause 8.3 of the Credit Facilities Agreement or otherwise, and such portion is reasonably required to consummate the Merger, to pay the amounts required in connection with the Indian Offer and make the other payments required by Parent, Merger Sub and the Surviving Corporation hereunder or otherwise contemplated in connection herewith and repay or refinance the debt contemplated to be repaid pursuant to the Financing Commitments, (A) Parent shall promptly notify the Company in writing and (B) Parent and Merger Sub shall use, and shall cause their respective subsidiaries to use, their reasonable best efforts to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”) in an amount, when added with Parent and Merger Sub’s existing cash on hand, which such cash is unrestricted and available to pay amounts that would be required to consummate the Merger, to pay the amounts required in connection with the Indian Offer and make the other payments required by Parent, Merger Sub and the Surviving Corporation hereunder or otherwise contemplated in connection herewith and repay or refinance the debt contemplated to be repaid pursuant to the Financing Commitments, sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event and which would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Financing or such Alternative Financing or the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent shall promptly notify the Company in writing (A) if to Parent’s knowledge there exists any breach or default by any party to the Financing Commitments (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default), (B) of the receipt by Parent or Merger Sub of any written notice or other written communication from any lender or other Financing source with respect to any actual breach, default, termination or repudiation by any party to the Financing Commitments or (C) if for any reason Parent or Merger Sub believes in good faith that there is a reasonable possibility that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments in an amount sufficient to consummate the Merger, to pay the amounts required in connection with the Indian Offer and make the other payments required by Parent, Merger Sub and the Surviving Corporation hereunder or otherwise contemplated in connection herewith and repay or refinance the debt contemplated to be repaid pursuant to the Financing Commitments. As soon as reasonably practicable, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. Parent and Merger Sub shall not (without the prior written consent of the Company) consent or agree to any amendment or modification to, or any waiver of any provision under, the Financing Commitment or the definitive agreements relating to the Financing if such amendment, modification or waiver (1) decreases the aggregate amount of the Financing to an amount that, together with Parent’s and Merger Sub’s cash on hand, would be less than an amount that would be required to consummate the Merger, to pay the amounts required in connection with the Indian Offer and make the other payments required by Parent, Merger Sub and the Surviving Corporation hereunder or otherwise contemplated in connection herewith and repay or refinance the debt contemplated to be repaid pursuant to the Financing Commitments, (2) imposes new or additional conditions or otherwise expands any of the conditions to the receipt of the Financing or otherwise would or would reasonably be expected to prevent or materially delay the funding or financing described therein, (3) could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, (4) make the funding of the Financing less likely to occur or (5) adversely impact the ability of Parent or Merger Sub to enforce its rights against the Financing Sources to consummate the Financing; provided that, for the avoidance of doubt Parent and Merger Sub shall be permitted to consent or agree to any amendment or modification, or any waiver of any provision, under the Financing Commitment if such amendment, modification or waiver (x) is solely a waiver of any closing conditions by lender(s) or their agents or (y) solely adds lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Financing Commitments as of the date hereof as parties thereto. Parent shall furnish to the Company a copy of any amendment, modification, waiver or consent of or relating to the Financing Commitments promptly upon execution thereof. Parent and Merger Sub shall use their reasonable best efforts to maintain the effectiveness of the Financing Commitments, except to the extent replaced by Alternative Financing (subject to the penultimate sentence of this Section 6.11(a)), until the transactions contemplated by this Agreement are consummated. Upon any amendment, supplement or modification of the Financing Commitments made in compliance with this Section 6.11(a) Parent shall provide a copy thereof to the Company and the term “Financing Commitments” shall mean the Financing Commitments as so amended, supplemented or modified and Parent’s obligations under this Section 6.11(a) shall apply with respect thereto, including with respect to any Alternative Financing.

(b) Parent shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (1) voluntarily cancel, in whole or in part, an Available Facility or take any action to reduce the Commitments under any Facility (unless at the same time or prior thereto funds in an equivalent amount have been received from any take-out financing, disposal or otherwise) or (2) unless in connection with a primary syndication of, or as the Parent may otherwise be required under, the Credit Facilities Agreement, permit, approve or otherwise consent to any assignments, participations or novations of any Financing Source’s Commitment and/or Loan under any Facility or any Financing Source’s failure to retain exclusive control over all rights and obligations with respect to their respective Commitments and/or Loans in respect of the applicable Facilities until, in each case, the initial funding of the Financing Commitments on the Closing Date (for the purpose of this sentence, “Available Facility”, “Commitments”, “Facility”, “Facilities” and “Loan” shall have the respective meanings given to those terms in the Credit Facilities Agreement). Notwithstanding anything contained in this Section 6.11, in no event shall Parent or Merger Sub be required (I) to amend or waive any of the terms or conditions of the Financing Commitments or pay any fees in excess of or not contemplated thereunder or (II) to consummate the Closing any earlier than the time set forth in Section 1.2, provided, that, Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any Alternative Financing or other financing, is not a condition to Closing.

(c) Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its subsidiaries to use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, all reasonable cooperation requested by Parent for itself or on behalf of the Financing Sources that is necessary in connection with the Financing contemplated by the Financing Commitments or any permitted replacement, amendment or modification thereof or any Alternative Financing for the transactions contemplated by this

Agreement (collectively, the “Available Financing”), including using reasonable best efforts to take the following actions: (i) furnishing Parent with (1) audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the three (3) fiscal years of the Company ended at least ninety (90) days prior to the Closing Date and statement of earnings and statements of stockholders’ equity and cash flows for each of the three (3) fiscal years of the Company ended at least ninety (90) days prior to the Closing Date, which audited consolidated financial statements will be in a form substantially consistent with those audited consolidated financial statements included in the SEC Reports and (2) unaudited consolidated financial statements of the Company consisting of balance sheets and statement of earnings as of the last day of and for the most recently completed fiscal quarter ended at least forty-five (45) days before the Closing Date, and, in the case of the statement of cash flows, for the period from the beginning of the most recently completed fiscal year ended at least ninety (90) days before the Closing Date to the last day of the most recently completed fiscal quarter ended at least forty-five (45) days before the Closing Date, other than with respect to any quarter-end that is also a fiscal year-end, which unaudited consolidated financial statements will be in a form substantially consistent with those unaudited consolidated financial statements included in the SEC Reports and such other pertinent financial and other information regarding the Company and its subsidiaries as may be reasonably requested by Parent and necessary in connection with any Available Financing; (ii) participating, if requested and on reasonable notice, in a reasonable number of meetings, drafting sessions, lender presentations, road shows, sessions with prospective lenders and investors, due diligence sessions and sessions with rating agencies in connection with the Financing and cooperating reasonably with Available Financing sources’ due diligence, to the extent customary; (iii) reasonably cooperating with the marketing efforts of Parent for any Available Financing; (iv) using reasonable best efforts to facilitate the obtaining of pay-off letters and lien terminations with respect to indebtedness of the Company and its subsidiaries; (v) facilitating the pledging and perfection of collateral with respect to the Company and its subsidiaries (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative upon, the occurrence of the Closing and (C) no liability shall be imposed on the Company, any of its subsidiaries, or any of their respective officers or employees involved); (vi) to the extent requested at least five (5) Business Days prior to Closing, providing information regarding the Company and its subsidiaries reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 and (vii) reasonably cooperating with Parent in connection with the repayment and discharge at or following Closing of the Company’s existing indebtedness for borrowed money (including the release of any guarantees and applicable Liens). Notwithstanding the foregoing, (x) the covenants of the Company set forth in this Section 6.11 shall not, in the context of any Available Financing other than that contemplated by the Financing Commitments as in effect on the date hereof, impose on the Company or any of the Company’s subsidiaries or any of its and their officers, directors, employees, accountants, consultants, legal counsel, agents and other Representatives, any significantly greater burden, obligation or time commitment than those that had been (or would have been) imposed on them in the context of either the Financing contemplated by the Financing Commitments as in effect on the date hereof or that would reasonably be expected of a target company in a transaction of this type on customary terms, (y) neither the Company nor any of its subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Financing contemplated by the Financing Commitments, to bear any cost or expense that Parent has not unconditionally agreed to promptly reimburse or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time, and (z) nothing in this Section 6.11 shall require any action that would conflict with or violate the Company’s or any subsidiaries’ organizational documents or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its subsidiaries is a party. For the avoidance of doubt, none of the Company or its subsidiaries or their respective officers, directors (with respect to any subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement with respect to the Financing contemplated by the Financing Commitments that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company shall be required to approve, execute or enter into or perform any agreement with respect to the Financing. The Company hereby consents to the reasonable use of the Company’s and its subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose.

(d) Parent shall indemnify and hold harmless the Company and its subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 6.11 (including any action taken in accordance with this Section 6.11) and any information utilized in connection therewith (other than (x) information provided by the Company or its subsidiaries in writing specifically for inclusion in connection therewith or (y) to the extent arising from the willful misconduct, gross negligence or fraud of any indemnified Person). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented costs and expenses incurred by the Company or its subsidiaries in connection with this Section 6.11 (including those of its accountants, consultants, legal counsel, agents, investment bankers and other representatives). Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any Alternative Financing or other financing, is not a condition to Closing.

Section 6.12 Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against the Company or any members of the Company Board after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall control the defense, settlement or prosecution of any Transaction Litigation and the Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned) and shall allow Parent to participate in, any Transaction Litigation and shall otherwise consider in good faith Parent’s advice with respect to such Transaction Litigation.

Section 6.13 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement, the Financing Commitments and any Alternative Financing.

Section  6.14 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15 Indian Offer. Parent agrees to timely perform its obligations under the SEBI Takeover Code, including the requirement of conducting the Indian Offer and timely making the public announcements required in respect thereof, in connection with this Agreement and the consummation of the transactions contemplated hereby. At the request of Parent, the Company shall, and shall cause its subsidiaries to, reasonably cooperate with Parent and its Representatives with respect to the Indian Offer and Parent’s obligations under the preceding sentence.

Section 6.16 Liability Management Transactions.

(a) As soon as reasonably practicable after receipt of any written request by Parent or Merger Sub to do so, the Company shall use its reasonable best efforts to commence offers to purchase (including change of control offers) and/or consent solicitations related to any or all of the outstanding aggregate principal amount and all other amounts in respect of the Company’s senior unsecured notes due respectively in 2023, 2026 and 2028 (the “Existing Notes”), on such terms and conditions, including pricing terms, that are specified and requested, from time to time, by Parent (each a “Liability Management Transaction” and collectively, the “Liability Management Transactions”) and Parent shall assist the Company in connection therewith; provided that, notwithstanding anything to the contrary in this Section 6.16, (i) Parent shall only request the Company to conduct any Liability Management Transaction in compliance with the documents governing the applicable debt securities and applicable securities Laws, (ii) neither the Company nor any of its subsidiaries shall be required to bear any cost or expense that Parent has not unconditionally agreed to promptly reimburse or to pay any fee or make any other payment prior to the Effective Time, and (iii) nothing in this Section 6.16 shall require any action that would conflict with or violate the Company’s or any subsidiaries’ organizational documents or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its subsidiaries is a party. Subject to the preceding sentence, the Company shall, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with any Liability Management Transaction, including using reasonable best efforts in assisting with the preparation of any customary documentation related thereto. Parent shall consult with the Company regarding the material terms and conditions of any Liability Management Transaction, including the timing of any Liability Management Transaction and any deadlines. Parent, and its counsel, shall be given a reasonable opportunity to review all documentation with respect to any Liability Management Transaction before it is distributed to holders of the Existing Notes or filed with the SEC, as applicable, and the Company shall accept any reasonable additions, deletions or changes suggested thereto by Parent or its counsel. Notwithstanding the foregoing, the closing of any Liability Management Transaction shall be conditioned on the occurrence of the Closing, and the parties shall use their respective reasonable best efforts to cause any Liability Management Transaction to close on the Closing Date. The Company (i) shall waive any of the conditions to any Liability Management Transaction (other than the occurrence of the Closing) and make any change to the terms of a Liability Management Transaction, in each case, as may be reasonably requested by Parent and (ii) shall not, without the written consent of Parent, waive any condition to any Liability Management Transaction or make any changes to any Liability Management Transaction. Parent shall ensure that, at the Effective Time, the Company has all funds necessary to pay for any Existing Notes that have been properly tendered and not withdrawn pursuant to any Liability Management Transaction. Any dealer manager, solicitation agent, information agent, depositary, paying agent and/or any other agents retained in connection with any Liability Management Transaction shall be selected by Parent and shall be reasonably acceptable to the Company. Without limiting this Section 6.16, the Company shall enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions acceptable to Parent and the Company. Parent acknowledges that the consummation of any Liability Management Transaction is not a condition to Closing.

(b) Parent shall indemnify and hold harmless the Company and its subsidiaries, and each of their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all liabilities, costs or expenses suffered or incurred in connection with their cooperation with the consummation of any Liability Management Transaction and the performance of their respective obligations under this Section 6.16 (including any action taken in accordance with this Section 6.16) and any information utilized in connection therewith (other than to the extent arising from the willful misconduct, gross negligence or fraud of any indemnified Person). Parent shall promptly reimburse the Company for all documented out-of-pocket third party costs and expenses incurred by the Company or its subsidiaries in connection with this Section 6.16 (including those of its accountants, consultants, legal counsel, agents and other representatives).

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote;

(b) Orders. No law, statute, rule, regulation, executive order, or other Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits, restrains or enjoins the consummation of the Merger;

(c) Antitrust Consents. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any approvals required in connection with the Merger or the other transactions contemplated by this Agreement by the competent authorities pursuant to the Non-U.S. Antitrust Laws applicable in the jurisdictions set forth in Section 7.1(c) of the Company Disclosure Schedule shall have been obtained; and

(d) CFIUS Clearance. The CFIUS Clearance shall have been obtained.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.9(b) (Absence of Certain Changes and Events) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 3.3(a) (Capitalization) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for any failures to be so true and correct that, individually or in the aggregate, are de minimis in nature and amount; (iii) the representations and warranties of the Company set forth in Section 3.1 (Organization and Qualification; Subsidiaries) (solely as they apply to the due incorporation and valid existence of the Company), Section 3.3(b) (Capitalization) (solely the first two sentences thereof), Section 3.4 (Authority) and Section 3.19 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (without giving effect to any “Material Adverse Effect”, “materiality” or similar qualifications contained therein and except to the extent that any such representation or warranty expressly speaks as of any earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (iv) the representations and warranties of the Company set forth in this Agreement (other than those set forth in clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iv) shall be deemed to have been satisfied unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (without giving effect to any “Material Adverse Effect”, “materiality” or similar qualifications contained therein);

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing; and

(c) Certificate. Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any events, developments, changes, effects or occurrences that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company, if permissible under applicable law) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, in the aggregate, would have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the Agreement;

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing; and

(c) Certificate. The Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. Neither Parent nor the Company may rely, either as a basis for (i) not consummating the Merger, except to the extent that consummation would (A) result in material liability to such Party and its subsidiaries taken as a whole, (B) materially impair the conduct of business of such Party and its subsidiaries taken as a whole, or (C) result in criminal liability for any individual director, officer or manager of such Party or any of its respective subsidiaries or (ii) terminating this Agreement and abandoning the Merger, in the case of clause (i) or (ii), on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such Party’s breach in any material respect of any provision of this Agreement was the primary cause for such failure.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by Parent or the Company (i) if any court of competent jurisdiction or other Governmental Entity shall have issued a final Order or taken any other final action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action is or shall have become final and nonappealable or (ii) in the event of a CFIUS Turndown; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) did not breach in any material respect any provision of this Agreement which breach was the primary cause of the issuance of such final nonappealable Order or the taking of any such other final action;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or before March 28, 2020 (the “End Date”); provided, however, that if, as of such date, all of the conditions to the Closing have been satisfied or, if permissible, waived other than the conditions set forth in Section 7.1(b) (to the extent relating to any Laws that are the subject of clauses (c) and (d) of Section 7.1), Section 7.1(c) or Section 7.1(d) and those conditions that by their nature are to be satisfied at the Closing, then the End Date shall be extended to September 28, 2020; provided, further, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) did not breach in any material respect any provision of this Agreement which breach was the primary cause of the Effective Time not having occurred on or before the End Date;

(d) by written notice of the Company:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, in either such case, such breach or condition is not curable; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(ii) prior to, but not after, obtaining the Company Requisite Vote, in accordance with, and subject to the terms and conditions of, Section 6.1(c);

(e) by written notice of Parent:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in either such case, such breach or condition is not curable; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(ii) (A) prior to, but not after, obtaining the Company Requisite Vote, a Change of Recommendation shall have occurred, (B) the Company Board shall have recommended, approved or otherwise declared advisable, prior to obtaining the Company Requisite Vote, to the stockholders of the Company an Acquisition Proposal other than the Merger, (C) the Company Board shall have formally resolved to effect or publicly announced an intention to effect any of the foregoing, prior to obtaining the Company Requisite Vote or (D) the Company shall have Willfully Breached Sections 6.1 or 6.3 and, in such case, such breach is not curable or such breach has not been cured within three (3) Business Days’ notice thereof by Parent to the Company; or

(f) by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.6(b), Section 6.8, the first two sentences of Section 6.11(c), this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any Party hereto of any liability for damages resulting from Willful Breach prior to such termination by any Party hereto (which the Parties acknowledge and agree shall be determined by a court of competent jurisdiction in accordance with Section 9.13 applying the governing law of Delaware in accordance with Section 9.9). Parent and Merger Sub acknowledge and agree that, without in any way limiting the Company’s rights under Section 9.12, recoverable damages of the Company hereunder shall not be limited by the terms of this Agreement to reimbursement of expenses or out-of-pocket costs, nor shall this Agreement preclude the Company from seeking to establish recoverable damages based upon, among other things, the benefit of the bargain lost by the stockholders of the Company (including “lost premium”), taking into consideration relevant matters, including the total amount payable to the Company’s stockholders under this Agreement, the time value of money and any benefit to the breaching party or its stockholders. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.12.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) (Superior Proposal) or by Parent pursuant to Section 8.1(e)(ii) (Change of Recommendation), then the Company shall pay $211,000,000 (the “Termination Fee”) to Parent, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) (Superior Proposal) or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) (Change of Recommendation) (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds.

(ii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(f) or by Parent pursuant to Section 8.1(e)(i) and (A) at any time after the date of this Agreement, but prior to the date of the Stockholders Meeting (in the case of Section 8.1(f)) or prior to the breach giving rise to such right of termination (in the case of Section 8.1(e)(i)), any Person shall have publicly announced an intention to make an Acquisition Proposal, or an Acquisition Proposal shall have otherwise become publicly known, and in each case such Acquisition Proposal shall have not been publicly withdrawn without qualification (x) at least five (5) Business Days prior to the date of termination, with respect to any termination pursuant to Section 8.1(e)(i), and (y) at least five (5) Business Days prior to the date of the Stockholders Meeting with respect to termination pursuant to Section 8.1(f) and (B) within twelve (12) months after such termination, the Company or any of its subsidiaries shall have entered into a definitive agreement with respect to an Acquisition Proposal, or an Acquisition Proposal shall have been consummated involving the Company or any of its subsidiaries, then, in any such event, the Company shall pay to Parent the Termination Fee, such payment to be made within two (2) Business Days from the earliest to occur of the foregoing events, payable by wire transfer of immediately available funds. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50%” and an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of such termination, the Company or any of its subsidiaries shall have entered into a definitive agreement with respect to an Acquisition Proposal or shall have consummated an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates.

(iii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) (Order) but only if (A) the applicable final Order is issued, or other final action is taken, under or pursuant to any Antitrust Law, (B) the conditions to Closing set forth in Section 7.1 (other than the conditions set forth in (x) Section 7.1(b) with respect to the Order or other action described in the foregoing clause (A) and (y) Section 7.1(c)) and Section 7.2 would be satisfied at the Closing and (C) the Order or other final action described in the foregoing clause (A) was issued or taken following (1) the applicable Governmental Entity requiring that either the Company divest some or all of the Specified Business or Parent divest some or all of the Parent Retained Business as a condition to Closing, (2) the Parties’ failure to divest some or all of the Specified Business, after complying with their respective covenants and obligations set forth in Section 6.4(e) and (3) Parent’s refusal to divest some or all of the Parent Retained Business, then Parent shall pay $211,000,000 (the “Reverse Termination Fee”) to the Company, as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds.

(iv) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) (End Date) and (A) at the time of such termination, a Proceeding is pending under any Antitrust Law that cannot be closed or settled until the divestiture of some or all of the Specified Business or some or all of the Parent Retained Business is effectuated, (B) the conditions to Closing set forth in Section 7.1 (other than the condition set forth in Section 7.1(c)) and Section 7.2 would be satisfied at the Closing, and the Company has complied with its obligations under Section 6.4(e), (C) at the time of such termination neither the Specified Business nor the Parent Retained Business (or such portion of the Specified Business or the Parent Retained Business as required by the applicable Governmental Entity) has been divested and (D) the failure to divest the Parent Retained Business (or applicable portion of the Parent Retained Business) is the result of Parent’s refusal to divest some or all of the Parent Retained Business following the Company’s inability to divest the Specified Business in accordance with the provisions of Section 6.4(e), then Parent shall pay the Reverse Termination Fee to the Company, as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds.

(c) The Parties acknowledge and hereby agree that in no event shall (i) the Company be required to pay the Termination Fee on more than one occasion or (ii) Parent be required to pay the Reverse Termination Fee on more than one occasion.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Parent is entitled to receive the Termination Fee and Parent receives such Termination Fee and does not, promptly (and in any event within one (1) Business Day) after receipt thereof, reject and return such payment and forego its entitlement thereto, such Termination Fee shall be the sole and exclusive remedy of Parent and its Affiliates against the Company and any of its former, current and future Affiliates, and each of their respective former, current and future direct or indirect directors, officers, employees, stockholders, other equity holders, controlling Persons or Representatives (each, a “Company Related Party”) or any Company Related Party of any Company Related Party for any loss suffered as a result of any breach of any covenant or agreement in this Agreement (including termination of this Agreement), or in respect of any representation made or alleged to have been made in connection with this Agreement, and upon payment and acceptance of such Termination Fee, the Company, its subsidiaries and their respective Affiliates shall have no further liability or obligation relating to or arising out of this Agreement (including termination thereof) or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, except in the case of fraud. If Parent, prior to or promptly (and in any event within one (1) Business Day) after receipt of the Termination Fee, rejects and returns such payment and foregoes its entitlement thereto, it shall not be precluded by anything in this Section 8.2(e) from making a claim against the

Company for damages resulting from any Willful Breach. Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and the Company is entitled to receive the Reverse Termination Fee and the Company receives such Reverse Termination Fee and does not, promptly (and in any event within one (1) Business Day) after receipt thereof, reject and return such payment and forego its entitlement thereto, such Reverse Termination Fee shall be the sole and exclusive remedy of the Company and its Affiliates against Parent and any of its former, current and future Affiliates, and each of their respective former, current and future direct or indirect directors, officers, employees, stockholders, other equity holders, controlling Persons or Representatives (each, a “Parent Related Party”) or any Parent Related Party of any Parent Related Party for any loss suffered as a result of any breach of any covenant or agreement in this Agreement (including termination of this Agreement), or in respect of any representation made or alleged to have been made in connection with this Agreement, and upon payment and acceptance of such Reverse Termination Fee, Parent, its subsidiaries and their respective Affiliates shall have no further liability or obligation relating to or arising out of this Agreement (including termination thereof) or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, except in the case of fraud. If the Company, prior to or promptly (and in any event within one (1) Business Day) after receipt of the Reverse Termination Fee, rejects and returns such payment and foregoes its entitlement thereto, it shall not be precluded by anything in this Section 8.2(e) from making a claim against Parent for damages resulting from any Willful Breach.

(f) Notwithstanding anything to the contrary herein, the Company, on behalf of itself and the Company Related Parties, hereby (i) acknowledges that none of the Financing Related Parties shall have any liability to the Company or any Company Related Party under this Agreement or for any claim made by the Company or any Company Related Party based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, any dispute relating to, or arising from, the Financing, the Financing Commitment or the performance thereof, (ii) waives any rights or claims of any kind or nature (whether in law or in equity, in contract, in tort or otherwise) the Company or any Company Related Party may have against any Financing Related Party relating to this Agreement, the Financing (or Alternative Financing) or the transactions contemplated hereby or thereby and (iii) agrees not to commence (and, if commenced, agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Related Party in connection with this Agreement, the Financing, the Financing Commitment or the transactions contemplated hereby or thereby. Without limiting the foregoing, no Financing Related Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature to a Company Related Party. Nothing in this Section 8.2(f) shall in any way (a) expand the circumstances in which the Company or any Company Related Party may be liable under this Agreement or as a result of the transactions contemplated hereby (including as a result of the Financing) or (b) limit or qualify the obligations and liabilities of the parties to the Financing Commitments to each other thereunder or in connection therewith.

Section 8.3 Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time (and then only to such extent) and (b) those contained in this Article IX. The Company and Parent each agree that the Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties (in the case of the Company or Merger Sub, by action of their respective boards of directors) may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties. No amendments or modifications to the provisions of which the lenders under the Financing are expressly made third-party beneficiaries pursuant to Section 9.8 shall be permitted in a manner materially adverse to any such lender without the prior written consent of such lender. Notwithstanding anything to the contrary in this Agreement, any amendment or modification of any provision of which the Financing Related Parties are made express third party beneficiaries pursuant to Section 9.8(d) that adversely affects the rights of the Financing Related Parties will not be effective without the prior written consent of all the Financing Sources.

Section 9.3 Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies. Notwithstanding anything to the contrary in this Agreement, any waiver of any provision of which the Financing Related Parties are made express third party beneficiaries pursuant to Section 9.8(d) that adversely affects the rights of the Financing Related Parties will not be effective without the prior written consent of all the Financing Sources.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to the Company:

WABCO Holdings Inc.

Giacomettistrasse 1, 3000

Bern 31, Switzerland

E-mail:        lisa.brown@wabco-auto.com

Attention:    Lisa Brown

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

E-mail:        Eileen.Nugent@skadden.com

                     AnnBeth.Stebbins@skadden.com

Attention:    Eileen T. Nugent

                    Ann Beth Stebbins

(b) if to Parent:

ZF Friedrichshafen AG

Loewentaler Strasse 20, 88046

Friedrichshafen, Germany

Email:         jan.eckert@zf.com

Attention:   Jan Eckert

or to Merger Sub:

Verona Merger Sub Corp.

12001 Tech Center Drive

Livonia, MI 48150

Email:         Sarah.Kirkwood@zf.com

Attention:    Sarah Kirkwood

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

330 N. Wabash Ave. Suite 2800

Chicago, IL 60611

Email:         Mark.Gerstein@lw.com

                    Bradley.Faris@lw.com

Attention:    Mark D. Gerstein

                    Bradley C. Faris

and to:

Latham & Watkins LLP

Warburgstrasse 50

20354 Hamburg

Germany

Email:          Stefan.Widder@lw.com

Attention:    Stefan Widder

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.5 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement on terms substantially no less restrictive to the Company’s counterparty thereto to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement);

(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person;

(c) “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the United States in the City of New York, New York or in Frankfurt, Germany;

(d) “CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity;

(e) “CFIUS Clearance” means, following the filing of a Joint Notice with CFIUS: (i)(A)the receipt by the Parties of written notice (including by email) from CFIUS that (1) CFIUS has determined that none of the transactions contemplated by this Agreement is a “covered transaction” or a “pilot program covered transaction” under the DPA or (2) CFIUS has completed its assessment of a review or investigation of the transactions contemplated by this Agreement and has concluded all action under the DPA, or (B) pursuant to the DPA, CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the transactions contemplated by this Agreement and (x) the President of the United States has announced a decision not to suspend or prohibit such transactions or (y) the President of the United States has not taken any action within fifteen (15) days after the earlier of (1) the date CFIUS completed its investigation of the transactions contemplated by this Agreement or (2) the date the President received such report from CFIUS;

(f) “CFIUS Turndown” means CFIUS notifies the Parties that CFIUS (i) has completed its review or investigation of the transactions contemplated by this Agreement pursuant to the DPA and (ii) intends to send a report to the President of the United States requesting the President’s decision because CFIUS either (A) recommends that the President act to suspend or prohibit the transactions contemplated by this Agreement, (B) is unable to reach a decision on whether to recommend that the President suspend or prohibit the transactions contemplated by this Agreement, or (C) requests that the President make a determination with regard to the transactions contemplated by this Agreement;

(g) “Change of Control Severance Plan” means the WABCO Holdings Inc. Change of Control Severance Plan, as amended July 8, 2008, December 31, 2008, January 12, 2012 and November 30, 2012;

(h) “Code” means the Internal Revenue Code of 1986, as amended;

(i) “Company Privacy Policy” means each external or internal notice, past or present privacy policy, training materials, manuals or other documents, including website and app policies and notices, relating to the processing of personal data;

(j) “Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument;

(k) “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(l) “Data Room” means the virtual data room entitled “Project Westminster” hosted by Merrill Corporation, including any “clean room” provided therein;

(m) “DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended, and all interim or final rules and regulations issued and effective thereunder;

(n) “Financing Related Parties” means the Persons acting from time to time as providers or arrangers of the Financing and of any Alternative Financing, their respective Affiliates and the former, current and future stockholders, members, officers, directors, managers, employees, partners, agents, controlling persons, equityholders, managers, members, advisors, attorneys and other representatives of each such provider, arranger and Affiliate;

(o) “GAAP” means the U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case, as of the time of the relevant financial statements referred to herein;

(p) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

(q) “Indian Offer” means the mandatory open offer as required under the SEBI Takeover Code;

(r) “Indian Tax Law” means the Indian Income Tax Act, 1961 read with the applicable rules under the Income Tax Rules, 1962;

(s) “knowledge” or any similar phrase, subject to Section 9.18, (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.5(s) of the Company Disclosure Schedule (including any such knowledge that such Person should reasonably have obtained in the conduct of such Person’s duties in the ordinary course of business) and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Section 9.5(s) of the Parent Disclosure Schedule (including any such knowledge that such Person should reasonably have obtained in the conduct of such Person’s duties in the ordinary course of business);

(t) “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, Order, rule, regulation, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any order or decision of an applicable arbitrator or arbitration panel;

(u) “Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has a material adverse effect on or with respect to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole; provided, however, that no events, developments, changes, effects or occurrences arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (ii) general changes or developments in the industries in which the Company or its subsidiaries operate, including changes in relevant commodity pricing, (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of the Company and its subsidiaries, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the request of or with the consent of Parent or Merger Sub, (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition or other Laws, including CFIUS Clearance, for the consummation of the Merger, (v) changes or prospective changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof, (vi) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, terrorism or any change in general national or international political or social conditions, (vii) any change in the price or trading volume of the Shares or the credit rating of the Company, (viii) changes required by GAAP or other accounting standards (or interpretations thereof), (ix) any Proceeding arising from or relating to this Agreement, the Merger or any strategic alternatives considered by the Company, (x) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or (xi) any item listed on Section 9.5(u) of the Company Disclosure Schedule; except (A) in the cases of clause (i), (ii), (v) or (vi) to the extent that the Company and its subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect) and (B) that clause (vii) or (x) shall not prevent or otherwise affect a determination that any events, developments, changes, effects or occurrences underlying such changes or failures constitute or contribute to a Material Adverse Effect; provided, further, that the exceptions in clause (iii) above shall not apply with respect to references to Material Adverse Effect in those portions of the representations and warranties contained in Section 3.5(a) (and in Section 7.2(a) and Section 8.1(e)(i) to the extent related to such portions of such representation) the purposes of which are to address the consequences resulting from the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated by this Agreement;

(v) “Order” means any order, award, injunction, judgment, decree, enactment, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction;

(w) “Parent Retained Business” has the meaning set forth on Section 9.5(w) of the Company Disclosure Schedule;

(x) “Person” means an individual, corporation (including not-for-profit), Governmental Entity, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity of any kind or nature or group (as defined in Section 13(d)(3) of the Exchange Act);

(y) “Privacy Legal Requirement” means any applicable data protection or privacy Law, including the Swiss Federal Data Protection Act and the Data Protection Ordinance and from 25 May 2018, the General Data Protection Regulation (2016/679) (the “GDPR”) and any national law supplementing the GDPR (such as, in the UK, the Data Protection Act 2018), and any regulatory requirement or industry standard relating to the processing of personal data (as amended and/or replaced from time to time);

(z) “SEBI” means the Securities and Exchange Board of India;

(aa) “SEBI Takeover Code” means the SEBI (Substantial Acquisition of Shares and Takeovers) Regulations, 2011, as amended;

(bb) “Selected Subsidiaries” means each of (i) WABCO Europe BVBA, (ii) WABCO GmbH, (iii) WABCO do Brasil Industria e Comercio de Freios Ltda, (iv) WABCO (China) Co Ltd., (v) WABCO INDIA LIMITED, (vi) WABCO North America LLC, (vii) WABCO Polska Sp. Z.o.o. and (viii) WABCO Global GmbH;

(cc) “Significant Customer” means each of the top ten largest customers (or groups of related customers) of the Company and its subsidiaries by total sales by the Company and its subsidiaries, taken as a whole, during the four fiscal quarter period ended on December 31, 2018, which customers are set forth on Section 9.5(cc) of the Company Disclosure Schedule;

(dd) “Significant Supplier” means each of the ten largest suppliers (or groups of related suppliers) to the Company and its subsidiaries by gross sales (or, in the case of third party services or modules providers, value added spend) to the Company and its subsidiaries, taken as a whole, during the four fiscal quarter period ended on December 31, 2018, which suppliers are set forth on Section 9.5(dd) of the Company Disclosure Schedule;

(ee) “Specified Business” has the meaning set forth on Section 9.5(ee) of the Company Disclosure Schedule;

(ff) “subsidiary” or “subsidiaries” means with respect to any Person (A) any Person (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, (B) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise or (y) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity and (C) with respect to the Company, solely for the purposes of the representations and warranties set forth in Sections 3.1, 3.3(b), 3.5(a), 3.6(a), 3.6(b), 3.6(c), 3.6(d) and 3.17(a) (but, with respect to each such representation or warranty, solely to the knowledge of the Company), and the covenants set forth in Section 5.1(b), Shanghai G7 WABCO, IOT Technology Co Ltd (with Beijing Huitong Tianxia IOT Technology Co., Ltd.) and WABCOWURTH Workshop Services GmbH; and

(gg) “Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such Party’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of this Agreement. For the avoidance of doubt, a Party’s failure to consummate the Closing when required pursuant to Section 1.2 shall be a Willful Breach of this Agreement.

Section 9.6 Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.7 Entire Agreement; Assignment. This Agreement (including the Exhibit hereto and the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided, that Parent and Merger Sub may assign any of their respective rights and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Parent, in each case without the consent of the Company, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than:

(a) after the Effective Time, with respect to the provisions of Section 6.10 (other than Section 6.10(g)) which shall inure to the benefit of the Persons or entities benefitting therefrom who are intended to be third-party beneficiaries thereof;

(b) after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement;

(c) after the Effective Time, the rights of the holders of Company Stock Options, Company Restricted Stock Units, Company Performance Stock Units, Company Deferred Stock Units or Company Cash Incentive Awards to receive the payments contemplated by the applicable provisions of Section 2.2(a), Section 2.2(b), Section 2.2(c), Section 2.2(d) and Section 2.2(e), in each case, in accordance with the terms and conditions of this Agreement; and

(d) with respect to the provisions of Section 8.2(f), Section 9.2, Section 9.3, this Section 9.8, Section 9.9, Section 9.13 and Section 9.14, which shall inure to the benefit of, and be enforceable by, each lender under the Financing (and its successors and assigns). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.9 Governing Law. This Agreement (including all matters of construction, validity and performance) and any Proceedings (whether based on contract, tort equity or otherwise), directly or indirectly, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiations, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to any choice or conflict of Law principles, provisions or rules thereof (whether of the State of Delaware or any other jurisdiction)) that would cause the application of the Laws of any jurisdiction other than the State of Delaware provided that, notwithstanding the foregoing, any disputes involving the Financing Related Parties will be governed by and construed in accordance with the law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

Section 9.10 Headings. The descriptive headings contained in this Agreement and the table of contents hereof are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf”, or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement or any of the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated hereby), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of Section 6.4 and Section 6.11 by Parent or Merger Sub and to cause Parent or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law (y) an award of specific performance is not an appropriate remedy for any reason at law or equity or (z) a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order. The election of either Party to pursue an injunction or specific performance shall not restrict, impair or otherwise limit such Party from subsequently seeking to terminate this Agreement and seeking to collect damages in respect of the other Party’s liability arising out of a Willful Breach of any agreement or covenant of this Agreement pursuant to Article VIII.

Section 9.13 Jurisdiction. Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by notice as provided herein shall constitute sufficient service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby and the Parties further waive any argument that such service is insufficient. Notwithstanding the foregoing, the Company shall be entitled to bring an action in a court of competent jurisdiction in Germany solely to enforce a judgment relating to the implementation of this Agreement. Each Party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of Delaware for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such Party’s consent to jurisdiction and service contained in this Section 9.13 is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose. Notwithstanding anything in this Agreement to the contrary, each Party hereby irrevocably and unconditionally agrees that it will not bring or support any litigation against the lenders under the Financing in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing, the Financing Commitments or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of Section 9.14 relating to the waiver of jury trial shall apply to any such action, suit or proceeding. Parent irrevocably designates the Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary, proper or advisable in order to confer jurisdiction over it, and Parent stipulates that such consent and appointment are irrevocable and coupled with an interest. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, at law or in equity, in contract, tort or otherwise, against or including any Financing Related Party in any way relating to this Agreement, including any dispute arising under or relating to any agreement entered into by any Financing Related Party in connection with the Financing or any Alternative Financing, or the performance thereof, in any forum other than the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom) or, if under applicable law exclusive jurisdiction is vested in the State courts, the Supreme Court of the State of New York, County of New York.

Section 9.14 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION ARISING OUT OF OR RELATING TO THE FINANCING AND THE FINANCING COMMITMENTS OR THE PERFORMANCE THEREOF) OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, AS THE CASE MAY BE.

Section  9.15 Transfer Taxes. Except to the extent subject to Section 2.3(b)(iv) or Section 2.3(e), all transfer, documentary, sales, use, stamp, registration and other such Taxes and government fees (including penalties and interest) incurred out of and in connection with the execution of the Merger (or the transactions contemplated by this Agreement) shall be paid by Parent, Merger Sub and/or their Affiliates when due.

Section 9.16 Interpretation. When reference is made in this Agreement to an Article, a Section or an Exhibit of or to this Agreement, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein”, “hereto”, “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated and except that, for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific instrument or Law will be deemed to refer to such instrument or Law as of such date. References to a Person are also to its permitted successors or assigns. Unless otherwise specifically indicated, all references to “dollars” or “$” will be deemed references to the lawful money of United States of America. The word “will” shall be construed to have the same meaning and effect as the word “shall.” With respect to the determination of any period of time, unless otherwise set forth herein, “from” means “from and including” and “to” means “to but excluding” and if the last day of such period is a non-Business Day, the period in question shall end at the close of the next succeeding Business Day. The terms “day” and “days” refer to calendar day(s) and the terms “year” and “years” refer to calendar year(s). For purposes of this Agreement, any document posted to the Data Room as of 12:01 a.m. on the date that is one (1) day immediately preceding the date hereof and, solely to the extent the Agreement provides for the Company delivering, providing, furnishing or making available (or phrase of similar import) following the date of this Agreement, otherwise made available for review by Parent or its Representatives, whether in person, electronically or through the Data Room, shall, in each case, be deemed to have been “delivered”, “provided”, “furnished” or “made available” (or any phrase of similar import) to Parent by the Company. The information contained in this Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and Exhibit hereto is disclosed solely for purposes of this Agreement and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract). No summary of this Agreement or any Exhibit, Schedule or other document delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule

Section 9.17 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.18 Representations and Warranties; Covenants for Non-Wholly Owned Subsidiaries.

(a) The representations and warranties made by the Company in Article III as they relate to any non-wholly owned subsidiary of the Company are, in addition to any applicable qualifications and limitations set forth therein, limited to the knowledge of the Company; provided that this Section 9.18(a) shall not apply when determining whether a Material Adverse Effect has occurred for purposes of Sections 3.9(b) or 7.2(d).

(b) The covenants made by the Company in this Agreement as they relate to any non-wholly owned subsidiary are, in addition to any applicable standards set forth therein, subject to (A) the Company’s or any of its subsidiaries’ ability to take or prohibit actions, directly or indirectly, under the applicable partnership, organizational document or similar agreement for such subsidiary and (B) the fiduciary duties to the non-wholly owned subsidiaries and its partners or stockholders owed by the Company and its subsidiaries and their respective designees, whether acting as directors, partners, stockholders, officers or otherwise.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

WABCO HOLDINGS INC.

By:	/s/ Jacques Esculier
Name: Jacques Esculier
Title: Chairman and Chief Executive Officer

PARENT:

ZF FRIEDRICHSHAFEN AG

By:	/s/ Wolf-Henning Scheider
Name: Wolf-Henning Scheider
Title: CEO

By:	/s/ Dr. Konstantin Sauer
Name: Dr. Konstantin Sauer
Title: CFO

MERGER SUB:

VERONA MERGER SUB CORP.

By:	/s/ Bryan Lauer
Name: Bryan Lauer
Title: President

[Signature Page to Agreement and Plan of Merger]

ANNEX B

Goldman Sachs International
Peterborough Court | 133 Fleet Street | London EC4A 2BB
Tel: +44 (0)20 7774 1000

PERSONAL AND CONFIDENTIAL

March 28, 2019

Board of Directors

WABCO Holdings Inc.

1220 Pacific Drive

Auburn Hills, MI

48326

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than ZF Friedrichshafen AG (“ZF”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of WABCO Holdings Inc. (the “Company”) of the $136.50 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 28, 2019 (the “Agreement”), by and among ZF, Verona Merger Sub Corp., a wholly owned subsidiary of ZF, and the Company.

Goldman Sachs International and its affiliates (collectively, “Goldman Sachs”) are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, ZF, any of their respective affiliates and third parties, including The Zeppelin Foundation and The Dr. Jurgen and Irmgard Ulderup Foundation, each a significant shareholder of ZF, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We may also in the future provide financial advisory and/or underwriting services to the Company, ZF and their respective affiliates, including The Zeppelin Foundation and The Dr. Jurgen and Irmgard Ulderup Foundation, for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2018; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the

Goldman Sachs International is authorised by the Prudential Regulation Authority and regulated by the

Financial Conduct Authority and the Prudential Regulation Authority

Registered in England No. 02263951 | Registered Office: Peterborough Court, 133 Fleet Street, London EC4A 2BB

Board of Directors
WABCO Holdings Inc.
March 28, 2019
Page 2

senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain business combinations; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view the holders (other than ZF and its affiliates) of Shares, as of the date hereof, of the $136.50 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the Indian Offer (as defined in the Agreement) or the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $136.50 in cash per Share to be paid to the holders (other than ZF and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or ZF or the ability of the Company or ZF to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs.

Board of Directors
WABCO Holdings Inc.
March 28, 2019
Page 3

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $136.50 in cash per Share to be paid to the holders (other than ZF and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN SACHS INTERNATIONAL
(GOLDMAN SACHS INTERNATIONAL)

ANNEX C

APPRAISAL RIGHTS OF STOCKHOLDERS

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

1.

Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

2.

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a)	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b)

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c)	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d)

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

3.

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

4.

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

d)	Appraisal rights shall be perfected as follows:

1.

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

2.

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

WABCO HOLDINGS INC. 1220 PACIFIC DRIVE AUBURN HILLS, MI 48326-1589

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 26, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 26, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E80331-S85982	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  WABCO HOLDINGS INC.

THE BOARD OF DIRECTORS OF WABCO HOLDINGS INC. RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSALS:		For	Against	Abstain

1.	To adopt the Agreement and Plan of Merger (as it may be amended from time to time), dated as of March 28, 2019 (the “Merger Agreement”), by and among WABCO Holdings Inc., ZF Friedrichshafen AG and Verona Merger Sub Corp.	☐	☐	☐

2.	To approve, by means of a non-binding, advisory vote, compensation that will or may become payable to the named executive officers of WABCO Holdings Inc. in connection with the merger.	☐	☐	☐

3.	To approve one or more adjournments or postponements of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the then-scheduled date and time of the special meeting.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting and any adjournments or postponements thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If you sign, date and return this proxy card but do not provide specific voting instructions, this proxy will be voted FOR proposals 1, 2 and 3.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

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E80332-S85982

WABCO HOLDINGS INC.

SPECIAL MEETING OF STOCKHOLDERS

JUNE 27, 2019 8:30 AM EASTERN DAYLIGHT TIME

FOUR TIMES SQUARE, NEW YORK, NY 10036

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Jacques Esculier, Sean Deason and Lisa J. Brown, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WABCO Holdings Inc. that the stockholder(s) is/are entitled to vote at the special meeting of stockholders to be held at 8:30 A.M. (Eastern Daylight Time) on June 27, 2019, at Four Times Square, New York, NY 10036 and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF THIS PROXY CARD IS SIGNED, DATED AND RETURNED BUT SPECIFIC VOTING INSTRUCTIONS ARE NOT PROVIDED, THIS PROXY WILL BE VOTED: (I) FOR PROPOSALS 1, 2 AND 3 AND (II) IN THE DISCRETION OF THE PROXIES UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side